UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 11-K
ANNUAL REPORT
(Mark One)

☒	ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the fiscal year ended December 31, 2021
OR

☐	TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the transition period from                      to
Commission file number 1-5805

A.	Full title of the plan and the address of the plan, if different from that of issuer named below:
JPMORGAN CHASE 401(k)
SAVINGS PLAN

B.	Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:
JPMORGAN CHASE & CO.
383 Madison Avenue
New York, New York 10179

JPMORGAN CHASE 401(k) SAVINGS PLAN

Report of Independent Registered Public Accounting Firm

To the Plan Administrator and Plan Participants of
The JPMorgan Chase 401(k) Savings Plan
New York, New York

Opinion on the Financial Statements
We have audited the accompanying Statement of Net Assets Available for Benefits of the JPMorgan Chase 401(k) Savings Plan (the “Plan”) as of December 31, 2021 and 2020 and the related Statements of Changes in Net Assets Available for Benefits for the years then ended, and the related notes and schedules (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2021 and 2020, and the changes in net assets available for benefits for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion
These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on the Plan’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Plan in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Supplemental Information
The supplemental schedules of (1) Assets Held for Investment Purposes at End of Year as of December 31, 2021, (2) Assets Both Acquired and Disposed of Within the Plan Year ended December 31, 2021 and (3) Schedule of Loans or Fixed Income Obligations in Default or Classified as Uncollectible as of December 31, 2021 have been subjected to audit procedures performed in conjunction with the audit of the Plan’s financial statements. The supplemental information is the responsibility of the Plan’s management. Our audit procedures included determining whether the supplemental information reconciles to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental information. In forming our opinion on the supplemental information, we evaluated whether the supplemental information, including its form and content, is presented in conformity with Department of Labor’s (DOL) Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. In our opinion, the supplemental information is fairly stated, in all material respects, in relation to the financial statements as a whole.

Meaden & Moore, Ltd.

We have served as the Plan's auditor since 2006.

Cleveland, Ohio
June 22, 2022

JPMORGAN CHASE 401(k) SAVINGS PLAN
Statements of Net Assets Available For Benefits

December 31,	2021	2020
Assets:
Investments at fair value	$38,754,571,875	$32,621,463,081
Investments at contract value	2,430,628,016	2,560,877,190
Total investments	41,185,199,891	35,182,340,271

Receivables:
Employers’ contributions	939,965,148	950,900,269
Notes receivable from participants	517,581,963	506,340,495
Receivable for investments sold	143,514,892	519,425,610
Participants’ contributions	38,850,802	36,759,704
Accrued interest and dividends	22,213,343	23,470,694
Other	12,811,871	11,877,734
Total receivables	1,674,938,019	2,048,774,506

Cash and currency	1,344,733	481,081
Total assets	42,861,482,643	37,231,595,858

Liabilities:
Derivative payables at fair value	3,333,028	1,372,485
Mortgage-backed securities sold short at fair value	198,939	5,708,719
Total liabilities at fair value	3,531,967	7,081,204
Payable for investments purchased	373,275,515	796,990,251
Cash overdraft	491,411	4,800,475
Accrued administrative expenses	3,024,017	1,930,580
Other	1,650,822	3,025,116
Total liabilities	381,973,732	813,827,626
Net assets available for benefits	$42,479,508,911	$36,417,768,232
The accompanying notes to financial statements are an integral part of these statements.

JPMORGAN CHASE 401(k) SAVINGS PLAN
Statements of Changes in Net Assets Available For Benefits

Years Ended December 31,	2021	2020
Additions:
Contributions:
Participants	$1,247,639,135	$1,179,360,605
Employers	954,062,021	962,364,928
Rollovers	237,834,435	174,574,516
Total contributions	2,439,535,591	2,316,300,049
Investment income:
Dividend income:
JPMorgan Chase & Co. common stock	149,648,868	152,938,640
Other	103,159,502	107,356,639
Interest income	60,661,254	69,931,807
Net appreciation in fair value of investments	6,032,693,130	2,997,889,302
Net increase in investment income	6,346,162,754	3,328,116,388
Interest income on notes receivable from participants	20,279,625	23,036,837
Total additions	8,805,977,970	5,667,453,274

Deductions:
Benefits paid to participants	2,723,728,806	2,140,551,760
Administrative expenses	20,508,485	15,899,630
Total deductions	2,744,237,291	2,156,451,390
Net change during the year	6,061,740,679	3,511,001,884
Net assets available for benefits, beginning of year	36,417,768,232	32,906,766,348
Net assets available for benefits, end of year	$42,479,508,911	$36,417,768,232
The accompanying notes to financial statements are an integral part of these statements.

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
Notes to Financial Statements
December 31, 2021 and 2020

1. Description of the Plan
The JPMorgan Chase 401(k) Savings Plan (“Plan”) is a defined contribution plan sponsored by JPMorgan Chase Bank, National Association (“JPMorgan Chase Bank, N.A.”), a wholly-owned bank subsidiary of JPMorgan Chase & Co. (“JPMorgan Chase”), which is a leading global financial services firm and one of the largest banking institutions in the United States of America (“U.S.”), with operations worldwide. JPMorgan Chase Bank, N.A. is a national banking association that has retail branches in 48 states and Washington, D.C. and operates nationally as well as through non-U.S. bank branches and subsidiaries, and representative offices.
The following is a general description of the Plan. Refer to the Plan’s Summary Plan Description and governing legal Plan document for a more complete description of the Plan.
General
The Plan enables eligible employees of JPMorgan Chase and certain of its affiliated companies (i.e., "Participants") to save and invest for their retirement in individual accounts. All amounts contributed to a Participant’s account under the Plan are held in a trust fund administered by JPMorgan Chase Bank, N.A., as Trustee.
The Plan is administered by the plan administrator who is appointed by the Board of Directors of JPMorgan Chase or JPMorgan Chase Bank, N.A. The Plan is subject to and is intended to comply with the provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and the Internal Revenue Code of 1986, as amended ("Code"). The Plan is designed to comply with Section 404(c) of ERISA and the related regulations. As a result, the Plan’s fiduciaries may be released from liability for any losses that result from the Participant’s individual investment decisions.
Eligibility
Full-time employees are eligible to enroll in the Plan as of their first day of employment. Part-time employees who are regularly scheduled to work 20 hours or more per week are eligible to participate after completing 60 days of service. Newly hired and rehired eligible employees are automatically enrolled in the Plan at a 3% before-tax contribution rate unless they otherwise enroll themselves or opt out of the Plan within their first 31 days of eligibility. Further, unless the employees elect a different rate, for employees who are automatically enrolled, their contribution rate is automatically increased annually by 1% until they reach a before-tax contribution rate of 10% (5% prior to April 1, 2021). Unless another investment election is chosen, Participant contributions are invested in one of the Plan’s qualified default investment alternative funds, the Target Date Funds.
Contributions
Participant contributions
The Plan allows Participants to defer on a pre-tax and/or Roth 401(k) basis through payroll deductions up to 50% (in 1% increments) of their eligible compensation subject to certain legal limitations (“Contributions”). Eligible compensation generally means base salary/regular pay and variable incentive compensation. Eligible compensation excludes overtime, sign-on bonuses and similar awards, referral awards, stipends, non-cash awards (such as equity awards), and allowances. The maximum annual eligible compensation under the Plan may not exceed the applicable statutory limit.
In addition, Participants who are age 50 or older are permitted to make additional Contributions known as “catch-up” contributions.
Matching contributions
Generally, except as discussed below, each contributing employer (“Contributing Employer”) makes an annual matching contribution ("Matching Contribution") on behalf of each Participant who has completed one year of service in an amount equal to 100% of the Participant’s Contributions up to 5% of eligible compensation – provided that the Participant is employed by JPMorgan Chase at the end of the calendar year, unless certain specified conditions are met. Participants whose total annual cash compensation is $250,000 or more are not eligible to receive Matching Contributions. The determination of total annual cash compensation is made each August 1 and applies for the next succeeding calendar year.
Matching Contributions are invested in the same manner as a Participant’s Contributions.
Non-matching contributions
Each Contributing Employer provides an annual profit-sharing contribution to the Plan (known as “automatic pay credits”) on behalf of each Participant who has completed one year of service – provided that the Participant is employed by JPMorgan Chase at the end of the calendar year, unless certain specified conditions are met – based upon a percentage of eligible compensation capped at $100,000 annually.

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
Notes to Financial Statements
December 31, 2021 and 2020

Non-matching Contributions are invested in the same manner as a Participant’s Contributions or, in a Target Date Fund in the absence of such an election.
Discretionary contributions
In December 2021 and 2020, JPMorgan Chase Bank, N.A., on behalf of each Contributing Employer, announced the granting of discretionary contributions to certain non-highly compensated employees. The contributions were allocated to the accounts of the eligible employees in January 2022 and 2021, respectively. The awards were immediately 100% vested and were invested in the same manner as the Participant's Contributions or, in a Target Date Fund in the absence of such an election.
Rollover contributions
The Plan accepts qualifying rollover contributions made by Participants in cash from qualified retirement plans of other employers; individual retirement accounts (“IRA”); governmental 457 plans; and 403(b) plans. After-tax rollovers are not accepted by the Plan, except Roth 401(k) rollovers.
Dividend election
The JPMorgan Chase Common Stock Fund has been designated as a non-leveraged employee stock ownership plan. As such, Participants may elect to have any dividends attributable to their vested balance paid to them on a quarterly basis rather than reinvested; the dividend payments are not subject to an early distribution tax penalty. If a Participant makes no election, the dividend income will automatically be reinvested in the Participant’s account in the JPMorgan Chase Common Stock Fund.
Vesting
A Participant’s Contributions are 100% vested, including any associated investment performance (or “earnings”). Participants become 100% vested in the value of the Matching Contributions and automatic pay credits, including any associated investment performance, after they have completed three years of service. Employer discretionary contributions, if any, vest according to the schedule communicated at the time they were announced.
Forfeited accounts
Matching Contributions that are forfeited can be used to reduce a Contributing Employer’s future Matching Contributions and/or Plan expenses that would otherwise be paid directly by the Contributing Employer. For the years ended December 31, 2021 and 2020, $7,493,078 and $9,201,591, respectively, of the forfeited amounts were used to reduce Contributing Employer’s Matching Contributions.
Distributions
Withdrawal of contributions
The Plan allows a Participant to withdraw all or any portion of his or her vested account balance attributable to after-tax contributions or contributions rolled over from another qualified plan or IRA, if any. Certain individuals who participated in prior plans may also withdraw other types of non-forfeitable employer contributions, subject to certain restrictions.
Participants who have withdrawn all amounts permissible under the preceding paragraph may request to withdraw up to the remaining amount of their vested account balance only upon attaining age 59 ½ or for reasons of financial hardship (limited to amounts that are eligible to be withdrawn for financial hardship per Plan provisions). Participants who do not have the amounts described in the preceding paragraph may request to withdraw their vested account balance only upon attaining age 59 ½ or for reasons of financial hardship (limited to amounts that are eligible to be withdrawn for financial hardship per Plan provisions).
The Plan allows for in-plan Roth conversions whereby certain Plan Participants who are eligible to take an in-service withdrawal or distribution can convert certain non-Roth account balances in the Plan to Roth accounts.
Payment of vested benefits
A Participant who terminates employment may elect to receive the value of his or her vested benefit under the Plan. In the event of the death of a married Participant, fully vested benefits will be distributed to the Participant’s spouse or to another beneficiary if the spouse previously consented. An unmarried Participant may designate anyone as his or her beneficiary. If there is no spouse or living beneficiary on the date of the Participant’s death, the value of the vested benefit is distributed to the Participant’s estate.
A terminated Participant whose vested account balance under the Plan (including loans) is $1,000 or more may elect to: (1) receive a lump sum payment; (2) obtain a rollover payment to an IRA (traditional or Roth) or another employer’s qualified plan; (3) receive monthly, quarterly or annual installments over a period not exceeding their life expectancy, or (4) defer receipt of the distribution until April 1 of the year after he or she attains the age of 72. A Participant will be deemed to have

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
Notes to Financial Statements
December 31, 2021 and 2020

elected to defer receipt of his or her account balance to April 1 of the year following the year in which he or she attains age 72 unless otherwise elected by the month following the date of his or her 65th birthday.
If a terminated Participant’s vested account balance does not exceed $1,000, the account balance, less any required income tax withholding, will be paid to the Participant in a single lump sum. However, the Participant may elect to directly roll over the distribution to an IRA (traditional or Roth) or another employer’s qualified plan without any required income tax withholding.
Notes receivable from participants
The Plan permits Participants to borrow a portion of their vested account balance without paying income taxes or incurring income tax penalties. The minimum loan amount is $1,000. The maximum aggregate amount of all loans to any Participant under the Plan is the lesser of $50,000 (reduced by the highest loan balance outstanding during the 12-month period preceding the date of the new loan) or 50% of the vested value of their account balance. The interest rate on a loan is based on the prime rate in effect on the first business day of the month, and it is fixed for the duration of the loan. Generally, loans must be paid off within five years. If, however, the loan is for the purchase of a principal residence, the repayment period may be up to 15 years. The Plan limits Participants to two outstanding loans at any time. Loan principal and interest are paid through payroll deductions. Notes receivable from participants in the Statement of Net Assets Available for Benefits are measured at the principal plus accrued interest amount outstanding.
Administrative expenses
To the extent not paid in full or in part by the Contributing Employers, the trustee uses Plan assets to pay the expenses of the Plan, such as taxes (if any) incurred on the income or assets of the trust, brokerage commissions and other expenses associated with the purchase and sale of investments, investment management fees and other expenses directly attributable to the administration of the Plan.

2. Summary of significant accounting policies
Basis of presentation
The accounting and financial reporting policies of the Plan conform to accounting principles generally accepted in the United States of America (“U.S. GAAP”).
Use of estimates in the preparation of financial statements
The preparation of financial statements requires Plan management to make estimates and assumptions that affect the reported amounts of assets, liabilities and changes in net assets available for benefits, and the disclosure of contingent assets and liabilities. Actual results could be different from these estimates.
Investment valuation
Investments are recorded at fair value, except for synthetic guaranteed investment contracts ("synthetic GICs"), which are recorded at contract value. Investments measured at fair value include certain investments that use the net asset value per share ("NAV") or its equivalent as a practical expedient. For information related to the Plan’s valuation methodologies for its investments recorded at fair value, refer to Note 3.
Synthetic GICs
A synthetic GIC is an investment contract associated with the Stable Value Fund in which the Plan owns the underlying investment assets and purchases wrapper contracts from insurance companies or other financial institutions which provide market value and cash flow risk protection to the Plan. The Plan accounts for its synthetic GICs at contract value as that is the amount Participants would receive if they were to withdraw or transfer all or a portion of their investments in the Stable Value Fund. For a discussion of synthetic GIC investment contracts, refer to Note 5.
Participant withdrawals
Participant withdrawals are recorded when paid.

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
Notes to Financial Statements
December 31, 2021 and 2020

Differences between financial statements and Form 5500
The Plan does not reflect as liabilities amounts allocated to the accounts of Participants who have elected to withdraw from the Plan but have not yet been paid. The U.S. Department of Labor, however, requires that these amounts be reported as a liability on Internal Revenue Service ("IRS") Form 5500. As a result, amounts allocated to withdrawals by Participants that have been processed and approved for payment prior to December 31, but are not yet paid as of that date are recorded on IRS Form 5500 as benefits paid.
The following is a reconciliation of net assets available for benefits as disclosed per the financial statements to the Form 5500.

December 31,	2021	2020
Net assets available for benefits per the financial statements	$42,479,508,911	$36,417,768,232
Less: Amounts allocated to withdrawing Participants	(3,946,770)	(6,114,793)
Net assets available for benefits per Form 5500	$42,475,562,141	$36,411,653,439

The following is a reconciliation of benefits paid to Participants as disclosed per the financial statements to Form 5500.

Year ended December 31,	2021	2020
Benefits paid to Participants per the financial statements	$2,723,728,806	$2,140,551,760
Add: Amounts allocated to withdrawing Participants at end of year	3,946,770	6,114,793
Less: Amounts allocated to withdrawing Participants at beginning of year	(6,114,793)	(3,230,876)
Benefits paid to Participants per Form 5500	$2,721,560,783	$2,143,435,677
Foreign currency translation
The Plan revalues assets, liabilities, additions and deductions denominated in non-U.S. currencies into U.S. dollars using applicable exchange rates.

3. Fair value measurements
Determination of fair value
The following is a description of the Plan’s valuation methodologies for assets and liabilities measured at fair value. The Plan has an established and well-structured process for determining fair values. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value is based on quoted market prices, where available. If listed prices or quotes are not available, fair value is based on valuation models and other valuation techniques that consider relevant transaction characteristics (such as maturity) and use as inputs, observable or unobservable market parameters, including but not limited to yield curves, interest rates, volatilities, equity or debt prices, foreign exchange rates and credit curves. Valuation adjustments may be made to ensure that financial instruments are recorded at fair value. These adjustments may include amounts to reflect constraints on liquidity and unobservable parameters when the Plan is unable to observe a recent market price for a financial instrument that trades in an inactive (or less active) market. No adjustments to quoted prices are applied for instruments classified within level 1 of the fair value hierarchy (refer to the discussion below for further information on the fair value hierarchy).
The Plan uses various methodologies and assumptions in the determination of fair value. The use of different methodologies or assumptions by other market participants compared with those used by the Plan could result in a different estimate of fair value at the reporting date.
During 2021 no changes were made to the Plan's valuation models that had, or are expected to have, a material impact on the Plan's financial statements.
Fair value hierarchy
A three-level fair value hierarchy has been established under U.S. GAAP for disclosure of fair value measurements. The fair value hierarchy is based on the observability of inputs to the valuation of an asset or liability as of the measurement date. The three levels are defined as follows:
•Level 1 — inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
Notes to Financial Statements
December 31, 2021 and 2020

•Level 2 — inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.
•Level 3 — one or more inputs to the valuation methodology are unobservable and significant to the fair value measurement.
A financial instrument’s categorization within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement.
The following table describes the valuation methodologies generally used by the Plan to measure its instruments at fair value, including the general classification of such instruments pursuant to the fair value hierarchy.

Instrument	Valuation methodology	Classifications in the fair value hierarchy
JPMorgan Chase & Co. common stock	Closing price reported on the New York Stock Exchange	Level 1
Other equity, corporate debt, asset-backed, U.S. federal, state, local and non-U.S. government and mortgage-backed securities and repurchase agreements.	Quoted market prices	Level 1
	In the absence of quoted market prices, securities are valued based on:	Level 2
•Observable market prices for similar securities
•Relevant broker quotes
•Independent pricing services
•Discounted cash flows
In addition, the following inputs to discounted cash flows are used for the following products:
Mortgage- and asset-backed securities specific inputs:
•Collateral characteristics
•Deal-specific payment and loss allocations
•Current market assumptions related to yield, prepayment speed, conditional default rates and loss severity
Collateralized loan obligations ("CLOs") specific inputs:
•Collateral characteristics
•Deal-specific payment and loss allocations
•Expected prepayment speed, conditional default rates, loss severity
•Credit spreads
•Credit rating data
Fund investments (e.g., mutual, money market and other) and registered investment companies	Net asset value
	•NAV is supported by the ability to redeem and purchase at NAV level.	Level 1
	•Adjustments to the NAV as required for restrictions on redemption or where observable activity is limited.	Level 2
Derivatives	Exchange traded derivatives that are actively traded and valued using the exchange price.	Level 1
	Non-exchange traded derivatives that are valued using independent pricing services.	Level 2
Refer to Note 6 for further information on derivative instruments.
Investments measured at net asset value
The Plan also uses as a practical expedient the NAV per share (or its equivalent) to measure the fair value of multiple investments that (a) do not have a readily determinable fair value and (b) either have the attributes of an investment company or prepare their financial statements consistent with the measurement principles of an investment company. These

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
Notes to Financial Statements
December 31, 2021 and 2020

investments are not required to be classified in the fair value hierarchy and consist predominantly of investments in certain collective investment funds and registered investment companies.
The investment strategies for collective investment funds and registered investment companies vary, and they may invest directly and indirectly in a broad range of equity, debt and derivative investments with the objective of mirroring or exceeding the total return of certain market indices (e.g., Standard & Poor’s ("S&P") 500 Index, Russell 1000 Index, Bloomberg U.S. Aggregate Bond Index). Strategies may vary based on global macroeconomic views, expected directional movements in the financial markets, market capitalization (e.g., large, medium or small cap stocks), and other strategies. Certain of these investments could be subject to restrictions on redemption in the future as indicated above; and they may be sold based on the level of capital markets activity, market levels, the performance of the broader economy and investment-specific issues.
The Plan has no commitments to make additional investments in financial instruments that are valued at NAV.
The following tables present the financial instruments carried at fair value as of December 31, 2021 and 2020, by major product category and fair value hierarchy.
Assets and liabilities measured at fair value on a recurring basis

	Fair value hierarchy
December 31, 2021	Level 1	Level 2	Total fair value
Equity securities:
JPMorgan Chase & Co.	$6,286,187,643	$—	$6,286,187,643
Other equity securities	4,343,384,499	—	4,343,384,499
Total equity securities	10,629,572,142	—	10,629,572,142
Corporate debt and asset-backed securities	—	2,015,287,026	2,015,287,026
U.S. federal, state, local and non-U.S. government securities	661,705,033	50,866,027	712,571,060
Mortgage-backed securities	100,504,646	48,735,331	149,239,977
Money market funds and other(a)	294,405,742	16,894,024	311,299,766
Derivative receivables	—	1,674,239	1,674,239
Total assets measured at fair value	$11,686,187,563	$2,133,456,647	$13,819,644,210
Investments measured at NAV(b)			24,934,927,665
Total investments at fair value			$38,754,571,875

Mortgage-backed securities sold short	$198,939	—	$198,939
Derivative payables	—	3,333,028	3,333,028
Total liabilities measured at fair value	$198,939	$3,333,028	$3,531,967

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
Notes to Financial Statements
December 31, 2021 and 2020

	Fair value hierarchy
December 31, 2020	Level 1		Level 2	Total fair value
Equity securities:
JPMorgan Chase & Co.	$5,265,478,119		$—	$5,265,478,119
Other equity securities	3,615,274,176		—	3,615,274,176
Total equity securities	8,880,752,295		—	8,880,752,295
Corporate debt and asset-backed securities	—		1,946,194,976	1,946,194,976
U.S. federal, state, local and non-U.S. government securities	733,866,065		50,977,296	784,843,361
Mortgage-backed securities	160,423,509		58,796,824	219,220,333
Money market funds and other(a)	232,960,491		40,328,854	273,289,345
Derivative receivables	—		480,617	480,617
Total assets measured at fair value	$10,008,002,360		$2,096,778,567	$12,104,780,927
Investments measured at NAV(b)				20,516,682,154
Total investments at fair value				$32,621,463,081

Mortgage-backed securities sold short	$5,708,719	700000	—	$5,708,719
Derivative payables	—		1,372,485	1,372,485
Total liabilities measured at fair value	$5,708,719		$1,372,485	$7,081,204
(a)Money market funds and other consists of mutual funds, money market funds, and resale agreements.
(b)Investments that are measured at fair value using the NAV per share (or its equivalent) as a practical expedient are not required to be classified in the fair value hierarchy.

4. Investment program
As of December 31, 2021, the Plan offers Participants 30 investment options, which consist of: ten target date funds (most of the underlying funds are index funds) and 20 core investment funds, which are composed of six fixed-income funds, nine domestic equity funds (five are index funds), three international equity funds (two are index funds), one emerging markets equity index fund, and the JPMorgan Chase Common Stock Fund.
Fund transactions are processed on a daily basis and are recorded at an aggregate level within the Trust Fund. Great-West Financial Retirement Plan Services, LLC is the third-party administrator and record-keeper.
Participants may elect to direct or change the allocation of their account balances and contributions in the investment funds on a daily basis. Participant requests for fund re-allocations, transfers and distributions are processed on a daily basis using NAV. Changes generally become effective on the same business day if the New York Stock Exchange is open and the request is made before 4 p.m. Eastern Time, or by the close of the New York Stock Exchange, whichever is earlier. Otherwise, the changes generally become effective on the next business day.
The Plan Administrator may place restrictions on investments in the funds and on daily transfers and re-allocations among funds.

5. Synthetic GICs
The Stable Value Fund invests in synthetic GICs, which are also known as wrapper contracts. A synthetic GIC is an investment contract issued by an insurance company or other financial institution that is backed by a portfolio of bonds or other fixed income securities (the “underlying assets”) that are owned by the Plan. The wrapper contract is designed to protect the contract value of these underlying assets. Under these contracts, realized and unrealized gains and losses on the underlying assets are not immediately recognized in the net assets of the Plan, but are amortized over the maturity or duration of the underlying assets, through adjustments to the future interest crediting rate of the synthetic GICs as discussed further below. The issuers of the wrapper contract guarantees that all qualified participant withdrawals will take place at the contract value.
The Plan accounts for synthetic GICs at contract value. Contract value represents contributions made under the contract, plus earnings, less Participant withdrawals and administrative expenses. Participants may customarily direct the withdrawal or transfer of all or a portion of their investment at contract value. The Plan has not recognized any provision for credit losses to reflect the credit risk of the issuer of the synthetic GIC or otherwise.

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
Notes to Financial Statements
December 31, 2021 and 2020

There are no events known to the Plan that are probable of occurring that would limit its ability to transact at contract value with the issuer of the wrapper contract nor with Participants. The wrapper contracts cannot be terminated by their issuer at a value other than contract value, except under a limited number of very specific circumstances including termination of the Plan or loss of qualified status of the Plan, material misrepresentations by the Plan sponsor or investment manager, failure by these same parties to meet material obligations under the contract, or other similar types of events.
The following is a summary of the Plan’s investments related to the synthetic GICs recorded at contract value:

December 31,	2021	2020
Synthetic GICs
MetLife Wrapper Contract	$639,749,231	$773,156,804
Prudential Wrapper Contract	656,040,462	791,356,165
Transamerica Wrapper Contract	564,300,537	594,884,886
VOYA Contract Wrapper Contract	570,537,786	401,479,335
Total synthetic GICs	$2,430,628,016	$2,560,877,190

6. Derivative instruments
Derivative contracts derive their value from underlying asset prices, indices, reference rates, other inputs or a combination of these factors and may expose counterparties to risks and rewards of an underlying asset or liability without having to actually invest in, own, or exchange the asset or liability. The Plan uses derivatives to manage and invest in market and credit risk exposures, predominantly using interest rate, credit derivative, foreign exchange and equity contracts. For a further discussion of credit derivatives, refer to the discussion in the Credit derivatives section of this Note.
Accounting for derivatives
All derivatives are recorded on the Statements of Net Assets Available for Benefits at fair value, with all changes in fair value reflected in the Statements of Changes in Net Assets Available for Benefits.
Notional amount of derivative contracts
The following table summarizes the notional amount of derivative contracts outstanding as of December 31, 2021 and 2020.

	Notional amounts(a)
December 31,	2021		2020
Interest rate contracts
Swaps	$357,977,263		$157,241,011
Futures and forwards	326,700,778		241,282,220
Written options	352,252,650		67,910,263
Purchased options	88,368,320		38,951,552
Total interest rate contracts	1,125,299,011		505,385,046
Credit derivatives	133,269,191		83,175,200
Foreign exchange contracts
Spot, futures and forwards	180,234,924		106,435,729
Total foreign exchange contracts	180,234,924	180234924	106,435,729
Equity contracts
Futures and forwards	11,550		1,250
Total equity contracts	11,550		1,250
Total derivative notional amounts	$1,438,814,676		$694,997,225
(a)Represents the sum of gross long and gross short third-party notional derivative contracts.
While the notional amounts disclosed above give an indication of the volume of the Plan’s derivative activities, the notional amounts significantly exceed, in the Plan’s view, the possible losses that could arise from such transactions. For most derivative transactions, the notional amount is not exchanged; it is used simply as a reference to calculate payments.

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
Notes to Financial Statements
December 31, 2021 and 2020

Impact of derivatives on the Statements of Net Assets Available for Benefits
The following table summarizes the gross fair values of derivative receivables and payables (irrespective of any legally enforceable master netting agreements) by contract type as of December 31, 2021 and 2020, respectively.

	Gross derivative receivables(a)		Gross derivative payables
December 31,	2021	2020	2021	2020
Contract type
Interest rate	$1,563,172	$378,934	$3,317,287	$374,927
Credit	51,173	82,604	69,860	23,525
Foreign exchange	59,894	19,079	(54,119)	974,033
Gross fair value of derivative receivables and payables	$1,674,239	$480,617	$3,333,028	$1,372,485
(a) Derivative receivables are recorded on the Statement of Net Assets Available for Benefits in the Investments at fair value line.
Derivatives gains and losses
The following table presents derivatives gains/(losses), by contract type, for the years ended December 31, 2021 and 2020. All amounts are recorded in net appreciation in fair value of investments in the Statements of Changes in Net Assets Available for Benefits.

	Derivatives gains/(losses)
Year ended December 31,	2021	2020
Contract type
Interest rate	$(4,246,719)	$(7,243,694)
Credit	86,575	(123,311)
Foreign exchange	4,286,066	(2,232,652)
Equity	678,081	2,574,011
Other	381,025	208,179
Total	$1,185,028	$(6,817,467)
Credit risk, liquidity risk and credit-related contingent features
In addition to the specific market risks introduced by each derivative contract type, derivatives expose the Plan to credit risk — the risk that derivative counterparties may fail to meet their payment obligations under the derivative contracts and the collateral, if any, held by the Plan proves to be of insufficient value to cover the payment obligation. It is the policy of the Plan to actively pursue, where possible, the use of legally enforceable master netting agreements and collateral agreements to mitigate derivative counterparty credit risk inherent in derivative receivables. A master netting agreement is a single contract with a counterparty that permits multiple transactions governed by that contract to be terminated or accelerated and settled through a single payment in a single currency in the event of a default (e.g., bankruptcy, failure to make a required payment or securities transfer or deliver collateral or margin when due). Collateral/margin agreements provide for a security interest in, or title transfer of, securities or cash collateral/margin to the demanding party with a value equal to the amount of the margin deficit on a net basis across all transactions governed by the master netting agreement, less any threshold. The collateral/margin agreement grants to the demanding party, upon default by the counterparty, the right to set off any amounts payable by the counterparty against any posted collateral or the cash equivalent of any posted collateral/margin. It also grants to the demanding party the right to liquidate collateral/margin and to apply the proceeds to an amount payable by the counterparty.
The amount of derivative receivables reported on the Statements of Net Assets Available for Benefits is the fair value of the derivative contracts excluding the impact of any legally enforceable master netting agreements and cash collateral held by the Plan. These amounts represent the cost to the Plan to replace the contracts at then-current market rates should the counterparty default. However, in the Plan’s view, the appropriate measure of current credit risk should take into consideration the collateral held by the Plan. The Plan has received $789,556 and $1,266,866 of cash collateral and no securities collateral as of December 31, 2021 and 2020, respectively.
While derivative receivables expose the Plan to credit risk, derivative payables expose the Plan to liquidity risk, as the derivative contracts may require the Plan to post cash or securities collateral with counterparties as the fair value of the contracts moves in the counterparties’ favor. Certain derivative contracts also provide for termination of the contract, generally upon a ratings downgrade of the counterparty or in the event sufficient collateral is not delivered as required, at the fair value of the derivative contracts. The aggregate fair value of derivative payables that contain termination features was $3,333,028 and $1,372,485 as of December 31, 2021 and 2020, respectively. The Plan has posted $7,940,643 and

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
Notes to Financial Statements
December 31, 2021 and 2020

$6,305,151 of cash collateral and $4,954,790 and $3,348,685 of securities collateral as of December 31, 2021 and 2020, respectively.
Credit derivatives
Credit derivatives are financial instruments whose value is derived from the credit risk associated with the debt of a third-party issuer (the reference entity) and which allow one party (the protection purchaser) to transfer that risk to another party (the protection seller). Credit derivatives expose the protection purchaser to the creditworthiness of the protection seller, as the protection seller is required to make payments under the contract when the reference entity experiences a credit event, such as a bankruptcy, a failure to pay its obligation or a restructuring. The seller of credit protection receives a premium for providing protection but has the risk that the underlying instrument referenced in the contract will be subject to a credit event.
The Plan primarily enters into credit default swaps (“CDS”), which are credit derivative contracts between two counterparties that provides protection against a credit event on either a single referenced entity ("single-name") or a broad-based index. Protected credit events are specified at the inception of a transaction.
The following table summarizes the notional amounts by the ratings and maturity profile, and the total fair value, of credit derivatives as of December 31, 2021 and 2020, where the Plan is the seller of protection. All of the credit derivative contracts, where the Plan is the seller of protection, were credit default swaps. Upon a credit event, the Plan as a seller of protection would typically pay out only a percentage of the full notional amount of net protection sold, as the amount actually required to be paid on the contracts takes into account the recovery value of the reference obligation at the time of settlement. The Plan does not use notional amounts as the primary measure of risk management for such derivatives, because the notional amount does not take into account the probability of the occurrence of a credit event, the recovery value of the reference obligation, or related cash instruments and economic hedges, each of which reduces, in the Plan's view, the risks associated with such derivatives. The maturity profile is based on the remaining contractual maturity of the credit derivative contracts. The ratings profile is based on the rating of the reference entity on which the credit derivative contract is based.
Protection sold – credit derivatives ratings(a)/maturity profile

	Risk rating of reference entity				Total notional amount
December 31,		<1 year	1–5 years	>5 years		Fair value of receivables(b)	Fair value of payables(b)	Net Fair value
2021	Investment-grade	$3,127,441	$88,950,000	400,000	$92,477,441	$51,173	(57,595)	$(6,422)
	Noninvestment-grade	—	500,000	—	500,000	—	—	—
	Total	$3,127,441	$89,450,000	$400,000	$92,977,441	$51,173	$(57,595)	$(6,422)

2020	Investment-grade	$1,800,000	$37,550,000	—	$39,350,000	$82,604	—	$82,604
	Noninvestment-grade	—	500,000	—	500,000	—	—	—
	Total	$1,800,000	$38,050,000	$—	$39,850,000	$82,604	$—	$82,604
(a)The ratings scale is primarily based on external credit ratings as defined by S&P and Moody’s Investor Services.
(b)Amounts are shown on a gross basis, before the benefit of legally enforceable master netting agreements and cash collateral received and posted by the Plan.

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
Notes to Financial Statements
December 31, 2021 and 2020

7. Transactions with affiliated parties
Certain Plan investments are managed by parties that meet the definition of affiliated parties as defined by the Plan. The following summary of transactions qualify as party-in-interest transactions for the years ended December 31, 2021 and 2020.

	Aggregate cost of purchases		Aggregate proceeds from sales, redemptions and distributions to participants
	2021	2020	2021	2020
JPMorgan U.S. Government Money Market Fund – Capital Shares	$—	$2,254,059,917	$—	$2,532,669,707
JPMorgan Chase & Co. common stock	1,948,174,996	1,719,761,416	2,147,652,924	1,518,156,806
Core Bond Fund (managed by JPMorgan Investment Management, Inc.)	37,979,793	109,789,835	114,423,431	68,616,258
Funds managed by JPMorgan Investment Management Inc.:
Emerging Markets Debt Fund	46,924,320	36,348,912	10,513,964	27,175,222
Short-Term Fixed Income Fund	1,905,590,320	2,004,105,356	2,017,621,982	1,950,297,541
Small Cap Core Fund	814,326,351	687,852,699	809,258,390	719,645,042
Stable Value Fund	1,240,110,524	985,892,099	1,369,572,930	858,207,197

8. Tax status and federal income taxes
On May 12, 2017, the Plan received a favorable letter of determination from the IRS stating that it qualified under Code Section 401(a), and therefore, the related trust is exempt from taxation. The Plan is required to operate in accordance with the applicable provisions of the Code to maintain its qualified status. The Plan Administrator believes the Plan is operating in compliance with the applicable requirements of the Code.
U.S. GAAP requires the management of the Plan to evaluate tax positions taken by the Plan and recognize an income tax liability if the Plan has taken uncertain tax positions that more-likely-than-not would not be sustained upon examination by applicable taxing authorities. Management of the Plan has analyzed tax positions taken by the Plan and has concluded that, as of December 31, 2021 and 2020, there were no uncertain tax positions taken, or expected to be taken, that would require recognition of a liability or that would require disclosure in the financial statements. The Plan is subject to audits by the taxing authorities; however, there are currently no audits in progress for any tax period.
Participants who are not currently receiving a distribution under the Plan do not pay any U.S. federal income tax on Contributing Employer contributions or income earned by the Trust. When a Participant, or his or her beneficiary or estate, receives a distribution under the Plan, the distribution is generally taxable. The tax treatment of any distribution from the Trust depends on individual circumstances.

9. Commitments and contingencies
In accordance with the provisions of U.S. GAAP for contingencies, the Plan accrues for a litigation-related liability when it is probable that such a liability has been incurred and the amount of the loss can be reasonably estimated. Plan management evaluates the Plan's outstanding legal proceedings, if any, periodically to assess whether any litigation reserve is required, and makes adjustments in such reserves, upwards or downwards, as appropriate, based on Plan management’s best judgment after consultation with counsel.
While the outcome of litigation is inherently uncertain, Plan management believes, based upon its current knowledge, after consultation with counsel, in light of all information known to it at December 31, 2021 that there are no pending or threatened legal proceedings affecting the Plan that would require the establishment of a litigation reserve. There is no assurance that the Plan will not need to establish a reserve, or to adjust the amount of such a reserve, for a litigation-related liability in the future.

10. Risks and uncertainties
The Plan’s investments include financial instruments that are exposed to various risks such as market, credit and liquidity risks. The instruments include investments in equities, fixed income securities, swaps, currency and commodities, futures, forwards,

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
Notes to Financial Statements
December 31, 2021 and 2020

options, and other derivative contracts. Due to the level of risk associated with certain financial instruments, and the sensitivity of certain fair value estimates to changes in valuation assumptions, it is at least reasonably possible that changes in the values of financial instruments will occur in the near term and such changes could materially affect the Participants’ account balances and the amounts reported in the Statements of Net Assets Available for Benefits and the Statements of Changes in Net Assets Available for Benefits.
Market risk is the risk associated with the effect of changes in market factors, such as interest and foreign exchange rates, equity and commodity prices, credit spreads or implied volatilities, on the value of assets and liabilities held for both the short and long term. Economies and financial markets throughout the world are becoming increasingly interconnected, which increases the likelihood that events or conditions in one country or region will adversely impact markets or issuers in other countries or regions. Securities in a fund’s portfolio may under perform in comparison to securities in general financial markets, a particular financial market or other asset classes due to a number of factors, including inflation (or expectations for inflation), deflation (or expectations for deflation), interest rates, global demand for particular products or resources, market instability, debt crises and downgrades, embargoes, tariffs, sanctions and other trade barriers, regulatory events, other governmental trade or market control programs and related geopolitical events. In addition, the value of a fund’s investments may be negatively affected by the occurrence of global events such as war, terrorism, environmental disasters, natural disasters or events, country instability, and infectious disease epidemics or pandemics. Governments, their regulatory agencies, or self-regulatory organizations may take actions that affect the instruments in which a fund invests, or the issuers of such instruments, in ways that could also have a significant negative impact on a fund’s investment performance.
In many cases, the Plan’s financial instruments serve to reduce, rather than increase, exposure to losses from market or other risks. In addition, the measurement of market risk is meaningful only when all related and offsetting transactions are identified. The investment managers may limit the Plan’s market risk by holding or purchasing offsetting positions.
Credit risk is the risk associated with the default or change in credit profile of a counterparty. Regarding derivative assets, the Plan is subject to the risk of counterparty nonperformance except for written options, which obligate the Plan to perform, but do not give rise to counterparty credit risk. The Plan predominantly enters into derivative contracts with counterparties of high credit quality; therefore, the risk of counterparty nonperformance is considered to be negligible.
Concentration of credit risk arises when investments or counterparties are engaged in similar business activities or activities in the same geographic region, or when they have similar economic features that would cause their ability to meet contractual obligations to be similarly affected by changes in economic conditions. The Plan’s exposure to a concentration of credit risk is limited by the broad diversification of its investments across the Participant directed fund elections. Additionally, the investments within each Fund are further diversified into various financial instruments, with the exception of the JPMorgan Chase Common Stock Fund, which invests predominantly in JPMorgan Chase & Co. common stock. The Plan's exposure to credit risk from synthetic GICs is limited to the excess of the carrying value of the contract over the market value of the underlying investments.
Following the outbreak of the COVID-19 pandemic in early 2020, the Plan's management has monitored the development of the pandemic and evaluated its impact on the Plan, including ongoing developments in government actions. The pandemic has adversely affected global economic activity and greatly increased the volatility and instability in financial markets. This affects the values of the Plan's investments. The Plan's management is not aware of any other material adverse effects on the Plan as a result of the pandemic.
The Plan's management continues to assess the ongoing secondary impacts of the war in Ukraine, including: increased market volatility, effects on global energy and commodities markets, client demand for credit and liquidity, distress in certain industries or economic sectors, heightened counterparty credit risk, potential recessionary and inflationary pressures, impacts on global supply chains and government actions, including the imposition of financial and economic sanctions.

11. Plan termination
JPMorgan Chase reserves the right to amend, modify or terminate the Plan at any time. In the event of termination, the value of Participants’ accounts will be paid in accordance with the provisions of the Plan and the provisions of ERISA.

12. Subsequent Events
In preparing the financial statements, management of the Plan has performed an evaluation of material events that occurred subsequent to December 31, 2021, and through June 22, 2022, the date these financial statements were available to be issued. There were no material subsequent events that occurred that would require disclosure or recognition in these financial statements.

JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2021
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
EQUITY SECURITIES:
	2SEVENTY BIO INC	1,109 SHARES	33,858	28,424
	3D SYSTEMS CORP	15,300 SHARES	653,053	329,562
	8X8 INC	8,000 SHARES	302,423	134,080
	AAR CORP	14,700 SHARES	226,143	573,741
	AARON'S CO INC	13,850 SHARES	255,061	341,403
	ABBVIE INC	78,302 SHARES	6,360,280	10,602,091
	ABIOMED INC	65,658 SHARES	13,078,687	23,582,384
	ABM INDUSTRIES INC	145,802 SHARES	5,841,417	5,956,012
	ACADIA HEALTHCARE CO INC	130,532 SHARES	5,508,254	7,923,292
	ACCO BRANDS CORP	111,728 SHARES	873,386	922,873
	ACCOLADE INC	109,001 SHARES	4,954,456	2,873,266
	ACI WORLDWIDE INC	8,700 SHARES	280,862	301,890
	ACV AUCTIONS INC	171,171 SHARES	4,250,048	3,224,862
	ADAPTHEALTH CORP	233,100 SHARES	8,373,753	5,701,626
	ADAPTIVE BIOTECHNOLOGIES	15,900 SHARES	639,265	446,154
	ADECOAGRO SA	247,115 SHARES	2,348,004	1,897,843
	ADOBE INC	63,693 SHARES	9,644,371	36,117,753
	ADVANCED DRAINAGE	4,100 SHARES	307,900	558,133
	ADVANCED ENERGY	23,468 SHARES	1,814,982	2,136,996
	ADVANCED MICRO DEVICES	346,066 SHARES	11,031,848	49,798,897
	ADVANSIX INC	7,700 SHARES	352,204	363,825
	AENA SME SA	37,537 SHARES	5,468,568	5,924,966
	AFFIRM HOLDINGS INC	55,882 SHARES	4,838,555	5,619,494
	AGREE REALTY CORP REIT	5,100 SHARES	344,291	363,936
	AIR CANADA	344,600 SHARES	4,837,544	5,764,476
	AIRBNB INC	155,830 SHARES	23,850,887	25,944,137
	AIRBUS SE ADR USD	275,310 SHARES	7,496,364	8,785,142
	AKEBIA THERAPEUTICS	614,500 SHARES	3,027,983	1,388,770
	AKZO NOBEL NV	41,213 SHARES	3,371,545	4,522,706
	ALASKA AIR GROUP INC	22,000 SHARES	1,225,580	1,146,200
	ALCOA CORP	34,600 SHARES	746,602	2,061,468
	ALECTOR INC	44,700 SHARES	877,776	923,055
	ALEXANDER & BALDWIN INC	40,000 SHARES	530,778	1,003,600
	ALIGN TECHNOLOGY INC	29,023 SHARES	18,545,854	19,073,335
	ALLEGIANT TRAVEL CO	10,200 SHARES	1,574,570	1,907,808
	ALLOGENE THERAPEUTICS	43,300 SHARES	1,151,326	646,036
	ALLSCRIPTS HEALTHCARE	126,100 SHARES	2,184,420	2,326,545
	ALPHA & OMEGA	62,275 SHARES	1,130,314	3,771,374
	ALPHABET INC	2,090 SHARES	4,108,040	6,047,603

JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2021
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
EQUITY SECURITIES (CONTINUED):
	ALPHABET INC	46,867 SHARES	48,047,159	135,613,883
	ALPHATEC HOLDINGS INC	60,700 SHARES	200,217	693,801
	ALSTOM SA	178,803 SHARES	8,377,516	6,348,112
	AMADEUS IT GROUP SA	160,582 SHARES	9,425,542	10,891,090
	AMAZON.COM INC	37,080 SHARES	72,057,104	123,637,327
	AMBARELLA INC	8,600 SHARES	851,109	1,744,854
	AMC ENTERTAINMENT	117,700 SHARES	3,545,917	3,201,440
	AMEREN CORP	73,820 SHARES	5,503,166	6,570,718
	AMERICAN ASSETS TRUST	9,700 SHARES	444,916	364,041
	AMERICAN ASSETS TRUST	101,948 SHARES	3,793,845	3,826,108
	AMERICAN AXLE &	150,700 SHARES	830,219	1,406,031
	AMERICAN EAGLE	51,600 SHARES	1,687,151	1,306,512
	AMERICAN EQUITY	38,600 SHARES	914,879	1,502,312
	AMERICAN EXPRESS CO	52,176 SHARES	4,977,979	8,535,994
	AMERICAN INTERNATIONAL	345,697 SHARES	17,348,347	19,656,331
	AMERIS BANCORP	18,088 SHARES	469,919	898,612
	AMICUS THERAPEUTICS	297,253 SHARES	3,861,874	3,433,272
	AMICUS THERAPEUTICS INC	412,300 SHARES	4,353,628	4,762,065
	AMKOR TECHNOLOGY INC	105,400 SHARES	1,711,379	2,612,866
	AMN HEALTHCARE SERVICES	27,800 SHARES	1,307,798	3,400,774
	ANAPTYSBIO INC	116,300 SHARES	2,014,058	4,041,425
	ANDERSONS INC	22,800 SHARES	738,414	882,588
	ANGION BIOMEDICA CORP	72,300 SHARES	1,286,525	209,670
	ANTERO RESOURCES CORP	188,100 SHARES	2,174,539	3,291,750
	ANTHEM INC	29,016 SHARES	10,003,787	13,450,077
	APELLIS PHARMACEUTIC INC	57,016 SHARES	2,149,586	2,695,716
	APOGEE ENTERPRISES INC	17,300 SHARES	618,707	832,995
	APPLE HOSPITALITY REIT	119,000 SHARES	1,828,242	1,921,850
	APPLE INC	920,687 SHARES	52,139,768	163,486,391
	APPLIED INDUSTRIAL	10,300 SHARES	627,220	1,057,810
	APPLIED MATERIALS INC	60,843 SHARES	2,291,927	9,574,254
	APYX MEDICAL CORP	46,100 SHARES	291,736	591,002
	ARCBEST CORP	59,727 SHARES	1,644,004	7,158,281
	ARCELORMITTAL SA	96,352 SHARES	1,895,402	3,083,890
	ARCH RESOURCES INC	19,600 SHARES	1,026,752	1,789,872
	ARCONIC CORP	31,100 SHARES	892,008	1,026,611
	ARENA PHARMACEUTICALS	18,700 SHARES	1,279,107	1,737,978
	ARES COMMERCIAL REAL	63,000 SHARES	711,486	916,020

JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2021
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
EQUITY SECURITIES (CONTINUED):
	ARGAN INC	90,800 SHARES	3,858,545	3,513,052
	ARGO GROUP INTERNATIONAL	23,200 SHARES	987,406	1,348,152
	ARMADA HOFFLER	78,916 SHARES	1,063,483	1,201,102
	ARMSTRONG WORLD	21,795 SHARES	2,272,747	2,530,835
	ARROWHEAD	47,100 SHARES	1,076,301	3,122,730
	ARVINAS INC	1,500 SHARES	24,000	123,210
	ASANA INC	54,700 SHARES	1,638,878	4,077,885
	ASGN INC	56,103 SHARES	5,321,748	6,923,110
	ASSETMARK FINANCIAL	6,900 SHARES	184,190	180,849
	ASSETMARK FINANCIAL	56,229 SHARES	1,437,873	1,473,762
	ASSOCIATED BANC-CORP	27,700 SHARES	361,304	625,743
	ASTRAZENECA PLC	64,721 SHARES	7,652,752	7,607,253
	ATARA BIOTHERAPEUTICS	8,600 SHARES	339,130	135,536
	ATKORE INC	42,400 SHARES	1,036,197	4,714,456
	ATLANTIC UNION	62,848 SHARES	1,954,769	2,343,602
	ATLAS AIR WORLDWIDE	18,900 SHARES	1,385,825	1,778,868
	AUTODESK INC	90,120 SHARES	10,052,697	25,340,843
	AVALARA INC	131,128 SHARES	18,509,779	16,929,936
	AVALONBAY COMMUNITIES	28,672 SHARES	5,171,603	7,242,260
	AVAYA HOLDINGS CORP	113,500 SHARES	1,634,441	2,247,300
	AVID BIOSERVICES INC	160,827 SHARES	3,619,117	4,692,932
	AVID TECHNOLOGY INC	47,300 SHARES	857,825	1,540,561
	AVIENT CORP	63,100 SHARES	1,658,182	3,530,445
	AVIENT CORP	169,777 SHARES	6,394,217	9,499,023
	AXA SA	244,823 SHARES	5,536,457	7,290,237
	AXIS CAPITAL HOLDINGS	124,911 SHARES	6,528,352	6,803,902
	AXOS FINANCIAL INC	24,600 SHARES	1,255,455	1,375,386
	AXSOME THERAPEUTICS INC	80,300 SHARES	2,947,415	3,033,734
	AZENTA INC	44,881 SHARES	2,510,984	4,627,680
	AZZ INC	31,900 SHARES	1,606,838	1,763,751
	BALFOUR BEATTY PLC	431,041 SHARES	1,751,561	1,529,618
	BALLY'S CORP	72,271 SHARES	4,148,517	2,750,634
	BANCO BILBAO VIZCAYA	508,697 SHARES	2,139,345	3,037,074
	BANDWIDTH INC	60,243 SHARES	4,745,528	4,323,038
	BANK MANDIRI PERSERO TBK	4,892,900 SHARES	2,139,878	2,411,691
	BANK OF AMERICA CORP	303,507 SHARES	9,398,295	13,503,026
	BANK OF NT BUTTERFIELD	77,200 SHARES	2,272,374	2,942,092

JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2021
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
EQUITY SECURITIES (CONTINUED):
	BANKUNITED INC	121,599 SHARES	4,203,467	5,144,854
	BAR HARBOR BANKSHARES	11,500 SHARES	193,257	332,695
	BARCLAYS PLC	1,900,377 SHARES	4,344,440	4,813,316
	BARRETT BUSINESS	42,397 SHARES	1,939,496	2,927,937
	BASF SE	123,971 SHARES	10,088,700	8,709,733
	BAYER AG	67,822 SHARES	4,314,992	3,624,977
	BEACON ROOFING SUPPLY	51,400 SHARES	1,784,712	2,947,790
	BECTON DICKINSON AND CO	53,220 SHARES	12,167,154	13,383,766
	BEIJING CAPITAL	3,234,000 SHARES	2,351,925	1,978,654
	BENCHMARK ELECTRONICS	127,600 SHARES	3,050,313	3,457,960
	BERKELEY LIGHTS INC	28,100 SHARES	1,351,778	510,858
	BERRY CORP	127,700 SHARES	1,092,605	1,075,234
	BIG LOTS INC	78,500 SHARES	3,279,944	3,536,425
	BIGCOMMERCE HOLDINGS INC	31,200 SHARES	1,972,311	1,103,544
	BIOLIFE SOLUTIONS INC	67,273 SHARES	2,656,823	2,507,265
	BJ'S WHOLESALE CLUB	26,500 SHARES	962,199	1,774,705
	BLACKBAUD INC	17,200 SHARES	1,361,531	1,358,456
	BLACKLINE INC	10,500 SHARES	1,382,613	1,087,170
	BLACKSTONE GROUP INC	135,969 SHARES	6,832,311	17,593,029
	BLACKSTONE MORTGAGE	63,200 SHARES	1,801,104	1,935,184
	BLOCK INC	96,312 SHARES	8,685,353	15,555,351
	BLOOM ENERGY CORP	59,200 SHARES	2,399,466	1,298,256
	BLOOMIN' BRANDS INC	95,700 SHARES	1,993,663	2,007,786
	BLOOMIN' BRANDS INC	228,550 SHARES	5,129,097	4,794,979
	BLUCORA INC	73,600 SHARES	1,266,783	1,274,752
	BLUEBIRD BIO INC	3,329 SHARES	69,002	33,257
	BLUEPRINT MEDICINES CORP	19,300 SHARES	1,655,620	2,067,223
	BM TECHNOLOGIES INC	11,449 SHARES	158,464	105,445
	BNP PARIBAS SA	14,614 SHARES	701,262	1,009,939
	BOEING CO	19,766 SHARES	3,779,404	3,979,291
	BOISE CASCADE CO	15,609 SHARES	422,333	1,111,361
	BOLT BIOTHERAPEUTICS INC	27,925 SHARES	665,038	136,833
	BOOT BARN HOLDINGS INC	27,955 SHARES	1,027,563	3,439,863
	BOSTON SCIENTIFIC CORP	511,651 SHARES	19,042,212	21,734,934
	BOYD GAMING CORP	13,900 SHARES	353,348	911,423
	BP PLC	2,567,957 SHARES	10,538,525	11,495,350
	BRIDGE INVESTMENT GROUP	187,939 SHARES	3,022,473	4,692,837

JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2021
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
EQUITY SECURITIES (CONTINUED):
	BRIDGEBIO PHARMA INC	23,600 SHARES	640,793	393,648
	BRIGHTSPHERE INVESTMENT	57,009 SHARES	1,149,425	1,459,430
	BRIGHTSPHERE INVESTMENT	181,388 SHARES	2,994,704	4,643,533
	BRINK'S CO	15,600 SHARES	793,890	1,022,892
	BRITISH AMERICAN TOBACCO	171,300 SHARES	7,776,930	6,342,193
	BROADSTONE NET LEASE INC	51,300 SHARES	865,888	1,273,266
	BROOKFIELD	25,900 SHARES	1,546,725	1,767,934
	BROOKLINE BANCORP INC	288,752 SHARES	3,802,487	4,674,895
	BRUNSWICK CORP	81,261 SHARES	5,501,567	8,185,421
	BUILDERS FIRSTSOURCE INC	115,118 SHARES	2,657,167	9,866,764
	BUNGE LTD	8,700 SHARES	528,417	812,232
	BUNGE LTD	46,624 SHARES	3,001,989	4,352,817
	BURLINGTON STORES INC	18,410 SHARES	3,583,842	5,366,699
	BUSINESS FIRST	15,900 SHARES	188,242	450,129
	CABOT CORP	7,700 SHARES	436,179	432,740
	CACTUS INC	119,064 SHARES	3,599,110	4,539,910
	CAIXABANK SA	2,349,505 SHARES	6,673,465	6,449,863
	CANADIAN NATIONAL	20,700 SHARES	2,613,781	2,546,306
	CAPITAL BANCORP INC	6,500 SHARES	69,190	170,300
	CAPSTAR FINANCIAL	25,000 SHARES	378,413	525,750
	CARA THERAPEUTICS INC	25,700 SHARES	266,958	313,026
	CARDIOVASCULAR SYSTEMS	57,500 SHARES	2,502,844	1,079,850
	CARDLYTICS INC	65,140 SHARES	4,954,728	4,305,103
	CAREDX INC	13,300 SHARES	956,090	604,884
	CARETRUST REIT INC	9,600 SHARES	172,556	219,168
	CARS.COM INC	74,900 SHARES	881,530	1,205,141
	CATALYST PHARMACEUTICALS	189,400 SHARES	508,749	1,282,238
	CATHAY GENERAL BANCORP	13,479 SHARES	423,740	579,462
	CDW CORP	37,722 SHARES	3,418,858	7,724,711
	CENTRAL GARDEN & PET CO	53,500 SHARES	1,664,176	2,559,975
	CENTURY COMMUNITIES INC	95,914 SHARES	5,238,790	7,844,806
	CERENCE INC	29,000 SHARES	2,772,752	2,222,560
	CERIDIAN HCM HOLDING INC	157,456 SHARES	18,025,279	16,447,854
	CF INDUSTRIES HOLDINGS	111,347 SHARES	3,932,440	7,881,141
	CHAMPIONX CORP	84,400 SHARES	1,870,192	1,705,724
	CHARLES SCHWAB CORP	174,492 SHARES	7,953,972	14,674,777
	CHATHAM LODGING TRUST	10,000 SHARES	108,909	137,200

JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2021
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
EQUITY SECURITIES (CONTINUED):
	CHESAPEAKE UTILITIES	8,800 SHARES	849,917	1,283,128
	CHINOOK THERAPEUTICS INC	57,740 SHARES	1,702,587	941,739
	CHUBB LTD	83,099 SHARES	12,009,874	16,063,868
	CIE FINANCIERE RICHEMONT	36,343 SHARES	2,709,385	5,462,519
	CIGNA CORP	37,956 SHARES	8,351,587	8,715,836
	CINEMARK HOLDINGS INC	77,300 SHARES	1,088,360	1,246,076
	CISCO SYSTEMS INC	110,931 SHARES	3,629,064	7,029,697
	CIT GROUP INC	5,000 SHARES	255,760	256,700
	CITI TRENDS INC	57,735 SHARES	4,822,578	5,470,391
	CITIGROUP INC	22,649 SHARES	1,373,996	1,367,773
	CITRIX SYSTEMS INC	54,903 SHARES	6,795,563	5,193,275
	CITY OFFICE REIT INC	82,800 SHARES	981,382	1,632,816
	CLEAR SECURE INC	100,577 SHARES	3,704,392	3,155,100
	CLEARWATER PAPER CORP	4,400 SHARES	181,445	161,348
	CLEARWAY ENER-C RG	135,100 SHARES	4,149,309	4,867,653
	CLEARWAY ENERGY INC	50,400 SHARES	986,746	1,687,392
	CLEVELAND-CLIFFS INC	69,900 SHARES	985,471	1,521,723
	CNO FINANCIAL GROUP INC	48,100 SHARES	630,449	1,146,704
	CNX RESOURCES CORP	37,800 SHARES	442,338	519,750
	COCA-COLA CO	103,634 SHARES	5,150,018	6,136,169
	COCA-COLA CONSOLIDATED	1,600 SHARES	431,122	990,704
	COHEN & STEERS INC	6,400 SHARES	487,721	592,064
	COHERUS BIOSCIENCES INC	58,600 SHARES	761,414	935,256
	COINBASE GLOBAL INC	43,033 SHARES	13,027,471	10,860,238
	COLFAX CORP	135,438 SHARES	5,300,436	6,226,085
	COLONY CREDIT REAL	18,600 SHARES	85,516	190,836
	COLUMBUS MCKINNON	31,385 SHARES	793,269	1,451,870
	COMCAST CORP	178,976 SHARES	6,789,500	9,007,862
	COMFORT SYSTEMS USA INC	40,800 SHARES	2,142,183	4,036,752
	COMMERCIAL METALS	60,016 SHARES	1,222,882	2,177,981
	COMMUNITY HEALTHCARE	6,800 SHARES	322,292	321,436
	COMMUNITY TRUST BANCORP INC	2,898 SHARES	99,084	126,382
	COMPASS GROUP PLC	275,762 SHARES	5,053,974	6,166,581
	CONAGRA BRANDS INC	153,961 SHARES	4,246,455	5,257,768
	CONCRETE PUMPING	290,262 SHARES	2,250,933	2,380,148
	CONMED CORP	23,549 SHARES	3,466,481	3,338,306
	CONNECTONE BANCORP INC	128,000 SHARES	1,898,285	4,186,880

JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2021
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
EQUITY SECURITIES (CONTINUED):
	CONOCOPHILLIPS	125,955 SHARES	4,561,555	9,091,432
	CONSENSUS CLOUD	10,200 SHARES	245,474	590,274
	CONSTELLATION BRANDS INC	130,189 SHARES	23,090,919	32,673,533
	CONTRA ADURO BIOTECH	76,740 SHARES	—	—
	COPART INC	163,211 SHARES	14,514,408	24,746,052
	CORE & MAIN INC	81,732 SHARES	1,889,162	2,479,749
	CORNERSTONE BUILDING	69,200 SHARES	487,743	1,206,848
	COSTAMARE INC	97,200 SHARES	817,584	1,229,580
	COURSERA INC	59,158 SHARES	2,233,505	1,445,822
	COUSINS PROPERTIES INC	29,859 SHARES	1,030,830	1,202,721
	COUSINS PROPERTIES INC	124,850 SHARES	4,300,696	5,028,958
	COVETRUS INC	110,690 SHARES	3,451,610	2,210,479
	COWEN INC	42,857 SHARES	672,966	1,547,138
	CREDICORP LTD	16,058 SHARES	1,989,693	1,960,200
	CREDIT SUISSE GROUP AG	557,351 SHARES	6,629,710	5,427,008
	CROCS INC	8,600 SHARES	690,421	1,102,692
	CROSS COUNTRY HEALTHCARE	47,223 SHARES	476,173	1,310,910
	CUMMINS INC	25,793 SHARES	4,922,586	5,626,485
	CURTISS-WRIGHT CORP	13,117 SHARES	1,284,563	1,818,934
	CUSHMAN & WAKEFIELD PLC	67,300 SHARES	1,243,872	1,496,752
	CUSTOMERS BANCORP INC	57,000 SHARES	1,029,932	3,726,090
	CUTERA INC	79,400 SHARES	1,235,108	3,280,808
	CVR ENERGY INC	33,500 SHARES	1,043,037	563,135
	CVS HEALTH CORP	62,096 SHARES	4,054,725	6,405,823
	DANONE SA	109,244 SHARES	7,733,178	6,781,840
	DARLING INGREDIENTS INC	45,600 SHARES	3,179,992	3,159,624
	DECIBEL THERAPEUTICS INC	82,000 SHARES	1,215,425	381,300
	DECKERS OUTDOOR CORP	19,650 SHARES	3,758,508	7,197,992
	DELEK US HOLDINGS INC	3,806 SHARES	148,150	57,049
	DESCARTES SYSTEMS GROUP	41,311 SHARES	2,544,303	3,415,593
	DIAMONDROCK HOSPITAL	56,038 SHARES	387,055	538,525
	DIGITAL TURBINE INC	29,900 SHARES	2,180,897	1,823,601
	DIGITALBRIDGE GROUP	227,100 SHARES	1,465,851	1,891,743
	DIGITALOCEAN HOLDING	47,100 SHARES	2,039,319	3,783,543
	DILLARD'S INC	6,900 SHARES	180,103	1,690,638
	DIME COMMUNITY	10,400 SHARES	340,423	365,664
	DINE BRANDS GLOBAL INC	18,200 SHARES	1,779,872	1,379,742

JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2021
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
EQUITY SECURITIES (CONTINUED):
	DIODES INC	13,700 SHARES	1,481,098	1,504,397
	DOCUSIGN INC	32,136 SHARES	1,913,479	4,894,634
	DONNELLEY FINANCIAL	62,900 SHARES	1,810,340	2,965,106
	DUCOMMUN INC	14,100 SHARES	672,616	659,457
	DURECT CORP	1,413,900 SHARES	3,393,360	1,393,964
	EASTERN BANKSHARES INC	217,841 SHARES	3,577,082	4,393,853
	EASTGROUP PROPERTIES INC	11,650 SHARES	2,246,102	2,654,453
	ECOVYST INC	27,500 SHARES	314,696	281,600
	EDGEWELL PERSONAL CARE	53,400 SHARES	1,600,479	2,440,914
	EGAIN CORP	232,800 SHARES	2,201,847	2,323,344
	EHEALTH INC	22,300 SHARES	1,377,690	568,650
	ELANCO ANIMAL HEALTH INC	148,503 SHARES	4,318,441	4,214,515
	ELF BEAUTY INC	67,000 SHARES	2,044,280	2,225,070
	ELF BEAUTY INC	213,830 SHARES	5,298,345	7,101,294
	ELIEM THERAPEUTICS INC	107,400 SHARES	1,815,182	1,123,404
	ELLINGTON FINANCIAL INC	90,100 SHARES	1,544,676	1,539,809
	EMCOR GROUP INC	35,208 SHARES	2,916,629	4,485,147
	ENEL SPA	1,131,945 SHARES	10,202,592	9,069,948
	ENERPAC TOOL GROUP CORP	202,581 SHARES	5,223,818	4,108,343
	ENOVA INTERNATIONAL INC	19,400 SHARES	699,651	794,624
	ENTERGY CORP	42,605 SHARES	4,319,270	4,799,453
	ENTERPRISE FINANCIAL	10,280 SHARES	442,116	484,085
	ENTERPRISE FINANCIAL	92,673 SHARES	3,689,068	4,363,972
	EQUINIX INC REIT USD	9,264 SHARES	4,334,208	7,835,862
	EQUITABLE HOLDINGS INC	246,125 SHARES	5,909,501	8,070,439
	ESSENT GROUP LTD	71,000 SHARES	3,012,995	3,232,630
	ESSENTIAL PROPERTIES	28,700 SHARES	619,535	827,421
	EVERBRIDGE INC	33,612 SHARES	2,858,934	2,263,096
	EVERQUOTE INC	130,400 SHARES	2,820,828	2,042,064
	EVO PAYMENTS INC	209,603 SHARES	5,338,283	5,365,837
	EXXON MOBIL CORP	123,557 SHARES	9,104,184	7,560,453
	EZCORP INC	75,500 SHARES	502,107	556,435
	FABRINET	28,400 SHARES	1,634,195	3,364,548
	FANUC CORP	60,500 SHARES	12,265,557	12,808,736
	FARO TECHNOLOGIES INC	35,162 SHARES	2,685,436	2,462,043
	FATE THERAPEUTICS INC	113,000 SHARES	7,643,934	6,611,630
	FB FINANCIAL CORP	9,500 SHARES	443,251	416,290

JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2021
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
EQUITY SECURITIES (CONTINUED):
	FEDERATED HERMES INC	16,500 SHARES	509,418	620,070
	FIDELITY NATIONAL	253,495 SHARES	31,824,836	27,668,979
	FIFTH THIRD BANCORP	281,070 SHARES	6,834,279	12,240,599
	FINANCIAL INSTITUTIONS	29,812 SHARES	949,166	948,022
	FIRST BANCORP/PUERTO	294,200 SHARES	2,065,307	4,054,076
	FIRST BANCORP/SOUTHERN	104,871 SHARES	3,615,480	4,794,702
	FIRST BANK/HAMILTON NJ	8,300 SHARES	95,306	120,433
	FIRST COMMONWEALTH	26,100 SHARES	343,891	419,949
	FIRST COMMUNITY	6,019 SHARES	116,557	201,155
	FIRST FOUNDATION INC	164,676 SHARES	2,703,493	4,093,845
	FIRST HORIZON CORP	212,320 SHARES	3,528,646	3,467,186
	FIRST INDUSTRIAL REALTY	30,447 SHARES	694,231	2,015,591
	FIRST INTERNET BANCORP	8,900 SHARES	141,798	418,656
	FISERV INC	76,523 SHARES	8,496,095	7,942,322
	FLAGSTAR BANCORP INC	74,600 SHARES	2,803,029	3,576,324
	FLEETCOR TECHNOLOGIES	106,354 SHARES	18,926,882	23,806,279
	FLUENCE ENERGY INC	102,000 SHARES	3,518,238	3,627,120
	FLUENCE ENERGY INC	66,050 SHARES	2,299,451	2,348,738
	FLUENT INC	116,700 SHARES	692,667	232,233
	FNB CORP/PA	123,300 SHARES	1,590,957	1,495,629
	FOCUS FINANCIAL	51,700 SHARES	2,009,201	3,087,524
	FOCUS FINANCIAL	118,951 SHARES	4,590,888	7,103,754
	FORWARD AIR CORP	8,800 SHARES	777,531	1,065,592
	FOUR CORNERS PROPERTY	45,800 SHARES	1,293,937	1,346,978
	FOX CORP	72,554 SHARES	2,237,364	2,486,426
	FREQUENCY THERAPEUTICS	197,600 SHARES	2,037,304	1,013,688
	FRESHPET INC	21,617 SHARES	1,762,146	2,059,452
	FS BANCORP INC	6,100 SHARES	150,736	205,143
	GATES INDUSTRIAL CORP	270,087 SHARES	4,579,558	4,297,084
	GENERAL ELECTRIC RG	233,046 SHARES	20,295,536	22,015,856
	GENESCO INC	28,700 SHARES	348,490	1,841,679
	GETTY REALTY CORP REIT	6,400 SHARES	195,641	205,376
	G-III APPAREL GROUP LTD	12,000 SHARES	323,092	331,680
	GLADSTONE COMMERICAL	45,400 SHARES	991,948	1,169,958
	GLATFELTER CORPORATION	65,600 SHARES	1,098,886	1,128,320
	GLAXOSMITHKLINE PLC	127,892 SHARES	2,651,294	2,783,006
	GLOBAL MEDICAL REIT INC	8,000 SHARES	78,987	142,000

JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2021
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
EQUITY SECURITIES (CONTINUED):
	GLOBAL PAYMENTS INC	202,175 SHARES	25,353,103	27,330,017
	GMS INC	67,800 SHARES	1,821,751	4,075,458
	GOLDMAN SACHS GROUP	21,276 SHARES	6,091,899	8,139,134
	GOODYEAR TIRE & RUBBER	115,075 SHARES	1,648,849	2,453,399
	GOOSEHEAD INSURANCE INC	26,658 SHARES	835,549	3,467,673
	GRAY TELEVISION INC	62,117 SHARES	813,309	1,252,279
	GREAT LAKES DREDGE	493,738 SHARES	4,581,274	7,761,561
	GREAT LAKES DREDGE &	127,900 SHARES	1,198,350	2,010,588
	GREAT SOUTHERN BANCORP	10,400 SHARES	400,742	616,200
	GREEN DOT CORP	34,900 SHARES	2,217,448	1,264,776
	GREEN PLAINS INC	49,200 SHARES	1,163,060	1,710,192
	GREIF INC	27,500 SHARES	1,648,570	1,660,175
	GRID DYNAMICS HOLDINGS	265,382 SHARES	4,197,047	10,076,555
	GRITSTONE BIO INC	12,600 SHARES	189,000	162,036
	GRUPO FINANCIERO BANORTE	212,952 SHARES	1,022,394	1,384,162
	GUESS? INC	46,700 SHARES	463,396	1,105,856
	HAMILTON LANE INC	39,418 SHARES	2,717,999	4,084,493
	HANCOCK WHITNEY CORP	44,200 SHARES	1,979,356	2,210,884
	HANGER INC	41,800 SHARES	766,005	757,834
	HANMI FINANCIAL CORP	55,975 SHARES	1,317,755	1,325,488
	HANNON ARMSTRONG	30,800 SHARES	2,000,658	1,636,096
	HARSCO CORP	274,464 SHARES	4,874,436	4,586,293
	HARTFORD FINANCIAL	28,383 SHARES	1,905,475	1,959,562
	HASHICORP INC	11,359 SHARES	961,988	1,034,123
	HB FULLER CO	39,300 SHARES	2,623,141	3,183,300
	HBT FINANCIAL INC	30,700 SHARES	429,627	575,011
	HEALTHCARE REALTY TRUST	22,000 SHARES	638,572	696,080
	HEIDRICK & STRUGGLES	37,700 SHARES	1,128,859	1,648,621
	HELEN OF TROY LTD	6,014 SHARES	945,515	1,470,243
	HERC HOLDINGS INC	54,000 SHARES	3,942,053	8,453,700
	HESKA CORP	12,000 SHARES	2,407,629	2,189,880
	HIBBETT INC	31,100 SHARES	604,184	2,237,023
	HIGHWOODS PROPERTIES INC	4,600 SHARES	222,389	205,114
	HILLTOP HOLDINGS INC	32,800 SHARES	813,931	1,152,592
	HILTON WORLDWIDE	63,741 SHARES	7,954,574	9,942,959
	HIRERIGHT HOLDINGS CORP	121,900 SHARES	2,316,100	1,950,400
	HIRERIGHT HOLDINGS CORP	73,890 SHARES	1,403,910	1,182,240

JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2021
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
EQUITY SECURITIES (CONTINUED):
	HNI CORP	24,800 SHARES	920,926	1,042,840
	HOLOGIC INC	76,228 SHARES	3,248,413	5,836,016
	HOMESTREET INC	15,670 SHARES	379,762	814,840
	HOOKER FURNISHINGS CORP	34,200 SHARES	943,424	796,176
	HOULIHAN LOKEY INC	66,544 SHARES	3,427,065	6,888,635
	HUB GROUP INC	53,200 SHARES	2,422,501	4,481,568
	HUNTINGTON BANCSHARES	413,232 SHARES	6,048,578	6,372,037
	HURON CONSULTING GROUP	79,031 SHARES	3,661,757	3,943,647
	ICHOR HOLDINGS LTD	31,400 SHARES	736,760	1,445,342
	IDACORP INC	8,576 SHARES	604,547	971,747
	IDEX CORP	17,787 SHARES	2,293,325	4,203,424
	IDT CORP	109,900 SHARES	790,792	4,853,184
	IHS MARKIT LTD	126,301 SHARES	5,367,580	16,787,929
	ILLINOIS TOOL WORKS INC	29,890 SHARES	4,180,717	7,376,852
	ILLUMINA INC	53,760 SHARES	16,446,549	20,452,454
	IMAX CORP	183,900 SHARES	3,055,536	3,280,776
	INARI MEDICAL INC	59,614 SHARES	5,077,537	5,440,970
	INDEPENDENCE REALTY	306,665 SHARES	3,437,915	7,921,157
	INFINEON TECHNOLOGIES AG	12,565 SHARES	283,778	582,416
	ING GROEP NV	181,940 SHARES	1,567,834	2,532,896
	INGEVITY CORP	26,600 SHARES	1,850,055	1,907,220
	INNOVATIVE INDUSTRIAL	2,800 SHARES	488,176	736,148
	INOGEN INC	80,300 SHARES	4,412,952	2,730,200
	INOZYME PHARMA INC	163,800 SHARES	2,538,900	1,117,116
	INSPIRE MEDICAL SYSTEMS	8,100 SHARES	1,815,800	1,863,486
	INSPIRE MEDICAL SYSTEMS	24,407 SHARES	2,363,731	5,615,074
	INTAPP INC	4,479 SHARES	121,557	112,692
	INTEGRA LIFESCIENCES	33,876 SHARES	1,911,050	2,269,353
	INTELLIA THERAPEUTICS	38,000 SHARES	4,356,901	4,493,120
	INTERNATIONAL FLAVOR	60,909 SHARES	6,607,265	9,175,941
	INTERNATIONAL PAPER	274,159 SHARES	12,302,670	12,879,990
	INTERSECT ENT INC	19,700 SHARES	253,926	538,007
	INTUIT INC	35,652 SHARES	12,080,171	22,932,079
	INVESTORS BANCORP INC	358,100 SHARES	4,150,579	5,425,215
	INVITAE CORP	47,700 SHARES	1,622,868	728,379
	IRHYTHM TECHNOLOGIES INC	48,700 SHARES	3,443,618	5,731,503
	ITRON INC	7,600 SHARES	443,085	520,752

JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2021
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
EQUITY SECURITIES (CONTINUED):
	JACKSON FINANCIAL INC	1 SHARE	3	5
	JELD-WEN HOLDING INC	221,780 SHARES	5,420,343	5,846,121
	JFROG LTD	9,000 SHARES	664,355	267,300
	JOHNSON & COMMON	64,971 SHARES	7,032,837	11,114,589
	JONES LANG LASALLE INC	2,850 SHARES	400,036	767,619
	JOUNCE THERAPEUTICS INC	36,000 SHARES	590,048	300,600
*	JPMORGAN CHASE & CO	39,698,059 SHARES	3,336,251,012	6,286,187,643
	KAR AUCTION SERVICES INC	26,200 SHARES	353,920	409,243
	KBR INC	107,500 SHARES	2,081,838	5,119,150
	KEARNY FINANCIAL CORP/MD	53,800 SHARES	516,555	712,850
	KELLY SERVICES INC	18,349 SHARES	358,747	307,713
	KENNAMETAL INC	115,541 SHARES	3,827,065	4,149,077
	KENNEDY-WILSON HOLDINGS	34,600 SHARES	767,877	826,248
	KFORCE INC	26,600 SHARES	1,135,501	2,000,852
	KIMBERLY-CLARK CORP	56,445 SHARES	7,075,816	8,067,119
	KINSALE CAPITAL GROUP	3,300 SHARES	595,663	785,037
	KITE REALTY GROUP TRUST	116,696 SHARES	1,729,392	2,541,639
	KKR REAL ESTATE FINANCE	68,700 SHARES	1,302,565	1,431,021
	KNOWBE4 INC	124,384 SHARES	2,891,255	2,853,369
	KOHL'S CORP	64,405 SHARES	1,815,132	3,180,963
	KONTOOR BRANDS INC	29,600 SHARES	1,746,980	1,517,000
	KONTOOR BRANDS INC	128,043 SHARES	3,208,419	6,562,204
	KOPPERS HOLDINGS INC	17,900 SHARES	426,819	560,270
	KORN FERRY	75,100 SHARES	2,449,163	5,687,323
	KRONOS BIO INC	62,400 SHARES	1,185,600	848,016
	KURA ONCOLOGY INC	6,100 SHARES	103,700	85,400
	KYMERA THERAPEUTICS INC	58,600 SHARES	2,703,561	3,720,514
	LADDER CAPITAL CORP	104,900 SHARES	909,897	1,257,751
	LADDER CAPITAL CORP REIT	162,525 SHARES	1,909,019	1,948,675
	LANDOS BIOPHARMA INC	95,102 SHARES	989,504	456,490
	LANNETT CO INC	438,027 SHARES	3,765,707	709,604
	LANTHEUS HOLDINGS INC	20,200 SHARES	425,781	583,578
	LAS VEGAS SANDS CORP	108,495 SHARES	5,575,140	4,083,752
	LAZARD LTD	71,412 SHARES	2,836,633	3,115,706
	LEAR CORP	8,400 SHARES	1,413,261	1,536,780
	LEGALZOOM.COM INC	24,331 SHARES	550,146	390,999
	LHC GROUP INC	4,600 SHARES	924,104	631,258

JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2021
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
EQUITY SECURITIES (CONTINUED):
	LIBERTY LATIN AMERICA	89,200 SHARES	1,459,152	1,040,072
	LIBERTY LATIN AMERICA	80,718 SHARES	714,355	920,185
	LIBERTY TRIPADVISOR	1,498,900 SHARES	4,367,571	3,252,613
	LIFETIME BRANDS INC	88,933 SHARES	1,046,145	1,420,260
	LIONS GATE ENTERTAINMENT	170,000 SHARES	3,403,000	2,828,800
	LITTELFUSE INC	23,079 SHARES	4,592,421	7,262,500
	LOUISIANA-PACIFIC CORP	25,700 SHARES	712,823	2,013,595
	LULULEMON ATHLETICA INC	54,626 SHARES	19,099,104	21,383,348
	LUTHER BURBANK CORP	20,500 SHARES	214,438	287,820
	MACOM TECHNOLOGY	115,165 SHARES	6,549,677	9,017,420
	MACY'S INC	102,000 SHARES	1,255,671	2,670,360
	MAGNA INTERNATIONAL INC	58,156 SHARES	3,217,506	4,707,147
	MAGNOLIA OIL & GAS CORP	130,600 SHARES	744,622	2,464,422
	MANITOWOC CO INC	56,800 SHARES	762,370	1,055,912
	MARATHON DIGITAL	45,500 SHARES	1,282,835	1,495,130
	MARKETAXESS HOLDINGS INC	39,893 SHARES	18,216,582	16,406,794
	MARRIOTT VACATIONS	18,100 SHARES	2,286,434	3,058,538
	MARSH & MCLENNAN COS INC	41,762 SHARES	2,765,877	7,259,071
	MARSH & MCLENNAN COS INC	83,199 SHARES	5,790,210	14,461,650
	MARVELL TECHNOLOGY INC	245,525 SHARES	14,764,868	21,480,982
	MASONITE INTERNATIONAL	7,200 SHARES	882,811	849,240
	MASTEC INC	46,300 SHARES	2,527,387	4,272,564
	MASTERCARD INC	163,330 SHARES	33,159,472	58,687,736
	MATADOR RESOURCES	36,800 SHARES	305,844	1,358,656
	MATCH GROUP INC	94,217 SHARES	13,638,638	12,460,198
	MAXIMUS INC	40,800 SHARES	3,658,286	3,250,536
	MAXLINEAR INC	127,599 SHARES	2,707,059	9,619,689
	MAYVILLE ENGINEERING	153,432 SHARES	1,994,587	2,287,671
	MEDIFAST INC	6,200 SHARES	1,241,301	1,298,466
	MEDNAX INC	18,400 SHARES	316,369	500,664
	MEDTRONIC PLC	93,151 SHARES	7,236,589	9,636,471
	MEIRAGTX HOLDINGS PL	30,900 SHARES	686,246	733,566
	MERCHANTS BANCORP/IN	2,200 SHARES	91,400	104,126
	MERCK & CO INC	96,176 SHARES	6,836,414	7,370,929
	MERITOR INC	43,726 SHARES	499,405	1,083,530
	META FINANCIAL GROUP INC	16,000 SHARES	905,953	954,560
	META PLATFORMS INC	153,833 SHARES	32,603,953	51,741,730

JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2021
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
EQUITY SECURITIES (CONTINUED):
	METLIFE INC	199,790 SHARES	8,698,735	12,484,877
	METROPOLITAN BANK	6,400 SHARES	167,974	681,792
	METROPOLITAN BANK	34,814 SHARES	2,970,990	3,708,735
	METTLER-TOLEDO	5,607 SHARES	4,038,846	9,516,256
	MFA FINANCIAL INC REIT	220,800 SHARES	1,003,280	1,006,848
	MGIC INVESTMENT CORP	89,200 SHARES	1,211,280	1,286,284
	MICROCHIP TECHNOLOGY INC	31,194 SHARES	1,759,495	2,715,750
	MICROCHIP TECHNOLOGY INC	314,355 SHARES	14,355,472	27,367,746
	MICROSOFT CORP	55,953 SHARES	4,206,832	18,818,113
	MICROSOFT CORP	542,705 SHARES	62,861,510	182,522,546
	MICROSTRATEGY INC	900 SHARES	124,490	490,041
	MID PENN BANCORP INC	5,400 SHARES	95,512	171,396
	MILLERKNOLL INC	71,097 SHARES	2,129,969	2,786,291
	MIMECAST LTD	74,800 SHARES	5,672,024	5,951,836
	MINERALS TECHNOLOGIES	25,900 SHARES	1,670,936	1,894,585
	MODEL N INC	8,800 SHARES	294,498	264,264
	MODIVCARE INC	18,800 SHARES	2,408,526	2,787,852
	MOELIS & CO	39,278 SHARES	1,384,170	2,455,268
	MOLECULAR TEMPLATES INC	117,709 SHARES	1,489,019	461,419
	MONOLITHIC POWER SYSTEMS	13,302 SHARES	2,192,301	6,562,276
	MONSTER BEVERAGE CORP	90,688 SHARES	3,781,019	8,709,676
	MOOG INC-CLASS A	6,000 SHARES	311,818	485,820
	MORGAN STANLEY	77,347 SHARES	2,760,676	7,592,382
	MOVADO GROUP INC	35,700 SHARES	612,823	1,493,331
	MR COOPER GROUP INC	60,100 SHARES	421,944	2,500,761
	MRC GLOBAL INC	28,400 SHARES	336,690	195,392
	MUELLER INDUSTRIES INC	12,700 SHARES	375,938	753,872
	MUELLER WATER PRODUCTS	104,778 SHARES	1,098,535	1,508,803
	MURATA MANUFACTURING	84,800 SHARES	5,306,445	6,743,204
	MUSTANG BIO INC	300,700 SHARES	977,275	499,162
	MVB FINANCIAL CORP	2,100 SHARES	89,101	87,192
	MYERS INDUSTRIES INC	18,300 SHARES	346,841	366,183
	MYRIAD GENETICS INC	109,800 SHARES	3,380,933	3,030,480
	NATERA INC	21,200 SHARES	2,218,824	1,979,868
	NATIONAL CINEMEDIA INC	250,700 SHARES	891,778	704,467
	NATIONAL ENERGY SERVICES	36,600 SHARES	292,299	345,870
	NATIONAL HEALTHCARE CORP	14,100 SHARES	946,164	957,954

JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2021
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
EQUITY SECURITIES (CONTINUED):
	NATIONAL STORAGE	70,500 SHARES	3,750,424	4,878,600
	NATIONAL STORAGE	118,290 SHARES	3,119,151	8,185,668
	NATIONAL VISION HOLDINGS	140,679 SHARES	5,280,404	6,751,185
	NATUS MEDICAL INC	35,600 SHARES	841,439	844,788
	NAVIENT CORP	152,300 SHARES	2,519,285	3,231,806
	NCINO OPCO INC	217,695 SHARES	15,511,130	11,942,748
	NEENAH INC	5,000 SHARES	217,284	231,400
	NELNET INC	20,400 SHARES	1,005,942	1,992,672
	NETSTREIT CORP REIT	10,900 SHARES	273,328	249,610
	NEVRO CORP	24,029 SHARES	3,220,352	1,948,031
	NEWS CORP	269,324 SHARES	4,137,778	6,008,618
	NEXTERA ENERGY INC	85,150 SHARES	3,900,467	7,949,604
	NEXTERA ENERGY PARTNERS	102,133 SHARES	5,370,725	8,620,025
	NEXTGEN HEALTHCARE	105,100 SHARES	1,364,251	1,869,729
	NEXTIER OILFIELD	228,100 SHARES	1,117,717	809,755
	NGM BIOPHARMACEUTICALS	59,900 SHARES	987,480	1,060,829
	NIELSEN HOLDINGS PLC	129,814 SHARES	3,440,946	2,662,485
	NLIGHT INC	159,921 SHARES	4,185,047	3,830,108
	NMI HOLDINGS INC	60,100 SHARES	1,549,518	1,313,185
	NORTHROP GRUMMAN CORP	29,211 SHARES	8,003,305	11,306,702
	NOVARTIS AG	141,794 SHARES	11,424,034	12,493,247
	NOW INC	209,400 SHARES	1,543,484	1,788,276
	NURIX THERAPEUTICS INC	57,466 SHARES	2,436,549	1,663,641
	NUVASIVE INC	100,500 SHARES	6,547,609	5,274,240
	NVIDIA CORP	151,321 SHARES	21,450,947	44,505,019
	NXP SEMICONDUCTORS NV	19,779 SHARES	2,530,126	4,505,261
	OASIS PETROLEUM INC	9,400 SHARES	952,757	1,184,306
	OCEANFIRST FINANCIAL	136,500 SHARES	2,369,247	3,030,300
	ODP CORP	12,930 SHARES	487,724	507,890
	OIL STATES INTERNATIONAL	67,700 SHARES	316,971	336,469
	OLD NATIONAL BANCORP/IN	51,200 SHARES	970,962	927,744
	OLINK HOLDING AB ADR	101,572 SHARES	2,492,005	1,848,610
	OMNICELL INC	6,400 SHARES	407,985	1,154,816
	OOMA INC	50,500 SHARES	554,940	1,032,220
	OPEN LENDING CORP	95,680 SHARES	3,145,936	2,150,886
	OPORTUN FINANCIAL CORP	29,700 SHARES	419,707	601,425
	OPTION CARE HEALTH INC	132,600 SHARES	3,376,797	3,771,144

JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2021
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
EQUITY SECURITIES (CONTINUED):
	ORIC PHARMACEUTICALS INC	76,918 SHARES	2,554,816	1,130,695
	ORIGIN BANCORP INC	6,500 SHARES	263,131	278,980
	ORION ENGINEERED CARBONS	60,700 SHARES	768,851	1,114,452
	ORTHO CLINICAL	80,500 SHARES	1,431,464	1,721,895
	ORTHO CLINICAL	145,291 SHARES	2,943,702	3,107,774
	ORTHOFIX MEDICAL INC	73,100 SHARES	2,131,105	2,272,679
	OSI SYSTEMS INC	24,200 SHARES	2,332,602	2,255,440
	OUTSET MEDICAL INC	15,100 SHARES	639,766	695,959
	OUTSET MEDICAL INC	95,254 SHARES	4,392,933	4,390,257
	OVERSTOCK.COM INC	8,900 SHARES	1,050,471	525,189
	OVINTIV INC	268,300 SHARES	7,653,066	9,041,710
	OWENS & MINOR INC	54,400 SHARES	1,971,188	2,366,400
	PACIFIC BIOSCIENCES OF	17,600 SHARES	638,786	360,096
	PACWEST BANCORP	40,680 SHARES	1,681,796	1,837,516
	PACWEST BANCORP	116,957 SHARES	4,731,728	5,282,948
	PAGERDUTY INC	41,400 SHARES	1,867,867	1,438,650
	PAGERDUTY INC	121,409 SHARES	4,361,548	4,218,963
	PATRICK INDUSTRIES INC	19,200 SHARES	1,542,615	1,549,248
	PATTERSON-UTI ENERGY INC	56,900 SHARES	272,632	480,805
	PAYCOR HCM INC	45,000 SHARES	1,305,419	1,296,450
	PAYONEER GLOBAL INC	303,236 SHARES	3,515,947	2,228,785
	PAYPAL HOLDINGS INC	90,797 SHARES	7,080,188	17,122,498
	PDC ENERGY INC	60,600 SHARES	798,097	2,956,068
	PDC ENERGY INC	211,046 SHARES	3,656,338	10,294,824
	PDF SOLUTIONS INC	23,800 SHARES	233,380	756,602
	PEAPACK-GLADSTONE	12,300 SHARES	258,997	435,420
	PENN NATIONAL GAMING INC	16,932 SHARES	739,131	877,924
	PEOPLES BANCORP INC/OH	8,800 SHARES	289,117	279,928
	PERFORMANCE FOOD GROUP	17,300 SHARES	540,802	793,897
	PERFORMANCE FOOD GROUP	196,895 SHARES	6,723,418	9,035,512
	PERNOD RICARD SA	16,341 SHARES	3,132,247	3,930,301
	PERRIGO CO PLC	33,257 SHARES	1,904,192	1,293,697
	PERSONALIS INC	121,300 SHARES	1,974,926	1,730,951
	PFIZER INC	144,018 SHARES	4,068,218	8,504,263
	PHIBRO ANIMAL HEALTH	15,900 SHARES	731,888	324,678
	PHILIP MORRIS	81,934 SHARES	7,049,702	7,783,730
	PHILLIPS EDISON & CO INC	34,500 SHARES	1,082,116	1,139,880

JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2021
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
EQUITY SECURITIES (CONTINUED):
	PHREESIA INC	94,207 SHARES	3,126,499	3,924,664
	PHYSICIANS REALTY TRUST	54,900 SHARES	1,037,481	1,033,767
	PIEDMONT OFFICE REALTY	29,900 SHARES	426,717	549,562
	PINNACLE FINANCIAL	55,077 SHARES	2,336,767	5,259,854
	PIPER SANDLER COS	8,700 SHARES	431,691	1,553,037
	PLBY GROUP INC	33,700 SHARES	1,318,032	897,768
	PLYMOUTH INDUSTRIAL REIT	54,400 SHARES	787,961	1,740,800
	PLYMOUTH INDUSTRIAL REIT	94,704 SHARES	1,974,949	3,030,528
	PMV PHARMACEUTICALS INC	120,400 SHARES	2,967,132	2,781,240
	PNM RESOURCES INC	49,252 SHARES	2,256,013	2,246,384
	POPULAR INC	50,516 SHARES	1,916,262	4,144,333
	PORTILLO'S INC	45,492 SHARES	909,840	1,707,770
	PORTLAND GENERAL	37,638 SHARES	1,389,161	1,991,803
	POTLATCHDELTIC CORP REIT	57,600 SHARES	2,551,079	3,468,672
	POWELL INDUSTRIES INC	8,800 SHARES	202,109	259,512
	POWER INTEGRATIONS INC	22,800 SHARES	1,815,966	2,117,892
	PRESTIGE CONSUMER	67,715 SHARES	3,212,107	4,106,915
	PRIMORIS SERVICES CORP	59,200 SHARES	914,748	1,419,616
	PROG HOLDINGS INC	57,500 SHARES	2,637,245	2,593,825
	PROGYNY INC	94,502 SHARES	4,734,150	4,758,176
	PROPETRO HOLDING CORP	25,200 SHARES	314,013	204,120
	PROVIDENT BANCORP INC	42,400 SHARES	363,848	788,640
	PROVIDENT FINANCIAL	129,800 SHARES	1,622,628	3,143,756
	PRUDENTIAL PLC	412,321 SHARES	7,192,525	7,117,677
	PTC THERAPEUTICS INC	34,100 SHARES	1,677,234	1,358,203
	PURPLE INNOVATION INC	28,200 SHARES	1,080,055	374,214
	Q2 HOLDINGS INC	43,246 SHARES	2,156,963	3,435,462
	QCR HOLDINGS INC	5,200 SHARES	263,367	291,200
	QUALCOMM INC	86,471 SHARES	6,220,135	15,812,952
	QUALTRICS INTERNATIONAL	23,754 SHARES	1,026,163	840,892
	QUANEX BUILDING PRODUCTS	42,300 SHARES	813,443	1,048,194
	QUANTERIX CORP	27,600 SHARES	1,739,401	1,170,240
	RADIAN GROUP INC	114,800 SHARES	2,127,312	2,425,724
	RADIUS HEALTH INC	5,000 SHARES	240,621	34,600
	RAMBUS INC	19,000 SHARES	207,851	558,410
	RBB BANCORP	8,800 SHARES	116,082	230,560
	RCI HOSPITALITY HOLDINGS	7,300 SHARES	416,739	568,524

JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2021
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
EQUITY SECURITIES (CONTINUED):
	READY CAPITAL CORP REIT	45,700 SHARES	663,839	714,291
	REALOGY HOLDINGS CORP	163,500 SHARES	1,182,668	2,748,435
	REDWOOD TRUST INC REIT	157,564 SHARES	1,423,300	2,078,269
	RELAY THERAPEUTICS INC	87,300 SHARES	2,417,005	2,680,983
	RELX PLC	93,548 SHARES	2,363,274	3,043,480
	RELX PLC	31,475 SHARES	797,496	1,020,827
	RENEWABLE ENERGY GROUP	8,900 SHARES	360,087	377,716
	RENT-A-CENTER INC/TX	103,900 SHARES	3,717,587	4,991,356
	REPUBLIC BANCORP INC/KY	3,400 SHARES	180,901	172,856
	RESIDEO TECHNOLOGIES INC	22,000 SHARES	554,071	572,660
	RETAIL OPPORTUNITY	81,000 SHARES	1,354,015	1,587,600
	RETAIL OPPORTUNITY	155,765 SHARES	2,621,521	3,052,994
	REVANCE THERAPEUTICS INC	204,200 SHARES	2,945,685	3,332,544
	REVANCE THERAPEUTICS INC	133,431 SHARES	3,116,840	2,177,594
	REVOLUTION MEDICINES INC	66,700 SHARES	2,177,342	1,678,839
	REX AMERICAN RESOURCES	2,991 SHARES	181,457	287,136
	RH COMMON STOCK	3,500 SHARES	2,140,854	1,875,790
	RINGCENTRAL INC	69,538 SHARES	18,763,562	13,027,944
	RITE AID CORP	165,600 SHARES	3,427,339	2,432,664
	RIVIAN AUTOMOTIVE INC	71,373 SHARES	7,292,383	7,400,666
	RLJ LODGING TRUST REIT	18,800 SHARES	273,653	261,884
	RMR GROUP INC	5,900 SHARES	172,962	204,612
	ROBLOX CORP	64,807 SHARES	6,446,825	6,685,490
	ROCHE HOLDING AG	21,778 SHARES	6,535,615	9,061,120
	ROCKWELL AUTOMATION INC	12,716 SHARES	2,257,688	4,435,977
	ROLLS-ROYCE HOLDINGS PLC	9,086,970 SHARES	8,718,834	15,123,882
	RUSH ENTERPRISES INC	126,000 SHARES	6,854,853	7,010,640
	RUSH ENTERPRISES INC	90,305 SHARES	3,481,728	5,024,570
	RUSH STREET INTERACTIVE	154,648 SHARES	3,297,363	2,551,692
	RWE AG	182,648 SHARES	6,931,859	7,419,305
	RYANAIR HOLDINGS PLC	57,480 SHARES	4,419,948	5,881,928
	RYMAN HOSPITALITY	15,100 SHARES	1,087,037	1,388,596
	S&P GLOBAL INC	41,270 SHARES	11,004,467	19,476,551
	SABRA HEALTH CARE REIT	33,600 SHARES	481,845	454,944
	SAGE THERAPEUTICS INC	19,200 SHARES	1,477,589	816,768
	SAIA INC	26,674 SHARES	2,238,859	8,989,938
	SAILPOINT TECHNOLOGIES	23,700 SHARES	1,371,835	1,145,658

JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2021
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
EQUITY SECURITIES (CONTINUED):
	SALESFORCE.COM INC	147,001 SHARES	15,313,252	37,357,364
	SAMSUNG ELECTRONICS	7,963 SHARES	8,025,659	13,130,987
	SANDERSON FARMS INC	13,398 SHARES	2,239,581	2,560,090
	SANDS CHINA LTD	2,323,200 SHARES	8,160,733	5,411,453
	SANMINA CORP	100,199 SHARES	2,930,325	4,154,251
	SANOFI	118,990 SHARES	11,874,645	11,986,241
	SAP SE	77,491 SHARES	8,322,473	11,006,533
	SAREPTA THERAPEUTICS INC	45,500 SHARES	3,667,573	4,097,275
	SCANSOURCE INC	26,900 SHARES	533,917	943,652
	SCHNITZER STEEL	7,000 SHARES	381,385	363,440
	SCHRODINGER INC	46,500 SHARES	3,146,842	1,619,595
	SCHWEITZER-MAUDUIT	84,549 SHARES	3,400,026	2,528,015
	SCIENTIFIC GAMES CORP	21,100 SHARES	759,395	1,410,113
	SEAGEN INC	100,913 SHARES	12,728,488	15,601,150
	SEER INC	30,500 SHARES	1,944,331	695,705
	SELECT ENERGY SERVICES	190,300 SHARES	2,061,089	1,185,569
	SELECT MEDICAL HOLDINGS	110,000 SHARES	1,883,800	3,234,000
	SELECTIVE INSURANCE	17,267 SHARES	1,155,388	1,414,858
	SEMPRA ENERGY	81,814 SHARES	9,870,877	10,822,356
	SEMTECH CORP	25,000 SHARES	1,833,899	2,223,250
	SENECA FOODS CORP	9,700 SHARES	442,534	465,115
	SENSIENT TECHNOLOGIES	6,600 SHARES	671,729	660,396
	SENTINELONE INC	52,456 SHARES	2,556,640	2,648,503
	SERA PROGNOSTICS INC	217,400 SHARES	2,270,280	1,493,538
	SERVICENOW INC	43,946 SHARES	5,027,046	28,525,788
	SFL CORP LTD	51,800 SHARES	422,994	422,170
	SHELL PLC	316,707 SHARES	7,119,348	6,954,674
	SHOPIFY INC	8,046 SHARES	7,650,849	11,082,480
	SHUTTERSTOCK INC	25,000 SHARES	2,732,726	2,772,000
	SI-BONE INC	56,900 SHARES	670,931	1,263,749
	SIEMENS AG	28,553 SHARES	3,206,307	4,957,592
	SIEMENS AG ADR USD	66,840 SHARES	5,479,525	5,788,344
	SIERRA BANCORP	5,161 SHARES	95,123	140,121
	SIGNATURE BANK/NEW YORK	17,400 SHARES	1,978,021	5,628,378
	SIGNATURE BANK/NEW YORK	9,162 SHARES	1,273,587	2,963,632
	SIGNET JEWELERS LTD	49,900 SHARES	1,522,777	4,342,797
	SILK ROAD MEDICAL INC	74,889 SHARES	3,424,336	3,191,020

JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2021
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
EQUITY SECURITIES (CONTINUED):
	SILVERGATE CAPITAL CORP	16,790 SHARES	1,316,443	2,488,278
	SINCLAIR BROADCAST GROUP	47,448 SHARES	1,537,752	1,254,051
	SITE CENTERS CORP REIT	53,800 SHARES	522,094	851,654
	SMART GLOBAL HOLDINGS	50,400 SHARES	1,558,963	3,577,896
	SMARTFINANCIAL INC	18,800 SHARES	455,832	514,368
	SNAP INC	278,160 SHARES	16,000,271	13,081,865
	SNOWFLAKE INC	44,304 SHARES	10,129,657	15,007,980
	SOLARIS OILFIELD	81,800 SHARES	444,596	535,790
	SOMPO HOLDINGS INC	20,700 SHARES	796,647	873,443
	SONOS INC	60,000 SHARES	1,735,222	1,788,000
	SOPHIA GENETICS SA	158,116 SHARES	2,426,379	2,229,436
	SOUTHERN CO	285,415 SHARES	15,088,107	19,573,761
	SOUTHWEST AIRLINES	100,881 SHARES	3,879,346	4,321,742
	SOUTHWEST GAS HOLDINGS	10,305 SHARES	740,986	721,865
	SOUTHWESTERN ENERGY	366,400 SHARES	2,026,061	1,707,424
	SP PLUS CORP	41,100 SHARES	1,442,118	1,159,842
	SPIRIT AEROSYSTEMS	64,290 SHARES	2,920,260	2,770,256
	SPIRIT AIRLINES INC	104,900 SHARES	2,540,995	2,292,065
	SPROUT SOCIAL INC	43,520 SHARES	3,327,821	3,946,829
	SPRUCE BIOSCIENCES INC	61,200 SHARES	1,438,371	272,952
	SPS COMMERCE INC	2,100 SHARES	230,023	298,935
	STAG INDUSTRIAL INC REIT	81,600 SHARES	2,764,276	3,913,536
	STEELCASE INC	96,536 SHARES	1,723,029	1,131,402
	STERICYCLE INC	74,269 SHARES	4,913,210	4,429,403
	STERLING BANCORP/DE	42,000 SHARES	776,749	1,083,180
	STERLING CONSTRUCTION	33,000 SHARES	350,085	867,900
	STEWART INFORMATION	47,800 SHARES	2,636,678	3,811,094
	STIFEL FINANCIAL CORP	31,100 SHARES	1,034,549	2,190,062
	STITCH FIX INC	13,000 SHARES	1,081,033	245,960
	SUMITOMO MITSUI	138,400 SHARES	4,970,966	4,738,928
	SUMMIT HOTEL PROPERTIES	20,000 SHARES	161,505	195,200
	SUMMIT HOTEL PROPERTIES	424,969 SHARES	3,889,183	4,147,697
	SUMMIT MATERIALS INC	185,209 SHARES	4,458,297	7,434,289
	SUN COUNTRY AIRLINES	160,770 SHARES	5,123,857	4,380,983
	SUNCOKE ENERGY INC	148,200 SHARES	568,611	976,638
	SUNSTONE HOTEL INVESTORS	140,611 SHARES	1,793,733	1,649,367
	SUPER MICRO COMPUTER INC	176,600 SHARES	6,129,570	7,761,570

JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2021
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
EQUITY SECURITIES (CONTINUED):
	SUTRO BIOPHARMA INC	10,600 SHARES	159,000	157,728
	SWEDBANK AB	168,235 SHARES	3,275,516	3,383,709
	SWEETGREEN INC	67,067 SHARES	2,639,944	2,146,144
	SYNAPTICS INC	2,000 SHARES	573,099	579,020
	SYNOVUS FINANCIAL CORP	37,600 SHARES	718,292	1,799,912
	TAKEDA PHARMACEUTICAL	262,900 SHARES	11,025,694	7,161,802
	TANDEM DIABETES CARE INC	16,602 SHARES	1,284,768	2,498,933
	TANGER FACTORY OUTLET	30,400 SHARES	582,225	586,112
	TC ENERGY CORP	82,241 SHARES	3,693,754	3,827,496
	TCR2 THERAPEUTICS INC	22,100 SHARES	330,619	102,986
	TE CONNECTIVITY LTD	25,756 SHARES	1,739,713	4,155,473
	TEGNA INC	203,500 SHARES	3,774,321	3,776,960
	TENET HEALTHCARE CORP	87,200 SHARES	5,161,988	7,123,368
	TEREX CORP	130,900 SHARES	2,571,845	5,753,055
	TERRENO REALTY CORP	26,500 SHARES	2,047,424	2,260,185
	TESLA INC	18,343 SHARES	20,023,515	19,384,516
	TETRA TECH INC	12,200 SHARES	2,040,799	2,071,560
	TEXAS INSTRUMENTS INC	49,032 SHARES	4,005,722	9,241,061
	THERMO FISHER SCIENTIFIC	9,576 SHARES	2,257,489	6,389,490
	THREDUP INC	34,012 SHARES	476,168	433,993
	TIVITY HEALTH INC	11,300 SHARES	174,364	298,772
	TJX COS INC	145,553 SHARES	8,676,227	11,050,384
	TOTALENERGIES SE	234,799 SHARES	10,293,876	11,916,809
	TOTALENERGIES SE ADR	316,043 SHARES	15,364,859	15,631,487
	TOWER SEMICONDUCTOR LTD	183,682 SHARES	4,103,272	7,288,502
	TPG RE FINANCE TRUST INC	87,200 SHARES	1,032,625	1,074,304
	TRAEGER INC	20,777 SHARES	373,986	252,648
	TRANSUNION	278,885 SHARES	13,588,300	33,070,183
	TRAVERE THERAPEUTICS INC	131,000 SHARES	2,007,561	4,066,240
	TRINET GROUP INC	22,800 SHARES	785,487	2,171,928
	TRINITY INDUSTRIES INC	189,169 SHARES	4,845,310	5,712,904
	TRINSEO PLC	18,696 SHARES	732,959	980,792
	TRONOX HOLDINGS PLC	102,600 SHARES	907,957	2,465,478
	TRUEBLUE INC	60,081 SHARES	1,434,317	1,662,441
	TTEC HOLDINGS INC	49,600 SHARES	2,875,227	4,491,280
	TTM TECHNOLOGIES INC	450,600 SHARES	6,077,923	6,713,940
	TUPPERWARE BRANDS CORP	24,300 SHARES	888,364	371,547

JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2021
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
EQUITY SECURITIES (CONTINUED):
	TURNING POINT	25,500 SHARES	2,033,376	1,216,350
	TYSON FOODS INC	105,978 SHARES	6,293,588	9,237,042
	UBER TECHNOLOGIES INC	317,345 SHARES	11,566,563	13,306,276
	UFP INDUSTRIES INC	27,400 SHARES	1,875,379	2,521,074
	UIPATH INC	396,932 SHARES	21,707,045	17,119,677
	ULTRA CLEAN HOLDINGS INC	36,829 SHARES	320,905	2,112,511
	UMH PROPERTIES INC REIT	29,300 SHARES	630,250	800,769
	UMH PROPERTIES INC REIT	165,005 SHARES	3,289,841	4,509,587
	UMPQUA HOLDINGS CORP	129,800 SHARES	2,236,898	2,497,352
	UNICREDIT SPA	886,440 SHARES	10,685,987	13,653,159
	UNILEVER PLC	163,599 SHARES	9,258,857	8,742,702
	UNISYS CORP	84,400 SHARES	2,073,396	1,736,108
	UNITED COMMUNITY BANKS	29,300 SHARES	959,213	1,053,042
	UNITED PARCEL SERVICE	92,190 SHARES	11,280,173	19,760,005
	UNITED STATES STEEL CORP	13,600 SHARES	367,193	323,816
	UNITEDHEALTH GROUP INC	67,502 SHARES	12,769,717	33,895,454
	UNIVERSAL ELECTRONICS	27,900 SHARES	1,180,760	1,136,925
	CENTERSPACE REIT USD	8,400 SHARES	594,755	931,560
	UTZ BRANDS HOLDINGS LLC	171,561 SHARES	3,014,906	2,736,398
	VALEO	110,907 SHARES	3,110,827	3,352,361
	VALLEY NATIONAL BANCORP	120,500 SHARES	1,622,224	1,656,875
	VARONIS SYSTEMS INC	148,845 SHARES	3,088,024	7,260,659
	VECTRUS INC	2,913 SHARES	87,000	133,328
	VERACYTE INC	67,694 SHARES	3,677,171	2,788,993
	VERICEL CORP	29,600 SHARES	1,496,426	1,163,280
	VERITEX HOLDINGS INC	37,300 SHARES	1,488,383	1,483,794
	VERITIV CORP	26,400 SHARES	1,828,322	3,235,848
	VERSO CORP	35,600 SHARES	508,225	961,912
	VIA RENEWABLES INC	140,134 SHARES	1,647,868	1,601,732
	VIANT TECHNOLOGY INC	24,145 SHARES	1,144,819	234,327
	VINCI SA	43,897 SHARES	3,977,649	4,638,036
	VIR BIOTECHNOLOGY INC	59,300 SHARES	1,745,193	2,482,891
	VIRTUS INVESTMENT	7,675 SHARES	1,278,918	2,280,243
	VISA INC	50,514 SHARES	3,925,937	10,946,889
	VISHAY INTERTECHNOLOGY	104,700 SHARES	2,136,844	2,289,789
	VISHAY PRECISION GROUP	47,200 SHARES	1,038,192	1,752,064
	VISTRA CORP	15,975 SHARES	205,832	363,751

JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2021
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
EQUITY SECURITIES (CONTINUED):
	VIZIO HOLDING CORP	117,400 SHARES	3,215,127	2,281,082
	VOLKSWAGEN AG PREFERENCE	28,083 SHARES	6,023,395	5,667,999
	VROOM INC	78,612 SHARES	2,693,011	848,223
	WABASH NATIONAL CORP	19,300 SHARES	325,955	376,736
	WALKER & DUNLOP INC	32,644 SHARES	1,746,559	4,925,327
	WALMART INC	59,684 SHARES	6,664,996	8,635,678
	WALT DISNEY CO	57,431 SHARES	8,027,652	8,895,486
	WALT DISNEY CO	42,491 SHARES	6,481,141	6,581,431
	WARRIOR MET COAL INC	23,400 SHARES	512,782	601,614
	WATTS WATER TECHNOLOGIES	40,900 SHARES	7,072,118	7,941,553
	WEIGHT WATCHERS	27,300 SHARES	907,884	440,349
	WELLS FARGO & CO	519,907 SHARES	23,494,952	24,945,133
	WELLTOWER INC	57,456 SHARES	3,569,540	4,928,001
	WESCO INTERNATIONAL INC	71,300 SHARES	3,338,378	9,382,367
	WESTERN ALLIANCE BANCORP	16,400 SHARES	1,561,433	1,765,460
	WEYERHAEUSER CO REIT	331,557 SHARES	9,187,310	13,653,514
	WH SMITH PLC	200,700 SHARES	3,046,851	4,023,204
	WILLSCOT MOBILE MINI	179,194 SHARES	2,733,671	7,318,283
	WINGSTOP INC	33,907 SHARES	2,033,966	5,859,130
	WINTRUST FINANCIAL CORP	13,000 SHARES	1,018,466	1,180,662
	WINTRUST FINANCIAL CORP	53,641 SHARES	2,426,189	4,871,676
	WORKDAY INC	90,887 SHARES	11,209,464	24,828,511
	WORKIVA INC	2,100 SHARES	210,227	274,029
	WORTHINGTON INDUSTRIES	6,100 SHARES	252,381	333,428
	WSFS FINANCIAL CORP	41,039 SHARES	1,288,100	2,056,877
	XENCOR INC	160,200 SHARES	5,732,521	6,427,226
	XENIA HOTELS & RESORTS	111,900 SHARES	1,244,874	2,026,511
	XPERI HOLDING CORP	214,300 SHARES	4,547,157	4,052,415
	YELP INC	63,500 SHARES	1,933,347	2,301,242
	Y-MABS THERAPEUTICS INC	3,700 SHARES	59,200	59,979
	ZIFF DAVIS INC	30,500 SHARES	1,732,551	3,381,232
	ZIMMER BIOMET HOLDINGS	64,174 SHARES	8,448,311	8,152,667
	ZIONS BANCORP NA	68,300 SHARES	2,236,885	4,313,829
	ZOETIS INC	65,266 SHARES	12,632,015	15,926,864
	ZOGENIX INC	37,200 SHARES	923,092	604,505
	ZOOMINFO TECHNOLOGIES	460,818 SHARES	18,843,974	29,584,508
	ZUMIEZ INC	35,700 SHARES	730,978	1,713,245

JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2021
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
EQUITY SECURITIES (CONTINUED):
	ZUORA INC	186,800 SHARES	2,336,594	3,489,426
	ZURICH INSURANCE GROUP	16,802 SHARES	6,332,914	7,383,551
	ZURN WATER SOLUTIONS	145,967 SHARES	2,871,056	5,313,201
	ZYMERGEN INC	125,000 SHARES	2,900,385	836,252
	TOTAL EQUITY SECURITIES		6,373,571,817	10,629,572,142

CORPORATE DEBT AND ASSET-BACKED SECURITIES:
	8TH AVENUE FOOD	ZCP 21/Sep/2025 1,282,117	1,271,585	1,267,424
	ABN AMRO	ZCP 28/Jan/2022 500,000	499,955	499,946
	ABN AMRO	ZCP 17/Feb/2022 3,000,000	2,999,530	2,999,296
	ACADIA HEALTHCARE	5.00% 15/Apr/2029 1,425,000	1,490,049	1,464,188
	ACADIA HEALTHCARE	5.50% 01/Jul/2028 1,206,000	1,263,551	1,267,590
	ADAPTHEALTH LLC	5.13% 01/Mar/2030 3,001,000	3,024,483	3,053,518
	ADVENTIST HEALTH SYSTEM	2.43% 01/Sep/2024 200,000	200,000	202,835
	ADVISOR GROUP	10.75% 01/Aug/2027 521,000	559,700	578,310
	AEP TEXAS INC	2.10% 01/Jul/2030 2,300,000	2,290,731	2,212,448
	AERCAP GLOBAL	4.63% 01/Jul/2022 200,000	202,384	203,900
	AERCAP GLOBAL	4.13% 03/Jul/2023 300,000	298,439	311,584
	AG ISSUER LLC	6.25% 01/Mar/2028 529,000	529,000	548,838
	AHS HOSPITAL CORP	2.78% 01/Jul/2051 300,000	300,000	297,380
	AIA GROUP LTD	3.20% 16/Sep/2040 300,000	299,517	308,132
	AIR CANADA	5.25% 01/Oct/2030 874,297	874,297	951,443
	AIR CANADA	3.88% 15/Aug/2026 1,754,000	1,756,825	1,789,080
	ALBERTSONS COS INC	7.50% 15/Mar/2026 800,000	799,765	854,000
	ALBERTSONS COS INC	5.88% 15/Feb/2028 1,947,000	1,983,315	2,063,820
	ALBERTSONS COS INC	4.63% 15/Jan/2027 1,563,000	1,578,319	1,640,275
	ALBERTSONS COS INC	4.88% 15/Feb/2030 900,000	915,750	971,748
	ALBERTSONS COS INC	3.25% 15/Mar/2026 1,140,000	1,140,749	1,161,375
	ALCOA NEDERLAND	4.13% 31/Mar/2029 1,550,000	1,546,125	1,596,500
	ALLEGHENY TECH	4.88% 01/Oct/2029 278,000	275,915	278,278
	ALLEGHENY TECH	5.13% 01/Oct/2031 2,558,000	2,575,888	2,577,185
	ALLEGION US HOLDING CO	3.20% 01/Oct/2024 400,000	381,688	415,955
	ALLIANT HOLDINGS	6.75% 15/Oct/2027 2,941,000	2,955,450	3,051,288
	ALLIANT HOLDINGS	4.25% 15/Oct/2027 1,360,000	1,368,963	1,360,000
	ALLIANT HOLDINGS	5.88% 01/Nov/2029 1,215,000	1,221,075	1,236,141
	ALLY AUTO	2.91% 15/Sep/2023 31,317	31,739	31,495
	ALLY AUTO	2.91% 15/Sep/2023 1,628,905	1,641,008	1,638,190

JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2021
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
CORPORATE DEBT AND ASSET-BACKED SECURITIES (CONTINUED):
	ALLY AUTO	2.23% 16/Jan/2024 966,976	976,759	973,044
	ALLY AUTO	1.84% 17/Jun/2024 1,021,677	1,029,882	1,027,485
	ALTICE FRANCE HOLDING SA	10.50% 15/May/2027 1,684,000	1,698,834	1,810,300
	ALTICE FRANCE HOLDING SA	6.00% 15/Feb/2028 2,135,000	2,140,155	2,038,925
	ALTICE FRANCE HOLDING SA	8.13% 01/Feb/2027 861,000	868,534	920,194
	ALTICE FRANCE HOLDING SA	5.13% 15/Jul/2029 2,069,000	2,074,173	2,018,206
	ALTICE FRANCE HOLDING SA	5.50% 15/Jan/2028 2,895,000	2,929,703	2,873,027
	ALTICE FRANCE HOLDING SA	5.50% 15/Oct/2029 1,115,000	1,115,000	1,098,275
	AMERICAN AIRLINES	11.75% 15/Jul/2025 1,634,000	1,735,735	2,015,948
	AMERICAN AIRLINES	5.50% 20/Apr/2026 4,419,000	4,580,906	4,595,208
	AMERICAN AIRLINES	5.75% 20/Apr/2029 950,855	999,533	1,015,123
	AMERICAN AXLE	6.25% 15/Mar/2026 1,451,000	1,492,363	1,481,834
	AMERICAN BUILDERS	4.00% 15/Jan/2028 2,011,000	2,018,554	2,057,716
	AMERICAN EXPRESS	2.87% 15/Oct/2024 13,505,000	13,629,308	13,577,021
	AMERICAN INTERN GROUP	3.75% 10/Jul/2025 1,300,000	1,295,489	1,391,025
	AMERICAN TOWER CORP	3.50% 31/Jan/2023 500,000	491,020	513,431
	AMERICREDIT AUTO	1.11% 19/Aug/2024 507,589	509,212	508,759
	ANZ NEW ZEALAND	FLT 25/Jan/2022 4,560,000	4,562,795	4,562,225
	ANZ NEW ZEALAND	2.88% 25/Jan/2022 442,000	442,780	442,598
	APACHE CORP	4.75% 15/Apr/2043 1,569,000	1,521,193	1,723,594
	APACHE CORP	4.88% 15/Nov/2027 2,134,000	2,170,133	2,326,060
	APACHE CORP	5.10% 01/Sep/2040 2,246,000	2,304,104	2,537,980
	APACHE CORP	5.25% 01/Feb/2042 1,345,000	1,204,423	1,553,462
	APPLE INC	FLT 11/May/2022 2,294,000	2,296,951	2,296,394
	APPLIED SYSTEMS INC	ZCP 15/Sep/2024 554,535	554,535	554,951
	APX GROUP INC	5.75% 15/Jul/2029 872,000	874,518	858,920
	APX GROUP INC	6.75% 15/Feb/2027 499,000	529,574	523,950
	ARAMARK SERVIVES	5.00% 01/Feb/2028 844,000	749,145	872,485
	ARAMARK SERVIVES	6.38% 01/May/2025 530,000	532,650	553,850
	ARBY'S RESTAURANT GRP	ZCP 05/Feb/2025 689,545	686,657	689,348
	ARCHES BUYER INC	4.25% 01/Jun/2028 2,186,000	2,187,148	2,184,863
	ARCHES BUYER INC	6.13% 01/Dec/2028 498,000	502,980	501,110
	ARCHROCK PARTNERS	6.25% 01/Apr/2028 1,400,000	1,447,344	1,459,808
	ARDAGH METAL PKG	4.00% 01/Sep/2029 3,365,000	3,365,000	3,333,874
	ARDAGH PACKAGING	5.25% 30/Apr/2025 1,266,000	1,266,000	1,307,145
	ARETEC ESCROW	7.50% 01/Apr/2029 750,000	753,460	767,520
	ARKANSAS ELCT COOP	ZCP 10/Feb/2022 8,750,000	8,748,833	8,748,884

JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2021
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
CORPORATE DEBT AND ASSET-BACKED SECURITIES (CONTINUED):
	ARROW ELECTRONICS INC	3.25% 08/Sep/2024 400,000	373,756	417,485
	ARROW ELECTRONICS INC	4.50% 01/Mar/2023 300,000	302,349	308,635
	ASCEND LEARNING LLC	ZCP 17/Nov/2028 1,530,000	1,522,350	1,529,686
	ASCEND LEARNING LLC	ZCP 17/Nov/2029 909,000	906,728	914,681
	ASP UNIFRAX HOLDINGS	5.25% 30/Sep/2028 791,000	799,899	799,503
	ASSURED GUARANTY	3.15% 15/Jun/2031 1,100,000	1,096,887	1,135,673
	ASSUREDPARTNERS INC	5.63% 15/Jan/2029 1,347,000	1,377,308	1,309,958
	AT&T INC	2.55% 01/Dec/2033 1,021,000	862,168	998,581
	AT&T INC	3.10% 01/Feb/2043 100,000	97,079	97,214
	AT&T INC	3.65% 01/Jun/2051 1,000,000	996,130	1,035,645
	ATLAS SENIOR	FLT 16/Jan/2030 600,000	600,120	598,553
	AUST & NEW ZEA CORP	ZCP 04/Jan/2022 3,600,000	3,599,968	3,599,972
	AUST & NEW ZEA CORP	ZCP 05/Jan/2022 4,800,000	4,799,944	4,799,953
	AVANTOR FUNDING INC	3.88% 01/Nov/2029 3,443,000	3,443,000	3,480,563
	AVANTOR FUNDING INC	4.63% 15/Jul/2028 1,825,000	1,836,406	1,902,563
	AVOLON HOLDINGS	5.50% 15/Jan/2023 402,000	419,362	416,868
	AXALTA COATING SYS	4.75% 15/Jun/2027 1,438,000	1,485,238	1,499,115
	AXALTA COATING SYS	3.38% 15/Feb/2029 1,216,000	1,216,000	1,176,480
	BACARDI LTD	5.30% 15/May/2048 800,000	787,560	1,043,599
	BANCO DEL ESTA DE CHILE	ZCP 14/Jul/2022 4,800,000	4,794,068	4,792,018
	BANK OF AMERICA CORP	FLT 22/Oct/2025 200,000	200,000	205,413
	BANK OF AMERICA CORP	FLT 23/Jul/2031 1,300,000	1,300,000	1,244,198
	BANK OF AMERICA CORP	FLT 24/Oct/2026 1,800,000	1,800,000	1,764,076
	BANK OF AMERICA CORP	FLT 06/Dec/2025 200,000	200,000	200,326
	BANK OF AMERICA CORP	FLT 22/Jul/2027 2,900,000	2,900,000	2,878,880
	BANK OF AMERICA CORP	FLT 21/Jul/2032 1,200,000	1,200,000	1,179,848
	BANK OF MONTREAL	0.23% 07/Apr/2022 8,000,000	7,999,352	7,999,884
	BANK OF MONTREAL	FLT 11/Sep/2022 300,000	301,174	300,929
	BANK OF NOVA SCOTIA	0.23% 07/Apr/2022 2,000,000	2,000,291	2,000,014
	BANK OF NOVA SCOTIA	0.22% 14/Apr/2022 3,240,000	3,239,997	3,239,866
	BANK OF NOVA SCOTIA	ZCP 11/Feb/2022 3,000,000	2,999,590	2,999,643
	BANK OF NOVA SCOTIA	ZCP 24/Feb/2022 7,000,000	6,998,635	6,998,535
	BANK OF NOVA SCOTIA	FLT 07/Mar/2022 4,573,000	4,577,560	4,576,847
	BANK OF NOVA SCOTIA	FLT 19/Sep/2022 350,000	351,479	351,208
	BANK OF THE WEST AUTO	2.43% 15/Apr/2024 4,785,613	4,822,805	4,814,654
	BANQUE FEDERATIVE	FLT 20/Jul/2022 1,610,000	1,616,351	1,616,202
	BARCLAYS BANK	ZCP 05/Apr/2022 4,800,000	4,797,368	4,796,897

JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2021
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
CORPORATE DEBT AND ASSET-BACKED SECURITIES (CONTINUED):
	BARCLAYS BANK	7.63% 21/Nov/2022 342,000	370,523	360,810
	BARCLAYS BANK	7.63% 21/Nov/2022 415,000	453,693	437,825
	BARCLAYS PLC	FLT 16/May/2024 1,000,000	1,000,000	1,012,440
	BARRY CALLEBAUT SERV	5.50% 15/Jun/2023 900,000	981,783	955,197
	BAT CAPITAL CORP	2.73% 25/Mar/2031 2,200,000	2,200,000	2,134,927
	BAT CAPITAL CORP	3.22% 15/Aug/2024 100,000	97,968	103,934
	BATH & BODY WORKS INC	5.25% 01/Feb/2028 456,000	455,068	503,880
	BATH & BODY WORKS INC	6.63% 01/Oct/2030 1,852,000	2,050,110	2,097,390
	BATH & BODY WORKS INC	6.88% 01/Nov/2035 994,000	979,521	1,235,045
	BATH & BODY WORKS INC	7.50% 15/Jun/2029 1,440,000	1,474,185	1,639,210
	BAUSCH HEALTH AMER	9.25% 01/Apr/2026 1,585,000	1,583,019	1,674,156
	BAUSCH HEALTH AMER	8.50% 31/Jan/2027 993,000	1,030,535	1,042,650
	BAUSCH HEALTH COS	4.88% 01/Jun/2028 847,000	871,605	863,940
	BAUSCH HEALTH COS	5.00% 15/Feb/2029 1,458,000	1,458,000	1,286,685
	BAUSCH HEALTH COS	5.25% 30/Jan/2030 1,113,000	1,141,109	979,440
	BAUSCH HEALTH COS	5.25% 15/Feb/2031 882,000	851,613	775,058
	BAUSCH HEALTH COS	5.50% 01/Nov/2025 830,000	838,300	843,488
	BAUSCH HEALTH COS	6.13% 15/Apr/2025 1,287,000	1,287,000	1,310,887
	BAUSCH HEALTH COS	6.25% 15/Feb/2029 1,091,000	1,092,364	1,036,712
	BAUSCH HEALTH COS	7.00% 15/Jan/2028 842,000	850,547	837,790
	BAUSCH HEALTH COS	9.00% 15/Dec/2025 1,779,000	1,754,290	1,873,607
	BEACON ROOFING SUP	4.50% 15/Nov/2026 1,316,000	1,335,559	1,362,573
	BEACON ROOFING SUP	4.13% 15/May/2029 2,162,000	2,163,042	2,160,854
	BELLRING BRANDS	ZCP 21/Oct/2024 948,264	929,298	929,298
	BGC PARTNERS INC	5.38% 24/Jul/2023 1,500,000	1,512,168	1,582,938
	BLACK KNIGHT INFOSERV	3.63% 01/Sep/2028 814,000	824,459	812,934
	BLACKSTONE MORTG	3.75% 15/Jan/2027 2,275,000	2,275,000	2,267,675
	BMW US CAPITAL LLC	1.25% 12/Aug/2026 2,700,000	2,694,141	2,656,878
	BMW US CAPITAL LLC	FLT 06/Apr/2022 270,000	270,385	270,399
	BMW VEHICLE LEASE TR	0.20% 27/Mar/2023 4,964,115	4,964,197	4,961,560
	BMW VEHICLE LEASE TR	0.10% 26/Sep/2022 1,598,441	1,598,441	1,598,236
	BNG BANK N.V. CORP	ZCP 31/Jan/2022 6,000,000	5,999,105	5,999,576
	BNP PARIBAS NEW YORK	0.13% 03/Mar/2022 5,000,000	5,000,000	5,000,043
	BOC AVIATION LTD	3.50% 10/Oct/2024 400,000	397,184	418,379
	BOC AVIATION LTD	2.75% 18/Sep/2022 500,000	493,195	503,835
	BOEING CO	5.81% 01/May/2050 700,000	700,378	947,888
	BOFA SECURITIES INC	ZCP 01/Feb/2022 10,500,000	10,498,915	10,499,029

JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2021
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
CORPORATE DEBT AND ASSET-BACKED SECURITIES (CONTINUED):
	BOMBARDIER INC	7.88% 15/Apr/2027 2,481,000	2,486,600	2,573,045
	BOOZ ALLEN HAMILTON	3.88% 01/Sep/2028 811,000	831,275	825,193
	BOXER PARENT CO INC	7.13% 02/Oct/2025 498,000	498,000	522,278
	BOXER PARENT CO INC	9.13% 01/Mar/2026 303,000	303,000	315,877
	BOYD GAMING CORP	4.75% 01/Dec/2027 1,250,000	1,251,563	1,275,000
	BOYD GAMING CORP	4.75% 15/Jun/2031 2,147,000	2,165,236	2,189,940
	BPCE SA	FLT 20/Jan/2032 700,000	700,000	674,480
	BPCE SA	FLT 31/May/2022 5,990,000	6,010,473	6,005,634
	BROADCOM INC	3.46% 15/Sep/2026 2,024,000	1,995,257	2,154,698
	BROADCOM INC	4.15% 15/Nov/2030 200,000	218,158	221,811
	BROADSTREET PARTN	5.88% 15/Apr/2029 2,842,000	2,849,834	2,792,265
	BWX TECHNOLOGIES	4.13% 30/Jun/2028 1,865,000	1,878,988	1,892,975
	CABLEVISION LIGHTPATH	3.88% 15/Sep/2027 1,320,000	1,310,219	1,280,400
	CABLEVISION LIGHTPATH	5.63% 15/Sep/2028 1,150,000	1,168,780	1,133,682
	CAESARS ENTERTAINMENT	4.63% 15/Oct/2029 3,454,000	3,504,713	3,454,000
	CAESARS ENTERTAINMENT	6.25% 01/Jul/2025 2,328,000	2,351,280	2,443,527
	CAESARS ENTERTAINMENT	8.13% 01/Jul/2027 2,014,000	2,083,103	2,230,384
	CAESARS RESORT	5.75% 01/Jul/2025 559,000	565,988	583,772
	CAISSE D'AMORT DE LA CORP	ZCP 27/Jan/2022 4,500,000	4,499,499	4,499,706
	CAISSE D'AMORT DE LA CORP	ZCP 01/Mar/2022 5,000,000	4,998,859	4,998,583
	CAISSE D'AMORT DE LA CORP	ZCP 19/Apr/2022 4,750,000	4,747,028	4,746,419
	CALLON PETROLEUM	6.13% 01/Oct/2024 1,046,000	1,072,475	1,030,310
	CALLON PETROLEUM	6.38% 01/Jul/2026 3,868,000	3,552,860	3,674,600
	CALLON PETROLEUM	8.00% 01/Aug/2028 1,394,000	1,390,053	1,407,940
	CALPINE CORP	4.50% 15/Feb/2028 1,598,000	1,603,993	1,657,925
	CALPINE CORP	5.13% 15/Mar/2028 838,000	850,570	850,704
	CAMELOT FINANCE SA	4.50% 01/Nov/2026 2,471,000	2,551,739	2,557,485
	CANADIAN IMPERIAL BANK	FLT 16/Jun/2022 3,965,000	3,977,257	3,976,419
	CANADIAN PACIFIC RAILWAY	2.45% 02/Dec/2031 900,000	899,685	917,621
	CANPACK SA CANPACK US	3.88% 15/Nov/2029 3,280,000	3,280,000	3,202,100
	CANTOR FITZGERALD LP	4.88% 01/May/2024 800,000	797,648	854,363
	CAPITAL ONE MULTI ASSET	2.84% 15/Dec/2024 12,300,000	12,413,209	12,334,671
	CAPITAL ONE PRIME AUTO	2.51% 15/Nov/2023 817,863	824,812	823,898
	CARLYLE GLOBAL MARKET	FLT 14/Aug/2030 2,900,000	2,900,000	2,899,994
	CARMAX AUTO OWNER TR	2.64% 15/Jun/2023 1,461,508	1,468,880	1,465,807
	CARMAX AUTO OWNER TR	3.13% 15/Jun/2023 155,050	156,197	155,491
	CARMAX AUTO OWNER TR	0.31% 16/Jan/2024 3,977,596	3,978,896	3,976,976

JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2021
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
CORPORATE DEBT AND ASSET-BACKED SECURITIES (CONTINUED):
	CARMAX AUTO OWNER TR	0.22% 15/Feb/2024 4,218,545	4,218,365	4,217,566
	CARMAX AUTO OWNER TR	0.16% 15/Aug/2022 59,148	59,145	59,146
	CARMAX AUTO OWNER TR	0.11% 15/Sep/2022 1,583,270	1,583,270	1,583,088
	CARNIVAL CORP	4.00% 01/Aug/2028 2,644,000	2,650,610	2,624,170
	CARNIVAL CORP	5.75% 01/Mar/2027 3,653,000	3,673,730	3,653,000
	CARNIVAL CORP	6.00% 01/May/2029 3,379,000	3,418,062	3,362,105
	CARNIVAL CORP	7.63% 01/Mar/2026 1,930,000	2,041,510	2,023,123
	CARVANA AUTO	0.28% 11/Mar/2024 3,197,682	3,197,075	3,196,975
	CARVANA AUTO	0.16% 11/Oct/2022 1,842,135	1,842,108	1,841,805
	CARVANA AUTO	0.31% 10/Jan/2023 4,000,000	4,000,000	4,000,017
	CATALENT PHARMA	3.13% 15/Feb/2029 832,000	839,280	820,685
	CATAMARAN	FLT 22/Apr/2030 2,885,200	2,885,777	2,881,697
	CBAM	FLT 17/Apr/2031 1,100,000	1,071,620	1,100,014
	CCM MERGER INC	6.38% 01/May/2026 703,000	708,070	731,999
	CCO HOLDINGS LLC	5.13% 01/May/2027 3,396,000	3,455,160	3,497,880
	CCO HOLDINGS LLC	5.00% 01/Feb/2028 1,860,000	1,850,550	1,934,400
	CCO HOLDINGS LLC	4.75% 01/Mar/2030 4,896,000	4,952,308	5,091,840
	CCO HOLDINGS LLC	4.50% 15/Aug/2030 4,487,000	4,520,305	4,591,054
	CD&R SMOKEY BUYER INC	6.75% 15/Jul/2025 1,941,000	2,044,034	2,038,050
	CDP FINANCIAL INC	ZCP 13/Apr/2022 5,000,000	4,997,000	4,997,053
	CEDAR FAIR LP	5.50% 01/May/2025 2,060,000	2,086,858	2,132,100
	CEDAR FAIR LP	6.50% 01/Oct/2028 635,000	635,000	676,275
	CENGAGE LEARNING ACQ	ZCP 29/Jun/2026 1,878,687	1,862,466	1,886,220
	CENGAGE LEARNING INC	9.50% 15/Jun/2024 2,120,000	2,175,389	2,133,250
	CENTENE CORP	2.63% 01/Aug/2031 1,190,000	1,192,975	1,166,200
	CENTENE CORP	3.00% 15/Oct/2030 2,713,000	2,719,783	2,757,792
	CENTENE CORP	3.38% 15/Feb/2030 254,000	254,000	258,671
	CHAMPIONX CORP	6.38% 01/May/2026 724,000	745,421	752,960
	CHARLES RIVER LAB	4.25% 01/May/2028 1,218,000	1,257,585	1,266,720
	CHENIERE ENERGY INC	4.63% 15/Oct/2028 1,537,000	1,622,304	1,634,938
	CHENIERE ENERGY PARTN	4.50% 01/Oct/2029 1,957,000	1,974,124	2,074,420
	CHENIERE ENERGY PARTN	4.00% 01/Mar/2031 992,000	995,720	1,040,558
	CHENIERE ENERGY PARTN	3.25% 31/Jan/2032 3,535,000	3,579,306	3,570,350
	CHEVRON CORP	FLT 03/Mar/2022 326,000	326,302	326,208
	CINEMARK USA INC	5.25% 15/Jul/2028 2,309,000	2,323,431	2,251,275
	CINEMARK USA INC	8.75% 01/May/2025 1,022,000	1,038,428	1,083,320
	CITIGROUP INC	FLT 01/Sep/2023 200,000	199,368	201,496

JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2021
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
CORPORATE DEBT AND ASSET-BACKED SECURITIES (CONTINUED):
	CLARIOS GLOBAL LP	6.25% 15/May/2026 599,000	616,045	626,704
	CLARIOS GLOBAL LP	8.50% 15/May/2027 1,714,000	1,738,908	1,816,840
	CLARIVATE SCIENCE HOLD	4.88% 01/Jul/2029 2,312,000	2,341,579	2,344,645
	CLEAR CHANNEL INTERN	6.63% 01/Aug/2025 1,219,000	1,259,845	1,264,713
	CLEAR CHANNEL OUTDOOR	7.75% 15/Apr/2028 2,904,000	2,964,218	3,107,280
	CLEAR CHANNEL OUTDOOR	7.50% 01/Jun/2029 1,898,000	1,910,696	2,026,115
	CLEAR CHANNEL WORLDWI	5.13% 15/Aug/2027 2,914,000	2,952,215	3,015,291
	CLEARWAY ENERGY OPER	4.75% 15/Mar/2028 1,884,000	1,967,931	1,980,555
	CLEARWAY ENERGY OPER	3.75% 15/Feb/2031 2,282,000	2,304,820	2,276,295
	CLEARWAY ENERGY OPER	3.75% 15/Jan/2032 793,000	795,280	787,053
	CMMNWLTH BNK OF AUS	ZCP 03/Nov/2022 2,500,000	2,492,854	2,491,110
	CNH EQUIPMENT TRUST	0.14% 15/Aug/2022 3,949,138	3,949,138	3,948,854
	CNX MIDSTREAM PARTN	4.75% 15/Apr/2030 1,248,000	1,260,760	1,243,320
	CNX RESOURCES CORP	6.00% 15/Jan/2029 1,573,000	1,610,029	1,635,920
	CNX RESOURCES CORP	7.25% 14/Mar/2027 2,145,000	2,222,955	2,275,266
	COMMONWEALTH BANK OF AUS	FLT 18/Sep/2022 4,575,000	4,596,019	4,595,072
	COMMONWEALTH BANK OF AUS	FLT 10/Mar/2022 5,000,000	5,006,567	5,005,654
	COMMSCOPE TECHNOLI	6.00% 15/Jun/2025 1,230,000	1,160,083	1,230,000
	COMMUNITY HEALTH SYS	8.00% 15/Mar/2026 1,020,000	1,067,553	1,072,275
	COMMUNITY HEALTH SYS	6.63% 15/Feb/2025 2,350,000	2,399,859	2,432,250
	COMMUNITY HEALTH SYS	5.63% 15/Mar/2027 1,013,000	1,041,160	1,072,088
	COMMUNITY HEALTH SYS	6.88% 15/Apr/2029 1,442,000	1,468,735	1,469,038
	COMSTOCK RESOURCES	5.88% 15/Jan/2030 752,000	752,000	770,800
	COMSTOCK RESOURCES	6.75% 01/Mar/2029 860,000	876,929	932,756
	CONAGRA BRANDS INC	4.60% 01/Nov/2025 900,000	947,205	989,527
	CONSTELLIUM SE	3.75% 15/Apr/2029 1,691,000	1,691,000	1,663,766
	CONSTELLIUM SE	5.63% 15/Jun/2028 1,615,000	1,669,180	1,698,221
	CONSTELLIUM SE	5.88% 15/Feb/2026 1,769,000	1,730,434	1,792,404
	COOPERATIEVE CENTRALE	0.20% 04/Feb/2022 4,700,000	4,700,022	4,700,479
	CP ATLAS BUYER INC	7.00% 01/Dec/2028 937,000	960,313	932,315
	CREDIT AGRICO SA	FLT 26/Jan/2027 300,000	300,000	291,918
	CREDIT IND ET CM NY CORP	ZCP 04/Jan/2022 1,500,000	1,499,986	1,499,992
	CREDIT IND ET CM NY CORP	ZCP 23/Feb/2022 4,800,000	4,799,011	4,799,582
	CREDIT IND ET CM NY CORP	ZCP 31/Mar/2022 5,000,000	4,997,059	4,998,375
	CREDIT SUISSE GROUP AG	3.75% 26/Mar/2025 3,425,000	3,416,780	3,634,283
	CROWN CITY	FLT 20/Jan/2032 600,000	600,000	600,032
	CROWNROCK LP	5.63% 15/Oct/2025 2,074,000	2,062,219	2,120,665

JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2021
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
CORPORATE DEBT AND ASSET-BACKED SECURITIES (CONTINUED):
	CROWNROCK LP	5.00% 01/May/2029 1,239,000	1,268,802	1,285,463
	CSC HOLDINGS LLC	3.38% 15/Feb/2031 3,171,000	3,071,645	2,968,849
	CSC HOLDINGS LLC	4.63% 01/Dec/2030 511,000	512,278	483,534
	CSC HOLDINGS LLC	5.00% 15/Nov/2031 1,492,000	1,495,730	1,437,915
	CSC HOLDINGS LLC	5.38% 01/Feb/2028 1,539,000	1,546,695	1,593,434
	CSC HOLDINGS LLC	5.50% 15/Apr/2027 1,010,000	1,022,625	1,044,088
	CSC HOLDINGS LLC	5.75% 15/Jan/2030 1,416,000	1,476,177	1,410,690
	CSC HOLDINGS LLC	6.50% 01/Feb/2029 2,903,000	3,153,125	3,106,210
	CVS	6.04% 10/Dec/2028 420,227	309,148	479,028
	CVS	5.88% 10/Jan/2028 96,426	93,085	109,085
	CVS HEALTH CORP	4.75% 01/Dec/2022 300,000	311,022	307,896
	DANONE SA	2.59% 02/Nov/2023 500,000	472,450	512,609
	DANONE SA	2.95% 02/Nov/2026 3,000,000	3,292,445	3,156,540
	DANSKE BANK	FLT 20/Dec/2025 1,100,000	1,100,000	1,142,875
	DANSKE BANK	FLT 11/Sep/2026 2,800,000	2,800,000	2,758,535
	DBS BANK LTD.	ZCP 10/Feb/2022 5,000,000	4,999,292	4,999,305
	DBS BANK LTD.	ZCP 07/Mar/2022 5,000,000	4,997,879	4,998,310
	DBS BANK LTD.	ZCP 07/Feb/2022 9,000,000	8,998,613	8,998,898
	DBS BANK LTD.	ZCP 18/Feb/2022 1,750,000	1,749,685	1,749,664
	DBS GROUP HOLDINGS	FLT 25/Jul/2022 700,000	702,107	701,701
	DCP MIDSTREAM OPER	5.60% 01/Apr/2044 974,000	930,313	1,211,656
	DCP MIDSTREAM OPER	5.13% 15/May/2029 2,691,000	2,723,627	3,040,830
	DELEK LOGISTISTICS	6.75% 15/May/2025 1,242,000	1,232,623	1,269,945
	DELL EQUIPMENT	0.18% 22/Sep/2022 4,785,130	4,785,130	4,783,955
	DELL INTERNATIONAL LLC	5.45% 15/Jun/2023 800,000	847,582	843,915
	DELOS FINANCE	ZCP 06/Oct/2023 70,000	69,620	70,073
	DELTA AIR LINES LLC	4.50% 20/Oct/2025 1,300,000	1,335,750	1,366,315
	DELTA AIR LINES LLC	4.50% 20/Oct/2025 1,214,000	1,241,315	1,275,928
	DELTA AIR LINES LLC	4.75% 20/Oct/2028 2,280,000	2,337,000	2,489,718
	DELTA AIR LINES LLC	3.63% 15/Mar/2022 300,000	309,113	300,002
	DELTA AIR LINES LLC	7.38% 15/Jan/2026 1,510,000	1,514,295	1,777,718
	DEUTSCHE BANK	3.30% 16/Nov/2022 900,000	899,298	918,649
	DEUTSCHE BANK	3.95% 27/Feb/2023 200,000	196,382	206,228
	DEXIA CREDIT LOCAL	ZCP 22/Feb/2022 5,000,000	4,999,140	4,998,999
	DIAMOND SPORT GROUP	6.63% 15/Aug/2027 985,000	893,213	275,800
	DIRECTV FINANCING LLC	5.88% 15/Aug/2027 600,000	600,000	614,226
	DIRECTV FINANCING LLC	5.88% 15/Aug/2027 2,919,000	2,952,653	2,988,209

JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2021
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
CORPORATE DEBT AND ASSET-BACKED SECURITIES (CONTINUED):
	DISCOVER CARD	2.39% 15/Jul/2024 11,080,000	11,143,601	11,088,676
	DISCOVER CARD	3.04% 15/Jul/2024 2,325,000	2,345,476	2,326,934
	DISH DBS CORP	5.13% 01/Jun/2029 4,437,000	4,437,000	4,037,670
	DISH DBS CORP	5.75% 01/Dec/2028 3,845,000	3,840,194	3,883,450
	DISH DBS CORP	7.75% 01/Jul/2026 1,714,000	1,850,613	1,808,270
	DLLMT	0.23% 20/Oct/2022 4,290,490	4,290,490	4,289,366
	DNB BANK	ZCP 06/Jan/2022 4,800,000	4,799,913	4,799,968
	DNB BANK	ZCP 27/Oct/2022 2,500,000	2,493,148	2,489,688
	DNB BANK	FLT 02/Dec/2022 500,000	502,493	501,985
	DRYDEN	FLT 15/Apr/2028 600,000	600,000	599,410
	DT AUTO OWNER TRUST	2.16% 15/May/2024 637,391	637,311	639,461
	DT MIDSTREAM INC	4.13% 15/Jun/2029 2,449,000	2,464,306	2,507,164
	DT MIDSTREAM INC	4.38% 15/Jun/2031 906,000	928,650	942,240
	DT MIDSTREAM INC	ZCP 26/Jun/2028 1,097,250	1,091,764	1,100,767
	DTE ENERGY CO	1.05% 01/Jun/2025 1,200,000	1,198,548	1,175,715
	DUKE ENERGY PROGRESS	2.80% 15/May/2022 4,450,000	4,479,279	4,461,873
	DUN & BRADSTREET CORP	5.00% 15/Dec/2029 562,000	567,969	574,943
	EDISON INTERNATIONAL	3.13% 15/Nov/2022 300,000	299,823	304,683
	EL PASO NATURAL GAS	FLT 15/Jun/2032 70,000	62,621	100,177
	ELEMENT SOLUTIONS	3.88% 01/Sep/2028 2,562,000	2,608,246	2,574,810
	EMPOWER FINANCE	1.36% 17/Sep/2027 700,000	700,000	678,763
	ENBRIDGE INC	FLT 17/Feb/2023 700,000	700,000	700,000
	ENDEAVOR ENERGY RESOU	5.75% 30/Jan/2028 1,190,000	1,202,021	1,268,403
	ENDO DAC	9.50% 31/Jul/2027 748,000	255,509	761,404
	ENDO DAC	6.00% 30/Jun/2028 814,000	368,808	606,430
	ENDO LUXEMBOURG FIN	6.13% 01/Apr/2029 1,395,000	1,407,206	1,367,100
	ENERGY TRANSFER LP	5.00% 01/Oct/2022 600,000	617,208	611,922
	ENERGY TRANSFER LP	3.90% 15/Jul/2026 200,000	190,234	215,067
	ENERGY TRANSFER LP	4.05% 15/Mar/2025 400,000	399,672	423,801
	ENERGY TRANSFER LP	4.65% 15/Feb/2022 100,000	102,839	100,447
	ENGIE SA	2.88% 10/Oct/2022 400,000	389,120	406,180
	ENTERGY TEXAS INC	1.75% 15/Mar/2031 900,000	896,670	843,872
	ENTERPRISE FLEET	0.17% 20/Jul/2022 4,758,776	4,757,494	4,757,556
	ENTERPRISE FLEET	0.22% 21/Nov/2022 4,846,394	4,843,581	4,843,763
	EPICOR SOFTWARE CORP	ZCP 15/Jul/2028 544,000	535,840	558,054
	EQM MIDSTREAM PARTN	4.75% 15/Jul/2023 371,000	370,113	385,842
	EQM MIDSTREAM PARTN	6.50% 01/Jul/2027 1,482,000	1,524,663	1,659,840

JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2021
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
CORPORATE DEBT AND ASSET-BACKED SECURITIES (CONTINUED):
	EQM MIDSTREAM PARTN	4.50% 15/Jan/2029 1,187,000	1,198,870	1,234,480
	EQM MIDSTREAM PARTN	4.75% 15/Jan/2031 2,810,000	2,828,386	2,971,575
	EQM MIDSTREAM PARTN	6.00% 01/Jul/2025 1,172,000	1,183,720	1,274,550
	EQT CORP	3.63% 15/May/2031 708,000	711,540	734,550
	EQT CORP	5.00% 15/Jan/2029 741,000	749,930	820,658
	EQT CORP	FLT 01/Feb/2030 1,601,000	1,566,516	2,057,285
	EQUINOR ASA CORP	ZCP 23/Feb/2022 4,700,000	4,698,962	4,699,098
	EQUITABLE FINANCIAL	0.80% 12/Aug/2024 700,000	699,937	689,038
	ESC LEHMAN BRTH HLD	5.25% 06/Feb/2012 210,000	26,775	1,155
	EUROPEAN INVT BNK COR	ZCP 16/Mar/2022 9,950,000	9,946,932	9,948,031
	EVERNORTH HEALTH INC	3.05% 30/Nov/2022 400,000	387,548	405,689
	EXPORT DEVELMT CORP	ZCP 15/Feb/2022 7,000,000	6,999,169	6,999,437
	EXPORT DEVELMT CORP	ZCP 24/Feb/2022 3,500,000	3,499,370	3,499,535
	EXXON MOBIL CORP	FLT 06/Mar/2022 1,165,000	1,165,734	1,165,510
	EXXON MOBIL CORP	ZCP 18/Jan/2022 7,000,000	6,999,769	6,999,790
	F&G GLOBAL FUNDING	1.75% 30/Jun/2026 300,000	299,913	298,127
	FAGE INTERNATIONAL SA	5.63% 15/Aug/2026 2,258,000	2,185,388	2,314,450
	FIFTH THIRD AUTO TR	2.64% 15/Dec/2023 3,469,528	3,495,092	3,489,697
	FIRST ABU DHABI BANK	ZCP 28/Mar/2022 10,700,000	10,694,632	10,694,725
	FIRSTENERGY CORP	FLT 15/Jul/2047 808,000	987,556	960,514
	FIRSTENERGY CORP	7.38% 15/Nov/2031 538,000	741,065	725,977
	FLEX ACQUISITION CO INC	6.88% 15/Jan/2025 592,000	594,060	593,101
	FLEX ACQUISITION CO INC	7.88% 15/Jul/2026 1,200,000	1,207,750	1,245,864
	FLEX LTD	5.00% 15/Feb/2023 700,000	745,346	730,114
	FLORIDA PWR & LGT CO	ZCP 28/Jan/2022 8,000,000	7,999,340	7,998,892
	FLORIDA PWR & LGT CO	ZCP 02/Feb/2022 2,500,000	2,499,711	2,499,574
	FMS WERTMANAGEMENT	ZCP 25/Feb/2022 2,000,000	1,999,531	1,999,412
	FMS WERTMANAGEMENT	ZCP 11/Jan/2022 10,500,000	10,499,708	10,499,734
	FORD CREDIT AUTO LEA	0.19% 15/Jul/2023 973,536	973,252	973,170
	FORD CREDIT AUTO LEA	0.12% 15/Oct/2022 2,143,923	2,143,885	2,143,557
	FORD CREDIT AUTO LEA	0.25% 15/Sep/2023 2,893,179	2,893,288	2,893,065
	FORD MOTOR CO	3.25% 12/Feb/2032 1,502,000	1,502,000	1,538,048
	FORD MOTOR CO	4.75% 15/Jan/2043 1,541,000	1,462,947	1,700,879
	FORD MOTOR CREDIT CO	5.58% 18/Mar/2024 200,000	200,992	215,500
	FORD MOTOR CREDIT CO	5.13% 16/Jun/2025 793,000	793,000	862,388
	FORD MOTOR CREDIT CO	4.13% 17/Aug/2027 1,880,000	1,880,000	2,029,234
	FORD MOTOR CREDIT CO	3.38% 13/Nov/2025 2,697,000	2,738,513	2,801,967

JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2021
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
CORPORATE DEBT AND ASSET-BACKED SECURITIES (CONTINUED):
	FORD MOTOR CREDIT CO	4.14% 15/Feb/2023 1,084,000	1,002,700	1,109,799
	FORD MOTOR CREDIT CO	2.90% 16/Feb/2028 1,051,000	1,051,000	1,053,628
	FORD MOTOR CREDIT CO	4.00% 13/Nov/2030 411,000	411,000	442,154
	FORD MOTOR CREDIT CO	4.39% 08/Jan/2026 2,702,000	2,366,430	2,911,405
	FORD MOTOR CREDIT CO	3.66% 08/Sep/2024 4,214,000	3,946,436	4,377,293
	FORD MOTOR CREDIT CO	FLT 28/Mar/2022 200,000	197,374	199,902
	FORD MOTOR CREDIT CO	FLT 03/Aug/2022 500,000	479,070	500,879
	FORD MOTOR CREDIT CO	FLT 15/Feb/2023 400,000	380,256	399,212
	FREEPORT MCMORAN INC	5.25% 01/Sep/2029 1,558,000	1,575,366	1,706,010
	FREEPORT MCMORAN INC	5.45% 15/Mar/2043 2,732,000	2,778,638	3,434,370
	GA GLOBAL FUNDING TR	1.25% 08/Dec/2023 3,700,000	3,697,447	3,697,870
	GARTNER INC	3.63% 15/Jun/2029 791,000	796,933	799,741
	GARTNER INC	3.75% 01/Oct/2030 1,482,000	1,504,230	1,515,197
	GARTNER INC	4.50% 01/Jul/2028 1,500,000	1,526,250	1,566,578
	GATES GLOBAL LLC	6.25% 15/Jan/2026 3,429,000	3,429,000	3,540,443
	GENERAL MOTOR FINAN	3.55% 08/Jul/2022 700,000	699,559	710,167
	GENERAL MOTOR FINAN	FLT 14/Jan/2022 950,000	972,439	950,285
	GENERAL MOTOR FINAN	FLT 05/Jan/2023 200,000	191,666	200,828
	GEORGIA POWER CO	3.25% 15/Mar/2051 800,000	799,224	802,362
	GEORGIA TRANSMSSN	ZCP 01/Feb/2022 7,000,000	6,999,277	6,999,627
	GFL ENVIRONMENTAL INC	3.75% 01/Aug/2025 2,312,000	2,335,845	2,335,120
	GFL ENVIRONMENTAL INC	4.00% 01/Aug/2028 1,306,000	1,297,461	1,279,880
	GFL ENVIRONMENTAL INC	4.25% 01/Jun/2025 800,000	800,000	823,156
	GFL ENVIRONMENTAL INC	4.75% 15/Jun/2029 836,000	874,397	843,315
	GFL ENVIRONMENTAL INC	5.13% 15/Dec/2026 1,461,000	1,491,340	1,519,440
	GLOBAL PAYMENTS INC	3.20% 15/Aug/2029 1,900,000	2,039,023	1,978,963
	GM FINANCIAL AUTOMOB	1.67% 20/Dec/2022 2,831,592	2,839,395	2,837,421
	GM FINANCIAL AUTOMOB	0.71% 20/Oct/2022 60,740	60,812	60,751
	GM FINANCIAL AUTOMOB	0.35% 21/Nov/2022 778,072	778,313	778,077
	GM FINANCIAL CONSUMER	0.35% 17/Jul/2023 359,281	359,447	359,295
	GM FINANCIAL CONSUMER	0.23% 16/Nov/2023 2,191,688	2,191,588	2,191,214
	GM FINANCIAL CONSUMER	0.09% 18/Jul/2022 161,547	161,547	161,530
	GM FINANCIAL LEASING TR	0.17% 20/Apr/2023 3,626,045	3,625,420	3,624,839
	GOLDEN NUGGET INC	6.75% 15/Oct/2024 716,000	734,795	716,000
	GOLDMAN SACHS GROUP	FLT 09/Mar/2027 1,700,000	1,700,000	1,665,362
	GOLDMAN SACHS GROUP	FLT 22/Apr/2032 200,000	200,000	201,436
	GOLDMAN SACHS GROUP	FLT 21/Jul/2032 600,000	600,000	590,758

JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2021
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
CORPORATE DEBT AND ASSET-BACKED SECURITIES (CONTINUED):
	GOLDMAN SACHS GROUP	FLT 06/Dec/2023 100,000	100,000	100,035
	GOLDMAN SACHS GROUP	1.22% 06/Dec/2023 100,000	100,000	100,255
	GOLDMAN SACHS GROUP	4.00% 03/Mar/2024 1,080,000	1,081,501	1,145,091
	GOLDMAN SACHS GROUP	ZCP 23/Sep/2022 5,100,000	5,090,615	5,083,909
	GREAT WEST LIFE CORP	ZCP 24/Jan/2022 7,750,000	7,749,505	7,749,623
	GREAT WEST LIFE CORP	ZCP 28/Jan/2022 3,000,000	2,999,663	2,999,818
	GRIFOLS	4.75% 15/Oct/2028 1,252,000	1,258,348	1,277,315
	GUARDIAN LIFE GLOBAL	1.25% 13/May/2026 3,200,000	3,200,000	3,154,976
	H&E EQUIPMENT SERV	3.88% 15/Dec/2028 1,725,000	1,721,394	1,712,063
	HARLEY-DAVIDSON MOT	2.34% 15/Feb/2024 482,927	485,349	484,909
	HARLEY-DAVIDSON MOT	0.22% 15/Apr/2024 2,023,487	2,023,629	2,023,229
	HAWAIIAN BRAND INTELL	5.75% 20/Jan/2026 2,799,000	2,931,325	2,928,454
	HB FULLER CO	4.25% 15/Oct/2028 1,793,000	1,844,288	1,846,790
	HCA INC	3.50% 01/Sep/2030 2,711,000	2,796,535	2,865,188
	HCA INC	5.63% 01/Sep/2028 1,753,000	1,760,913	2,048,363
	HEALTHEQUITY INC	4.50% 01/Oct/2029 2,155,000	2,184,045	2,133,450
	HELIOS SOFTWARE HOLD	4.63% 01/May/2028 1,961,000	1,961,000	1,926,683
	HERC HOLDINGS INC	5.50% 15/Jul/2027 774,000	819,860	804,960
	HERENS HOLDCO SARL	4.75% 15/May/2028 1,900,000	1,907,292	1,862,000
	HESS MIDSTREAM OPERAT	4.25% 15/Feb/2030 520,000	522,600	516,100
	HIGHTOWER HOLDING LLC	6.75% 15/Apr/2029 1,558,000	1,605,081	1,596,950
	HILCORP ENERGY	6.25% 01/Nov/2028 1,155,000	1,160,524	1,214,194
	HILCORP ENERGY	5.75% 01/Feb/2029 1,474,000	1,506,854	1,519,281
	HILTON DOMESTIC OPER	5.38% 01/May/2025 716,000	712,420	745,070
	HILTON DOMESTIC OPER	5.75% 01/May/2028 1,590,000	1,661,053	1,698,788
	HOLLY ENERGY PARTNERS	5.00% 01/Feb/2028 1,260,000	1,275,148	1,255,275
	HOME DEPOT INC	FLT 01/Mar/2022 650,000	650,356	650,202
	HOME EQUITY ASSET TRUS	FLT 25/Feb/2033 211	186	205
	HOME EQUITY MORTGAGE	FLT 25/Apr/2037 739,425	163,660	697,073
	HONDA AUTO RECEIVABLE	2.52% 21/Jun/2023 4,094,798	4,127,403	4,127,173
	HONDA AUTO RECEIVABLE	1.78% 15/Aug/2023 1,266,138	1,274,443	1,273,364
	HONEYWELL INTERNATIONAL	FLT 08/Aug/2022 962,000	964,156	963,348
	HOST HOTELS & RESORTS	4.00% 15/Jun/2025 500,000	527,500	530,102
	HSBC HOLDINGS	FLT 07/Nov/2025 1,600,000	1,683,152	1,641,098
	HSBC HOLDINGS	4.25% 18/Aug/2025 1,300,000	1,289,340	1,397,781
	HUB INTERNATIONAL LTD	5.63% 01/Dec/2029 2,307,000	2,318,535	2,376,718
	HUB INTERNATIONAL LTD	7.00% 01/May/2026 2,325,000	2,313,829	2,388,938

JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2021
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
CORPORATE DEBT AND ASSET-BACKED SECURITIES (CONTINUED):
	HUDBAY MINERALS INC	6.13% 01/Apr/2029 1,471,000	1,489,388	1,559,826
	HUDBAY MINERALS INC	4.50% 01/Apr/2026 1,190,000	1,209,338	1,190,000
	HYUNDAI AUTO LEASE	1.95% 17/Jul/2023 1,517,760	1,522,520	1,522,217
	HYUNDAI AUTO LEASE	0.36% 17/Jan/2023 3,478,660	3,480,121	3,478,699
	HYUNDAI AUTO LEASE	0.25% 17/Apr/2023 2,919,781	2,919,407	2,919,350
	HYUNDAI AUTO RECEIV	0.38% 15/Mar/2023 153,422	153,463	153,428
	HYUNDAI AUTO RECEIV	0.14% 15/Aug/2022 1,011,485	1,011,485	1,011,430
	HYUNDAI CAPITAL AMER	1.15% 10/Nov/2022 1,800,000	1,799,892	1,804,538
	HYUNDAI CAPITAL AMER	1.00% 17/Sep/2024 1,700,000	1,696,940	1,670,621
	HYUNDAI CAPITAL SERV	0.75% 15/Sep/2023 2,700,000	2,696,463	2,666,072
	IAA INC	5.50% 15/Jun/2027 1,388,000	1,357,060	1,438,315
	IHEARTCOMMUNICATIONS	8.38% 01/May/2027 2,977,572	3,166,784	3,139,373
	IHEARTCOMMUNICATIONS	6.38% 01/May/2026 806,655	844,635	836,905
	IHEARTCOMMUNICATIONS	5.25% 15/Aug/2027 623,000	623,000	647,982
	IHEARTCOMMUNICATIONS	4.75% 15/Jan/2028 1,261,000	1,261,000	1,278,805
	IHO VERWALTUNGS GNBH	FLT 15/Sep/2026 1,118,000	1,102,790	1,140,360
	IHS MARKIT LTD	4.75% 15/Feb/2025 700,000	794,605	762,125
	IHS MARKIT LTD	5.00% 01/Nov/2022 800,000	825,502	822,800
	ILIAD HOLDING	6.50% 15/Oct/2026 2,010,000	2,077,838	2,111,967
	ILIAD HOLDING	7.00% 15/Oct/2028 2,139,000	2,216,918	2,249,308
	ILLUMINATE BUYER LLC	9.00% 01/Jul/2028 1,562,000	1,718,294	1,665,748
	IMPERIAL BRANDS FIN	3.50% 26/Jul/2026 1,100,000	1,090,023	1,156,095
	IMPERIAL BRANDS FIN	3.50% 11/Feb/2023 400,000	389,860	407,448
	IMPERIAL BRANDS FIN	3.75% 21/Jul/2022 2,200,000	2,164,470	2,224,297
	IMPERIAL BRANDS FIN	4.25% 21/Jul/2025 200,000	210,748	214,729
	IMPERIAL BRANDS FIN	3.75% 21/Jul/2022 200,000	206,676	202,209
	INEOS QUATTRO FINA	3.38% 15/Jan/2026 1,966,000	1,990,575	1,973,176
	ING (US) FUNDING LLC	ZCP 01/Apr/2022 5,000,000	4,997,375	4,997,333
	ING GROEP NV	FLT 01/Apr/2027 800,000	800,000	794,625
	INGEVITY CORP	3.88% 01/Nov/2028 1,292,000	1,290,175	1,258,085
	INNOPHOS HOLDINGS INC	9.38% 15/Feb/2028 1,501,000	1,513,825	1,628,585
	INTEGRIS BAPTIST MEDIC	3.88% 15/Aug/2050 300,000	300,000	342,555
	INTERFACE INC	5.50% 01/Dec/2028 754,000	798,730	789,815
	INTERNATIONAL GAME TECH	6.50% 15/Feb/2025 1,709,000	1,784,622	1,854,265
	INTERNATIONAL GAME TECH	4.13% 15/Apr/2026 846,000	881,955	871,439
	INTERNATIONAL LEASE FINA	8.63% 15/Jan/2022 400,000	501,000	401,001
	ION TRADING TECHNOLOGIES	5.75% 15/May/2028 1,723,000	1,723,000	1,774,690

JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2021
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
CORPORATE DEBT AND ASSET-BACKED SECURITIES (CONTINUED):
	IQVIA INC	5.00% 15/May/2027 771,000	814,754	798,216
	IRB HOLDING CORP	6.75% 15/Feb/2026 3,975,000	4,047,653	4,049,531
	IRB HOLDING CORP	7.00% 15/Jun/2025 1,261,000	1,261,000	1,334,100
	IRIS HOLDINGS INC	FLT 15/Feb/2026 892,000	893,530	897,575
	IRON MOUNTAIN INC	4.88% 15/Sep/2027 264,000	268,620	273,763
	IRON MOUNTAIN INC	5.25% 15/Jul/2030 785,000	780,094	827,250
	ITT HOLDINGS LLC	6.50% 01/Aug/2029 1,004,000	1,004,000	993,960
	JACKSON NATIONAL LIFE GL	FLT 27/Jun/2022 7,350,000	7,374,848	7,373,263
	JAMES HARDIE INTERNATION	5.00% 15/Jan/2028 748,000	774,354	777,920
	JBS USA LUX SA	3.75% 01/Dec/2031 1,011,000	1,011,000	1,026,165
	JERSEY CENTRAL POWER &	4.70% 01/Apr/2024 600,000	656,616	637,878
	JOHN DEERE CAPITAL CORP	FLT 08/Sep/2022 1,000,000	1,002,736	1,003,118
	JOHN DEERE CAPITAL CORP	FLT 13/Jun/2022 1,250,000	1,252,753	1,252,064
	JOHN DEERE LIMITED CORP	ZCP 08/Feb/2022 10,500,000	10,498,781	10,499,136
	JYSKE REALKREDIT	0.50% 01/Oct/2043 2,129,933	344,685	305,078
	JYSKE REALKREDIT	1.00% 01/Oct/2050 20,456,680	3,090,848	2,982,059
	JYSKE REALKREDIT	1.00% 01/Oct/2053 6,365,814	1,035,964	901,115
	JYSKE REALKREDIT	1.50% 01/Oct/2053 4,600,000	695,443	687,854
	JYSKE REALKREDIT	1.50% 01/Oct/2053 13,800,000	2,069,050	2,035,264
	KAISER ALUMINUM CORP	4.50% 01/Jun/2031 4,122,000	4,142,798	4,055,018
	KAR AUCTION SERVICES	5.13% 01/Jun/2025 4,218,000	4,197,229	4,281,270
	KFW CORPORATE	ZCP 27/Jan/2022 5,800,000	5,799,169	5,799,696
	KFW CORPORATE	ZCP 14/Mar/2022 5,000,000	4,998,822	4,998,388
	KFW CORPORATE	ZCP 28/Jan/2022 3,700,000	3,699,723	3,699,799
	KFW CORPORATE	ZCP 08/Feb/2022 4,500,000	4,499,430	4,499,513
	KFW CORPORATE	ZCP 01/Mar/2022 2,500,000	2,499,467	2,499,375
	KOCH INDUSTRIES INC	ZCP 03/Jan/2022 10,500,000	10,499,959	10,499,948
	KOMATSU FINANCE AM INC	ZCP 14/Feb/2022 4,000,000	3,999,267	3,999,600
	KOMATSU FINANCE AM INC	2.44% 11/Sep/2022 1,000,000	984,773	1,010,140
	KRAFT HEINZ FOODS CO	4.38% 01/Jun/2046 1,680,000	1,541,335	1,967,281
	KRAFT HEINZ FOODS CO	4.88% 01/Oct/2049 1,296,000	1,235,411	1,627,701
	KRAFT HEINZ FOODS CO	5.20% 15/Jul/2045 1,021,000	1,010,805	1,298,174
	KUBOTA CREDIT OWNER	0.41% 15/Jun/2023 954,976	955,422	955,054
	KUBOTA CREDIT OWNER	0.17% 15/Aug/2022 1,787,364	1,787,364	1,787,114
	LADDER CAPITAL FINANCE	5.25% 01/Oct/2025 2,764,000	2,443,451	2,791,640
	LADDER CAPITAL FINANCE	4.25% 01/Feb/2027 682,000	645,829	686,453
	LADDER CAPITAL FINANCE	4.75% 15/Jun/2029 3,209,000	3,207,800	3,289,225

JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2021
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
CORPORATE DEBT AND ASSET-BACKED SECURITIES (CONTINUED):
	LAMB WESTON HOLDINGS	4.13% 31/Jan/2030 3,476,000	3,467,310	3,567,036
	LAMB WESTON HOLDINGS	4.38% 31/Jan/2032 862,000	866,268	888,955
	LCM XV LP	FLT 20/Jul/2030 1,800,000	1,800,000	1,800,016
	LEEWARD RENEWABLE ENE	4.25% 01/Jul/2029 526,000	531,260	531,260
	LEH.BROS.HOLD. INC.	6.20% 26/Sep/2014 340,000	43,350	1,870
	LENNAR CORP	4.75% 29/Nov/2027 800,000	940,104	905,344
	LIVE NATION ENTERTAINME	5.63% 15/Mar/2026 630,000	637,088	650,475
	LIVE NATION ENTERTAINME	4.75% 15/Oct/2027 1,622,000	1,667,833	1,666,605
	LIVE NATION ENTERTAINME	6.50% 15/May/2027 1,370,000	1,378,563	1,498,438
	LIVE NATION ENTERTAINME	3.75% 15/Jan/2028 797,000	800,985	791,023
	LLOYDS BANK	0.20% 10/Jun/2022 4,725,000	4,725,000	4,723,347
	LLOYDS BANKING GROUP	4.05% 16/Aug/2023 800,000	799,784	838,162
	LMA SA & LMA AMERICAS	ZCP 02/Feb/2022 3,000,000	2,999,467	2,999,626
	LOGMEIN INC	5.50% 01/Sep/2027 3,058,000	3,089,564	3,094,696
	LUMEN TECHNOLOGIES INC	7.50% 01/Apr/2024 1,173,000	1,224,574	1,284,435
	LUNDIN ENERGY FINANCE	2.00% 15/Jul/2026 1,000,000	998,270	992,993
	LVMH MOET HEN LV SE	ZCP 02/Feb/2022 2,500,000	2,499,689	2,499,794
	LVMH MOET HEN LV SE	ZCP 14/Feb/2022 8,000,000	7,998,827	7,999,100
	MACQUARIE BANK LIMITED	ZCP 18/Mar/2022 2,300,000	2,298,980	2,298,849
	MACQUARIE BANK LIMITED	ZCP 05/Apr/2022 6,850,000	6,845,886	6,845,210
	MADISON IAQ LLC	4.13% 30/Jun/2028 1,302,000	1,301,225	1,305,255
	MADISON IAQ LLC	5.88% 30/Jun/2029 2,750,000	2,745,628	2,749,999
	MARATHON	FLT 15/Apr/2029 1,002,343	1,002,343	1,001,516
	MARBLE POINT	FLT 15/Oct/2030 1,900,000	1,900,000	1,900,015
	MASSMUTUAL GLOBAL FUN	FLT 07/Jan/2022 5,334,000	5,334,133	5,334,060
	MATADOR RESOURCES CO	5.88% 15/Sep/2026 2,029,000	2,021,386	2,089,870
	MATCH GROUP HOLDINGS	4.63% 01/Jun/2028 1,788,000	1,827,504	1,860,235
	MATTEL INC	5.88% 15/Dec/2027 1,495,000	1,556,673	1,607,065
	MAUSER PACKAGING SOLU	5.50% 15/Apr/2024 1,467,000	1,431,888	1,480,452
	MCCORMICK & CO INC	3.15% 15/Aug/2024 800,000	799,496	835,243
	MERCEDES-BENZ AUTO LEA	2.00% 17/Oct/2022 343,615	346,218	344,219
	MERCEDES-BENZ AUTO LEA	1.84% 15/Dec/2022 5,268,659	5,291,360	5,282,692
	MERCEDES-BENZ AUTO LEA	0.31% 15/Feb/2023 523,869	524,008	523,806
	MERCEDES-BENZ AUTO LEA	0.18% 15/Mar/2023 3,176,401	3,176,205	3,175,735
	MERCEDES-BENZ AUTO REC	0.46% 15/Mar/2023 4,344	4,347	4,345
	MERITAGE HOMES CORP	6.00% 01/Jun/2025 2,000,000	2,012,500	2,230,000
	METROPOLITAN LIFE GLOBA	FLT 08/Sep/2022 4,275,000	4,283,271	4,281,459

JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2021
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
CORPORATE DEBT AND ASSET-BACKED SECURITIES (CONTINUED):
	MGIC INVESTMENT CORP	5.25% 15/Aug/2028 2,011,000	2,103,972	2,111,550
	MGM GROWTH PROPERTIES	4.50% 01/Sep/2026 550,000	553,438	591,250
	MGM GROWTH PROPERTIES	4.50% 15/Jan/2028 1,240,000	1,249,078	1,339,200
	MGM GROWTH PROPERTIES	5.75% 01/Feb/2027 1,232,000	1,232,000	1,392,160
	MGM GROWTH PROPERTIES	4.63% 15/Jun/2025 939,000	946,043	1,001,059
	MGM GROWTH PROPERTIES	3.88% 15/Feb/2029 368,000	383,538	386,400
	MICROSOFT CORP	2.38% 12/Feb/2022 4,700,000	4,710,250	4,701,940
	MIDOCEAN CREDIT	FLT 20/Feb/2031 1,900,000	1,900,000	1,899,027
	MIDWEST CONNECTOR CAP	3.90% 01/Apr/2024 800,000	803,500	829,178
	MIDWEST CONNECTOR CAP	3.63% 01/Apr/2022 1,700,000	1,698,895	1,703,059
	MIDWEST GAMING	4.88% 01/May/2029 2,128,000	2,128,000	2,138,640
	MILEAGE PLUS HOLDINGS	6.50% 20/Jun/2027 300,000	324,000	320,250
	MILEAGE PLUS HOLDINGS	6.50% 20/Jun/2027 4,049,074	4,086,841	4,322,387
	MITSUBISHI CORP	2.63% 14/Jul/2022 400,000	403,392	403,786
	MITSUBISHI HC CAPITAL	2.65% 19/Sep/2022 1,300,000	1,302,706	1,314,315
	MITSUBISHI HC CAPITAL	3.41% 28/Feb/2022 400,000	407,540	400,708
	MITSUBISHI UFJ FINANCI	FLT 26/Jul/2023 400,000	400,996	403,470
	MITSUBISHI UFJ TR & BK	ZCP 27/Jan/2022 4,300,000	4,299,627	4,299,719
	MITSUBISHI UFJ TR & BK	ZCP 15/Mar/2022 5,000,000	4,997,465	4,998,078
	MIZUHO BANK SINGAPORE	ZCP 04/Apr/2022 4,600,000	4,596,494	4,596,709
	MIZUHO BANK SINGAPORE	ZCP 09/May/2022 5,000,000	4,995,493	4,994,518
	MIZUHO FINANCIAL GROUP	FLT 10/Jul/2024 1,000,000	1,001,350	1,008,575
	MKS	FLT 20/Jul/2030 700,000	700,000	698,655
	MORGAN STANLEY	FLT 25/Jan/2052 1,700,000	1,700,000	1,668,040
	MORGAN STANLEY	FLT 21/Jul/2032 900,000	900,000	880,267
	MORGAN STANLEY	FLT 04/May/2027 800,000	800,000	792,114
	MORGAN STANLEY ABS CA	FLT 25/Jul/2034 286,072	285,759	285,328
	MOUNTAIN VIEW	FLT 16/Oct/2029 1,000,000	1,000,000	1,000,073
	MOZART DEBT MERGER	5.25% 01/Oct/2029 793,000	803,888	803,817
	MPLX LP	3.50% 01/Dec/2022 200,000	197,975	204,233
	MYLAN INC	3.13% 15/Jan/2023 1,000,000	960,295	1,020,781
	NABORS INDUSTRIES LTD	7.25% 15/Jan/2026 845,000	645,220	781,625
	NASSAU	FLT 20/Jul/2029 900,000	900,000	900,000
	NATIONAL AUSTRALIA BANK	FLT 13/Dec/2022 2,761,000	2,768,838	2,769,011
	NATIONAL AUSTRALIA BANK	FLT 10/Jan/2022 650,000	650,143	650,097
	NATIONAL AUSTRALIA BANK	FLT 22/May/2022 5,820,000	5,835,497	5,835,166
	NATIONAL BK OF CANADA C	ZCP 04/Feb/2022 3,000,000	2,999,603	2,999,708

JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2021
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
CORPORATE DEBT AND ASSET-BACKED SECURITIES (CONTINUED):
	NATIONAL BK OF CANADA C	ZCP 11/Feb/2022 2,956,000	2,955,336	2,955,607
	NATIONAL BK OF CANADA C	ZCP 19/Jan/2022 10,500,000	10,499,370	10,499,557
	NATIONWIDE BLDG SOC COR	ZCP 27/Jan/2022 2,000,000	1,999,812	1,999,831
	NATIONWIDE BUILDING SOCI	1.00% 28/Aug/2025 2,300,000	2,296,757	2,241,327
	NATIXIS NY CORP	ZCP 04/Apr/2022 1,700,000	1,699,322	1,699,063
	NATIXIS NY CORP	ZCP 14/Feb/2022 5,000,000	4,999,144	4,999,406
	NATL AUSTRALIA BK LTD	ZCP 11/Jan/2022 4,000,000	3,999,890	3,999,912
	NATWEST GROUP	FLT 22/Mar/2025 400,000	400,000	423,299
	NATWEST GROUP	FLT 25/Jun/2024 300,000	300,000	304,726
	NATWEST GROUP	FLT 25/Jun/2024 200,000	200,000	209,225
	NATWEST GROUP	FLT 25/Jun/2024 1,900,000	1,900,813	1,987,640
	NATWEST MARKETS	FLT 29/Sep/2026 1,700,000	1,700,000	1,706,140
	NAVIENT CORP	6.75% 25/Jun/2025 792,000	872,336	871,200
	NAVIENT CORP	7.25% 25/Sep/2023 398,000	443,344	429,092
	NAVIENT PRIVATE EDUCATI	2.46% 15/Nov/2068 1,077,933	1,087,702	1,098,714
	NCL CORP LTD	10.25% 01/Feb/2026 465,000	543,929	540,860
	NCL CORP LTD	5.88% 15/Mar/2026 563,000	574,964	560,506
	NCR CORP	5.00% 01/Oct/2028 2,491,000	2,494,114	2,565,730
	NCR CORP	5.25% 01/Oct/2030 1,007,000	1,008,259	1,034,693
	NCR CORP	5.75% 01/Sep/2027 1,760,000	1,850,658	1,839,200
	NESTLE FIN INTL	ZCP 21/Jan/2022 10,200,000	10,199,603	10,199,584
	NEW RED FINANCE INC	3.88% 15/Jan/2028 2,787,000	2,796,935	2,822,562
	NEW RED FINANCE INC	4.38% 15/Jan/2028 2,125,000	2,151,080	2,167,500
	NEW RED FINANCE INC	5.75% 15/Apr/2025 519,000	524,190	538,463
	NEW RED FINANCE INC	4.00% 15/Oct/2030 540,000	517,050	530,550
	NEW YORK LIFE GLOBAL	FLT 12/Jul/2022 107,000	107,212	107,163
	NEW YORK LIFE GLOBAL	FLT 21/Jan/2022 300,000	300,050	300,022
	NEXTERA ENERGY CAPITAL	0.65% 01/Mar/2023 3,700,000	3,699,630	3,692,513
	NEXTERA ENERGY OPERAT	4.50% 15/Sep/2027 1,737,000	1,703,529	1,875,960
	NEXTERA ENERGY OPERAT	4.25% 15/Jul/2024 1,018,000	1,024,363	1,057,448
	NFP CORP	4.88% 15/Aug/2028 396,000	397,463	399,960
	NFP CORP	6.88% 15/Aug/2028 4,663,000	4,760,185	4,675,031
	NIELSEN FINANCE LLC	5.63% 01/Oct/2028 1,729,000	1,741,968	1,785,193
	NIELSEN FINANCE LLC	4.50% 15/Jul/2029 2,128,000	2,135,980	2,093,399
	NIELSEN FINANCE LLC	4.75% 15/Jul/2031 861,000	869,696	850,238
	NISSAN AUTO LEASE TR	0.34% 15/Dec/2022 1,266,227	1,266,685	1,266,348
	NISSAN AUTO LEASE TR	0.15% 15/Nov/2022 6,210,635	6,210,635	6,210,030

JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2021
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
CORPORATE DEBT AND ASSET-BACKED SECURITIES (CONTINUED):
	NISSAN AUTO RECEIVAB	3.22% 15/Jun/2023 1,323,165	1,330,876	1,329,436
	NISSAN MOTOR ACCEPT	2.65% 13/Jul/2022 200,000	197,718	201,740
	NISSAN MOTOR ACCEPT	3.88% 21/Sep/2023 2,400,000	2,428,969	2,496,583
	NISSAN MOTOR ACCEPT	FLT 13/Jan/2022 1,600,000	1,598,640	1,600,144
	NISSAN MOTOR ACCEPT	FLT 28/Sep/2022 200,000	195,080	200,190
	NOMURA HOLDINGS INC	1.85% 16/Jul/2025 600,000	600,000	599,611
	NOMURA HOLDINGS INC	2.17% 14/Jul/2028 400,000	400,000	392,430
	NORDEA BANK ABP	ZCP 09/Feb/2022 1,000,000	999,832	999,911
	NORDEA KREDIT REALKREDIT	1.50% 01/Oct/2053 1,300,000	193,611	194,356
	NORDEA KREDIT REALKREDIT	1.50% 01/Oct/2053 400,000	58,405	57,441
	NORDEA KREDIT REALKREDIT	0.50% 01/Oct/2043 869,753	140,729	124,651
	NORDEA KREDIT REALKREDIT	1.00% 01/Oct/2050 13,853,729	2,092,820	2,014,317
	NORTHWEST FIBER KKC	6.00% 15/Feb/2028 767,000	775,003	751,660
	NOVA CHEMICALS CORP	4.25% 15/May/2029 816,000	816,000	819,313
	NOVA CHEMICALS CORP	5.25% 01/Jun/2027 1,237,000	1,266,163	1,317,405
	NOVELIS CORP	3.25% 15/Nov/2026 1,091,000	1,101,910	1,100,546
	NOVELIS CORP	3.88% 15/Aug/2031 1,316,000	1,327,515	1,307,775
	NOVELIS CORP	4.75% 30/Jan/2030 2,633,000	2,651,975	2,767,941
	NRG ENERGY INC	3.63% 15/Feb/2031 3,078,000	3,175,748	3,001,050
	NRG ENERGY INC	3.88% 15/Feb/2032 1,921,000	1,921,000	1,882,580
	NRG ENERGY INC	5.25% 15/Jun/2029 1,167,000	1,207,967	1,250,306
	NRW. BANK	ZCP 09/Mar/2022 10,500,000	10,496,385	10,498,195
	NUSTAR LOGISTICS LP	5.63% 28/Apr/2027 1,907,000	1,967,465	2,016,653
	NUSTAR LOGISTICS LP	5.75% 01/Oct/2025 1,516,000	1,575,825	1,631,398
	NUSTAR LOGISTICS LP	6.00% 01/Jun/2026 877,000	869,245	951,545
	NVR INC	3.00% 15/May/2030 1,300,000	1,408,576	1,350,808
	NXP BV / NXP FUNDING LLC	3.88% 18/Jun/2026 300,000	299,892	323,773
	NXP BV / NXP FUNDING LLC	4.63% 01/Jun/2023 1,100,000	1,117,498	1,151,190
	NXP BV / NXP FUNDING LLC	4.88% 01/Mar/2024 300,000	299,913	322,262
	NYKREDIT REALKREDIT	0.50% 01/Oct/2043 11,407,617	1,851,565	1,632,696
	NYKREDIT REALKREDIT	1.00% 01/Oct/2050 23,336,098	3,465,780	3,386,399
	NYKREDIT REALKREDIT	1.00% 01/Oct/2053 1,700,000	242,908	244,464
	NYKREDIT REALKREDIT	1.00% 01/Oct/2053 400,000	57,805	56,631
	NYKREDIT REALKREDIT	1.50% 01/Oct/2053 1,900,000	282,337	284,346
	NYKREDIT REALKREDIT	1.50% 01/Oct/2053 2,700,000	407,020	398,257
	OCCIDENTAL PETROLEUM	4.63% 15/Jun/2045 311,000	331,215	322,663
	OCCIDENTAL PETROLEUM	3.40% 15/Apr/2026 1,698,000	1,441,544	1,741,605

JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2021
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
CORPORATE DEBT AND ASSET-BACKED SECURITIES (CONTINUED):
	OCCIDENTAL PETROLEUM	4.40% 15/Apr/2046 446,000	453,805	457,150
	OCCIDENTAL PETROLEUM	4.20% 15/Mar/2048 1,209,000	1,177,445	1,209,000
	OCCIDENTAL PETROLEUM	3.50% 15/Aug/2029 2,347,000	1,588,519	2,411,073
	OCCIDENTAL PETROLEUM	4.40% 15/Aug/2049 4,169,000	2,951,094	4,221,113
	OCCIDENTAL PETROLEUM	7.50% 01/May/2031 565,000	413,863	743,328
	OCCIDENTAL PETROLEUM	6.45% 15/Sep/2036 2,514,000	2,756,536	3,205,363
	OCCIDENTAL PETROLEUM	6.20% 15/Mar/2040 425,000	325,125	522,750
	OCCIDENTAL PETROLEUM	4.50% 15/Jul/2044 407,000	430,403	419,212
	OCCIDENTAL PETROLEUM	6.60% 15/Mar/2046 733,000	527,760	951,068
	OCCIDENTAL PETROLEUM	6.63% 01/Sep/2030 3,049,000	3,049,000	3,773,138
	OCCIDENTAL PETROLEUM	6.13% 01/Jan/2031 1,555,000	1,680,320	1,889,325
	OLYMPUS WATER US	4.25% 01/Oct/2028 2,183,000	2,172,909	2,170,732
	OLYMPUS WATER US	6.25% 01/Oct/2029 660,000	660,000	643,500
	ONCOR ELECTRIC DELIVE	4.10% 01/Jun/2022 3,000,000	3,032,619	3,017,656
	ONEMAIN FINANCE CORP	5.63% 15/Mar/2023 1,116,000	1,116,000	1,165,723
	ONEMAIN FINANCE CORP	6.13% 15/Mar/2024 2,052,000	2,122,930	2,175,592
	ONEMAIN FINANCE CORP	6.88% 15/Mar/2025 1,127,000	1,127,000	1,253,788
	ONEMAIN FINANCE CORP	8.88% 01/Jun/2025 624,000	624,000	667,680
	ONTARIO TEACHERS CAD	3.13% 20/Mar/2022 700,000	699,839	702,367
	ONTARIO TEACHERS FINAN	ZCP 29/Mar/2022 4,800,000	4,798,616	4,798,721
	ONTARIO TEACHERS FINAN	ZCP 27/Apr/2022 5,000,000	4,996,778	4,998,066
	ONTARIO TEACHERS FINAN	ZCP 25/May/2022 4,500,000	4,496,420	4,497,372
	OPTION ONE MORTGAGE	FLT 25/Nov/2034 550,406	547,740	550,500
	ORGANON & CO / ORGANON	4.13% 30/Apr/2028 3,711,000	3,785,220	3,771,304
	ORGANON & CO / ORGANON	5.13% 30/Apr/2031 3,416,000	3,514,839	3,568,627
	ORTHO-CLINICAL DIAGNOST	7.25% 01/Feb/2028 469,000	484,969	504,175
	ORTHO-CLINICAL DIAGNOST	7.38% 01/Jun/2025 1,379,000	1,474,424	1,454,845
	OUTFRONT MEDIA CAPITAL	4.63% 15/Mar/2030 853,000	856,010	850,868
	OUTFRONT MEDIA CAPITAL	4.25% 15/Jan/2029 693,000	694,733	694,261
	OVERSEA-CHINESE BANKIN	0.26% 24/Mar/2022 5,000,000	5,000,000	5,000,495
	OZLM XVI LTD	FLT 16/May/2030 1,300,000	1,300,000	1,299,996
	PACCAR FINANCIAL COR	ZCP 07/Jan/2022 6,000,000	5,999,930	5,999,918
	PACCAR FINANCIAL COR	ZCP 26/Jan/2022 4,250,000	4,249,646	4,249,736
	PACIFIC GAS AND ELECTR	3.50% 15/Jun/2025 200,000	220,750	207,582
	PACIFIC GAS AND ELECTR	4.55% 01/Jul/2030 400,000	453,284	432,479
	PACIFIC GAS AND ELECTR	4.25% 15/Mar/2046 800,000	852,240	798,282
	PACIFIC GAS AND ELECTR	2.95% 01/Mar/2026 300,000	324,000	304,906

JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2021
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
CORPORATE DEBT AND ASSET-BACKED SECURITIES (CONTINUED):
	PACIFIC GAS AND ELECTR	4.25% 01/Aug/2023 700,000	698,355	724,595
	PALMER SQUARE LOAN	FLT 20/Jul/2029 3,500,000	3,500,000	3,500,000
	PANASONIC HOLDINGS CO	2.54% 19/Jul/2022 900,000	901,026	907,139
	PAR PHARMACEUTICAL INC	7.50% 01/Apr/2027 395,000	545,624	403,662
	PARK AEROSPACE HOLDING	5.25% 15/Aug/2022 135,000	140,721	137,959
	PARK AEROSPACE HOLDING	5.25% 15/Aug/2022 7,000	7,494	7,153
	PARK INTERMEDIATE HOLDI	5.88% 01/Oct/2028 1,507,000	1,512,943	1,567,280
	PARK INTERMEDIATE HOLDI	4.88% 15/May/2029 1,280,000	1,325,824	1,308,800
	PENSKE TRUCK LEASING CO	3.90% 01/Feb/2024 400,000	398,084	420,203
	PERNOD RICARD SA	4.25% 15/Jul/2022 1,000,000	1,020,976	1,019,523
	PETROBRAS GLOBAL FINANC	5.09% 15/Jan/2030 652,000	606,262	678,126
	PETSMART INC	4.75% 15/Feb/2028 2,197,000	2,268,938	2,254,671
	PETSMART INC	7.75% 15/Feb/2029 386,000	410,577	419,293
	PG&E CORP	5.00% 01/Jul/2028 959,000	974,584	1,008,695
	PICASSO FINANCE	6.13% 15/Jun/2025 635,000	681,038	663,575
	PIEDMONT HEALTHCARE INC	2.04% 01/Jan/2032 300,000	300,000	291,712
	PILGRIM'S PRIDE CORP	3.50% 01/Mar/2032 3,397,000	3,397,000	3,430,970
	PILGRIM'S PRIDE CORP	4.25% 15/Apr/2031 4,185,000	4,151,729	4,394,250
	PILGRIM'S PRIDE CORP	5.88% 30/Sep/2027 890,000	898,970	939,787
	PLAINS ALL AMERICAN PIPEL	3.65% 01/Jun/2022 300,000	294,669	301,473
	PLANTRONICS INC	4.75% 01/Mar/2029 4,167,000	4,153,814	3,974,276
	PNC BANK NA	2.50% 27/Aug/2024 1,400,000	1,399,342	1,445,524
	POST HOLDINGS INC	4.63% 15/Apr/2030 2,375,000	2,376,250	2,418,938
	POST HOLDINGS INC	5.63% 15/Jan/2028 1,792,000	1,802,921	1,899,054
	POST HOLDINGS INC	5.75% 01/Mar/2027 3,169,000	3,309,125	3,271,993
	PRA HEALTH SCIENCES INC	2.88% 15/Jul/2026 864,000	880,200	865,080
	PRESTIGE BRANDS INC	5.13% 15/Jan/2028 1,000,000	1,014,169	1,041,250
	PRIMO WATER HOLDINGS	4.38% 30/Apr/2029 2,156,000	2,164,910	2,134,440
	PROCTOR GAMBLE CORP	ZCP 25/Jan/2022 10,500,000	10,499,510	10,499,628
	PROJECT ALPHA INTERM	ZCP 26/Apr/2024 1,134,982	1,123,632	1,138,177
	PROSUS NV	4.03% 03/Aug/2050 800,000	800,000	768,243
	PROTECTIVE LIFE GLOBAL	1.17% 15/Jul/2025 1,300,000	1,300,000	1,283,334
	PROTECTIVE LIFE GLOBAL	1.30% 20/Sep/2026 4,200,000	4,200,000	4,092,446
	PROV. BRITSH COLUMBIA	ZCP 28/Jan/2022 3,550,000	3,549,602	3,549,834
	PROV. BRITSH COLUMBIA	ZCP 28/Feb/2022 5,500,000	5,499,110	5,498,954
	PROV. BRITSH COLUMBIA	ZCP 04/Mar/2022 5,000,000	4,998,976	4,998,941
	PROV. BRITSH COLUMBIA	ZCP 24/Feb/2022 4,750,000	4,749,220	4,749,274

JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2021
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
CORPORATE DEBT AND ASSET-BACKED SECURITIES (CONTINUED):
	PROV. BRITSH COLUMBIA	ZCP 12/Apr/2022 6,000,000	5,997,812	5,997,722
	PROVIDENT FUNDING ASSOC	6.38% 15/Jun/2025 2,141,000	2,155,010	2,178,468
	PROVINCE OF ALBERTA COR	ZCP 26/Jan/2022 1,400,000	1,399,874	1,399,939
	PROVINCE OF ALBERTA COR	ZCP 16/Mar/2022 3,500,000	3,498,921	3,499,234
	PSP CAPITAL INC	ZCP 07/Feb/2022 6,100,000	6,099,101	6,099,382
	PSP CAPITAL INC	ZCP 01/Jun/2022 4,000,000	3,997,323	3,995,710
	PSP CAPITAL INC	ZCP 29/Jul/2022 4,500,000	4,495,831	4,491,338
	PUGET ENERGY INC	2.38% 15/Jun/2028 500,000	500,000	492,139
	QVC INC	4.38% 15/Mar/2023 600,000	605,772	618,000
	RAAC SERIES	FLT 25/Oct/2046 315,366	181,662	310,840
	RADIAN GROUP INC	4.88% 15/Mar/2027 1,061,000	1,090,958	1,138,519
	RADIAN GROUP INC	6.63% 15/Mar/2025 857,000	964,135	946,985
	RADIATE HOLDCO LLC	4.50% 15/Sep/2026 2,021,000	2,023,385	2,041,210
	RADIATE HOLDCO LLC	6.50% 15/Sep/2028 3,711,000	3,754,444	3,727,829
	RAMP SERIES	FLT 25/Jul/2035 212,838	211,242	212,847
	REALKREDIT DANMARK	1.00% 01/Oct/2050 17,000,000	2,472,063	2,475,684
	REALKREDIT DANMARK	1.00% 01/Oct/2053 1,200,000	169,689	172,518
	REALKREDIT DANMARK	1.00% 01/Oct/2053 17,607,475	2,866,779	2,495,120
	REALKREDIT DANMARK	1.50% 01/Oct/2053 700,000	104,293	104,648
	REALKREDIT DANMARK	1.50% 01/Oct/2053 1,100,000	164,782	162,398
	REGIONALCARE HOSPITAL	9.75% 01/Dec/2026 352,000	393,793	371,958
	RENAISSANCE HOME EQUI	FLT 25/May/2034 1,076,834	1,060,682	1,066,865
	RENESAS ELECTRONICS	2.17% 25/Nov/2026 2,000,000	2,000,000	1,993,282
	RESIDEO FUNDING INC	4.00% 01/Sep/2029 1,481,000	1,481,000	1,452,839
	RHP HOTEL PROPERTIES	4.50% 15/Feb/2029 743,000	747,644	743,000
	RITCHIE BROS AUCTIONEER	5.38% 15/Jan/2025 1,563,000	1,626,730	1,579,412
	RITCHIE BROS HOLDINGS INC	4.75% 15/Dec/2031 2,092,000	2,134,186	2,183,525
	RLJ LODGING TRUST	3.75% 01/Jul/2026 900,000	900,000	904,950
	RLJ LODGING TRUST	4.00% 15/Sep/2029 999,000	999,000	988,331
	ROBLOX CORP	3.88% 01/May/2030 2,586,000	2,589,121	2,623,109
	ROCKEFELLER FOUNDATION	2.49% 01/Oct/2050 100,000	100,000	98,341
	ROCKET MORTGAGE LLC	3.63% 01/Mar/2029 1,578,000	1,575,773	1,583,918
	ROCKET MORTGAGE LLC	3.88% 01/Mar/2031 850,000	848,938	862,750
	ROCKET MORTGAGE LLC	4.00% 15/Oct/2033 4,622,000	4,653,958	4,681,531
	ROCKPOINT GAS STORAGE	7.00% 31/Mar/2023 2,150,000	2,119,518	2,144,625
	ROYAL BANK OF CANADA	FLT 01/Feb/2022 2,944,000	2,945,850	2,945,288
	ROYAL BANK OF CANADA	FLT 05/Aug/2022 4,331,000	4,339,019	4,334,966

JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2021
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
CORPORATE DEBT AND ASSET-BACKED SECURITIES (CONTINUED):
	ROYAL BK CANADA	ZCP 05/May/2022 2,000,000	1,998,356	1,998,250
	ROYAL BK CANADA	ZCP 11/Oct/2022 4,852,000	4,842,464	4,835,694
	ROYAL BK CANADA	ZCP 18/Feb/2022 10,600,000	10,597,739	10,598,298
	ROYAL CARIBBEAN CRUISES	5.25% 15/Nov/2022 562,000	512,203	569,739
	ROYAL CARIBBEAN CRUISES	3.70% 15/Mar/2028 1,381,000	1,145,840	1,294,522
	ROYAL CARIBBEAN CRUISES	11.50% 01/Jun/2025 392,000	447,309	439,040
	ROYAL CARIBBEAN CRUISES	9.13% 15/Jun/2023 719,000	754,550	760,343
	ROYAL CARIBBEAN CRUISES	5.50% 01/Apr/2028 1,658,000	1,661,246	1,677,166
	ROYAL CARIBBEAN CRUISES	4.25% 01/Jul/2026 1,530,000	1,518,753	1,481,950
	ROYAL CARIBBEAN CRUISES	5.50% 31/Aug/2026 1,405,000	1,398,670	1,428,604
	RR 7 LTD	FLT 15/Jan/2033 2,200,000	2,156,000	2,200,568
	SABINE PASS LIQUEFA	FLT 15/Apr/2023 200,000	214,934	209,180
	SABRE GLBL INC	7.38% 01/Sep/2025 1,354,000	1,358,680	1,414,930
	SABRE GLBL INC	9.25% 15/Apr/2025 378,000	386,075	427,140
	SANDS CHINA LTD	FLT 08/Mar/2027 300,000	299,343	282,390
	SANDS CHINA LTD	FLT 18/Jun/2030 300,000	298,740	305,640
	SANTANDER CONSUMER	0.23% 15/Nov/2023 2,895,921	2,896,023	2,895,285
	SANTOS FINANCE LTD	3.65% 29/Apr/2031 1,000,000	1,000,000	1,018,185
	SBA TOWER TRUST	2.33% 15/Jul/2052 1,600,000	1,651,200	1,633,056
	SCIENTIFIC GAMES INTERN	5.00% 15/Oct/2025 2,755,000	2,667,835	2,836,273
	SCIENTIFIC GAMES INTERN	8.25% 15/Mar/2026 3,112,000	3,268,142	3,275,380
	SCIENTIFIC GAMES INTERN	7.25% 15/Nov/2029 765,000	814,586	852,975
	SCIENTIFIC GAMES INTERN	8.63% 01/Jul/2025 572,000	614,900	610,610
	SCOTTS MIRACLE-GRO	4.38% 01/Feb/2032 1,121,000	1,131,324	1,118,198
	SEAGATE HDD	4.13% 15/Jan/2031 500,000	545,230	520,200
	SECURITIZED TERM AUTO	2.99% 27/Feb/2023 323,704	326,004	324,484
	SELECT MEDICAL CORP	6.25% 15/Aug/2026 2,812,000	2,928,104	2,978,597
	SERVICE PROPERTIES	4.65% 15/Mar/2024 714,000	680,333	705,079
	SERVICE PROPERTIES	4.35% 01/Oct/2024 525,000	491,734	514,503
	SERVICE PROPERTIES	5.50% 15/Dec/2027 499,000	499,000	512,114
	SETANTA AIRCRAFT LEASIN	FLT 05/Nov/2028 1,500,000	1,496,250	1,500,938
	SHEA HOMES LP	4.75% 15/Feb/2028 774,000	804,921	791,415
	SHIFT4 PAYMENTS LLC	4.63% 01/Nov/2026 1,382,000	1,398,004	1,431,766
	SIEMENS FINANCIERINGS	FLT 16/Mar/2022 4,037,000	4,041,969	4,040,671
	SIMMONS FOODS INC	4.63% 01/Mar/2029 804,000	811,255	791,940
	SIRIUS XM RADIO INC	4.13% 01/Jul/2030 2,110,000	2,112,638	2,110,000
	SIX FLAGS ENTERTAINMENT	4.88% 31/Jul/2024 2,108,000	2,131,493	2,129,080

JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2021
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
CORPORATE DEBT AND ASSET-BACKED SECURITIES (CONTINUED):
	SIX FLAGS THEME PARKS IN	7.00% 01/Jul/2025 1,162,000	1,254,960	1,240,949
	SKANDIN ENS BANKEN	0.24% 28/Apr/2022 5,000,000	4,999,995	4,999,862
	SLC STUDENT LOAN TR	FLT 25/Nov/2042 86,872	86,757	87,267
	SLM PRIVATE EDUCATION	3.50% 15/Nov/2044 330,526	335,639	330,883
	SLM STUDENT LOAN TR	FLT 25/Oct/2029 371,911	354,245	372,971
	SM ENERGY CO	6.50% 15/Jul/2028 429,000	432,553	444,015
	SM ENERGY CO	6.63% 15/Jan/2027 396,000	370,312	407,880
	SM ENERGY CO	6.75% 15/Sep/2026 2,146,000	2,223,095	2,205,015
	SOUND POINT	FLT 23/Jan/2029 507,264	507,264	507,014
	SOUND POINT	FLT 20/Oct/2028 2,496,280	2,496,280	2,496,410
	SOUTHERN CALIFORNIA EDIS	FLT 13/Jun/2022 400,000	400,000	400,089
	SOUTHERN CALIFORNIA EDIS	2.25% 01/Jun/2030 800,000	829,896	789,468
	SOUTHERN CALIFORNIA EDIS	1.20% 01/Feb/2026 900,000	898,290	881,524
	SOUTHERN CO	1.75% 15/Mar/2028 300,000	299,286	292,059
	SOUTHERN CO	FLT 15/Sep/2051 400,000	400,000	400,000
	SOUTHERN NATURAL GAS	8.00% 01/Mar/2032 77,000	66,228	107,078
	SOUTHWESTERN ENERGY	4.75% 01/Feb/2032 2,934,000	3,009,059	3,089,810
	SOUTHWESTERN ENERGY	5.38% 01/Feb/2029 811,000	817,083	857,633
	SPCM SA	3.13% 15/Mar/2027 787,000	787,491	777,698
	SPIRIT AEROSYSTEMS INC	3.85% 15/Jun/2026 900,000	877,626	920,250
	SPRINT CAPITAL CORP	8.75% 15/Mar/2032 567,000	772,538	850,500
	SPRINT CORP	7.63% 01/Mar/2026 1,363,000	1,381,856	1,636,418
	SRS DISTRIBUTION INC	4.63% 01/Jul/2028 925,000	925,000	928,469
	SRS DISTRIBUTION INC	6.00% 01/Dec/2029 2,587,000	2,592,435	2,599,935
	SRS DISTRIBUTION INC	6.13% 01/Jul/2029 2,754,000	2,800,346	2,806,656
	STANDARD CHARTERED BNK	ZCP 27/Apr/2022 5,000,000	4,995,662	4,995,483
	STANDARD CHARTERED BNK	ZCP 14/Oct/2022 1,213,000	1,210,376	1,208,726
	STANDARD CHARTERED BNK	FLT 18/Feb/2036 400,000	400,000	394,692
	STANDARD CHARTERED BNK	FLT 14/Oct/2023 1,300,000	1,300,000	1,301,061
	STANDARD CHARTERED BNK	FLT 29/Jun/2032 400,000	400,000	392,533
	STAPLES INC	10.75% 15/Apr/2027 852,000	828,549	803,010
	STAPLES INC	7.50% 15/Apr/2026 1,401,000	1,410,818	1,439,528
	STEVENS HOLDIGS CO INC	6.13% 01/Oct/2026 772,000	789,733	823,145
	STIFEL FINANCIAL CORP	4.00% 15/May/2030 900,000	893,565	985,372
	STRUCTURED ASSET SECUR	FLT 25/Aug/2037 12,931	12,252	13,039
	SUMITOMO MITSUI TR	ZCP 07/Mar/2022 4,300,000	4,297,826	4,298,786
	SUMITOMO MITSUI TR	0.26% 24/May/2022 5,000,000	5,000,000	4,999,479

JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2021
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
CORPORATE DEBT AND ASSET-BACKED SECURITIES (CONTINUED):
	SUMITOMO MTSU BKG CORP	ZCP 10/Jan/2014 5,000,000	5,000,000	4,999,910
	SUMITOMO MTSU BKG CORP	ZCP 24/Jan/2022 2,000,000	1,999,853	1,999,881
	SUMITOMO MTSU BKG CORP	ZCP 24/Jan/2022 10,250,000	10,249,280	10,249,392
	SUNOCO LP	6.00% 15/Apr/2027 1,149,000	1,215,498	1,198,292
	SUNTORY HOLDINGS LTD	2.55% 28/Jun/2022 500,000	493,156	503,749
	SURGERY CENTER HOLDING	6.75% 01/Jul/2025 855,000	832,285	861,413
	SURGERY CENTER HOLDING	10.00% 15/Apr/2027 271,000	277,113	287,938
	SUTTER HEALTH	3.70% 15/Aug/2028 500,000	552,220	551,529
	SVENSKA HANDELS BANK	FLT 08/Feb/2022 5,747,000	5,747,000	5,747,277
	SVENSKA HANDELS BANK	ZCP 04/Jan/2022 2,500,000	2,499,973	2,499,981
	SVENSKA HANDELS BANK	ZCP 24/May/2022 875,000	874,376	874,314
	SVENSKA HANDELS BANK	ZCP 03/Jun/2022 3,000,000	2,997,195	2,997,279
	SVENSKA HANDELS BANK	ZCP 01/Nov/2022 2,500,000	2,493,052	2,492,078
	SVENSKA HANDELS BANK	ZCP 19/Jan/2022 2,000,000	1,999,900	1,999,926
	SVENSKA HANDELS BANK	ZCP 18/Feb/2022 6,750,000	6,748,830	6,749,008
	SWEDBANK AB	ZCP 25/Feb/2022 4,000,000	3,999,206	3,999,322
	SWEDBANK AB	ZCP 24/Mar/2022 4,500,000	4,498,463	4,498,433
	SWEDISH EXPORT	ZCP 03/May/2022 5,000,000	4,996,611	4,997,899
	SWITCH LTD	3.75% 15/Sep/2028 1,017,000	1,034,564	1,024,628
	SYDNEY AIRPORT FINANCE	3.90% 22/Mar/2023 200,000	206,556	206,409
	SYMPHONY	FLT 15/Apr/2028 389,568	389,568	389,528
	SYNCHRONY CARD FUNDI	2.95% 15/Mar/2025 2,647,000	2,663,354	2,661,109
	SYNEOS HEALTH INC	3.63% 15/Jan/2029 580,000	585,800	572,750
	SYNGENTA FINANCE	4.44% 24/Apr/2023 1,200,000	1,216,690	1,240,500
	SYNGENTA FINANCE	4.89% 24/Apr/2025 200,000	196,012	214,773
	TAKEDA PHARMACEUTICALS	3.38% 09/Jul/2060 650,000	650,000	672,983
	TARGA RESOURCES PARTNE	5.38% 01/Feb/2027 997,000	1,006,645	1,027,478
	TARGA RESOURCES PARTNE	5.00% 15/Jan/2028 1,832,000	1,816,508	1,930,374
	TARGA RESOURCES PARTNE	5.88% 15/Apr/2026 970,000	977,275	1,012,161
	TARGA RESOURCES PARTNE	6.88% 15/Jan/2029 935,000	935,000	1,046,059
	TARGA RESOURCES PARTNE	5.50% 01/Mar/2030 2,833,000	2,836,541	3,095,053
	TARGA RESOURCES PARTNE	4.88% 01/Feb/2031 1,262,000	1,265,155	1,370,469
	TARGA RESOURCES PARTNE	4.00% 15/Jan/2032 1,412,000	1,438,861	1,475,540
	TAYLOR MORRIS COMMUNIT	5.75% 15/Jan/2028 1,070,000	1,098,088	1,195,725
	TELEFLEX INC	4.63% 15/Nov/2027 929,000	935,483	966,160
	TEMPO ACQUISITION LLC	5.75% 01/Jun/2025 793,000	793,000	820,755
	TENET HEALTHCARE CORP	4.63% 15/Jul/2024 816,000	816,000	826,200

JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2021
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
CORPORATE DEBT AND ASSET-BACKED SECURITIES (CONTINUED):
	TENET HEALTHCARE CORP	4.88% 01/Jan/2026 2,520,000	2,561,869	2,588,368
	TENET HEALTHCARE CORP	5.13% 01/Nov/2027 1,302,000	1,302,000	1,355,708
	TENET HEALTHCARE CORP	6.13% 01/Oct/2028 2,650,000	2,662,383	2,798,957
	TENET HEALTHCARE CORP	6.25% 01/Feb/2027 2,433,000	2,498,164	2,518,155
	TENET HEALTHCARE CORP	7.50% 01/Apr/2025 1,288,000	1,368,500	1,355,556
	TENNECO INC	5.13% 15/Apr/2029 1,023,000	1,030,673	999,983
	TENNECO INC	7.88% 15/Jan/2029 2,427,000	2,711,373	2,621,160
	TENNESSEE GAS PIPELINE	8.38% 15/Jun/2032 28,000	25,048	40,076
	TERRAFORM POWER OPER	5.00% 31/Jan/2028 1,548,000	1,567,913	1,639,642
	TERRAFORM POWER OPER	4.75% 15/Jan/2030 785,000	785,000	822,967
	TERWIN MORTGAGE TRUS	FLT 25/Oct/2037 585,654	151,140	341,397
	TESLA AUTO LEASE TR	2.16% 20/Oct/2022 3,530,989	3,545,956	3,545,392
	TESLA AUTO LEASE TR	0.12% 20/Sep/2022 1,315,248	1,315,248	1,315,065
	TEXAS HEALTH RESOURCE	2.33% 15/Nov/2050 150,000	150,000	135,488
	THOMSON REUTERS CORP	3.35% 15/May/2026 900,000	860,193	955,104
	TK ELEVATOR HOLDCO GMBH	7.63% 15/Jul/2028 1,197,000	1,259,795	1,282,286
	TK ELEVATOR US NEWCO	5.25% 15/Jul/2027 2,416,000	2,481,148	2,539,820
	T-MOBILE USA INC	2.88% 15/Feb/2031 3,787,000	3,787,000	3,740,041
	T-MOBILE USA INC	3.50% 15/Apr/2031 3,319,000	3,314,851	3,453,021
	T-MOBILE USA INC	4.75% 01/Feb/2028 1,359,000	1,362,469	1,430,348
	TORONTO-DOMINION BANK	ZCP 03/May/2022 3,500,000	3,497,872	3,497,333
	TORONTO-DOMINION BANK	ZCP 30/Jun/2022 5,000,000	4,995,000	4,992,433
	TORONTO-DOMINION BANK	ZCP 28/Oct/2022 2,500,000	2,493,125	2,491,304
	TORONTO-DOMINION BANK	ZCP 23/Mar/2022 10,500,000	10,495,275	10,495,839
	TOTALENERG CAP CAN LTD	ZCP 14/Feb/2022 3,500,000	3,499,358	3,499,475
	TOTALENERG CAP CAN LTD	ZCP 28/Feb/2022 7,000,000	6,998,421	6,998,302
	TOYOTA AUTO RECEIVABLES	3.18% 15/Mar/2023 549,922	554,668	552,337
	TOYOTA AUTO RECEIVABLES	2.91% 17/Jul/2023 1,225,821	1,236,967	1,235,396
	TOYOTA AUTO RECEIVABLES	2.57% 15/Aug/2023 1,869,382	1,887,433	1,883,209
	TOYOTA AUTO RECEIVABLES	0.36% 15/Feb/2023 202,403	202,473	202,411
	TOYOTA MOTOR CREDIT CORP	FLT 17/May/2022 1,064,000	1,065,565	1,064,937
	TOYOTA MOTOR CREDIT CORP	FLT 14/Feb/2022 805,000	805,186	805,049
	TOYOTA MOTOR CREDIT CORP	FLT 28/Mar/2022 6,300,000	6,301,442	6,300,572
	TOYOTA MOTOR CREDIT CORP	ZCP 14/Feb/2022 10,000,000	9,998,656	9,998,750
	TRANSDIGM INC	4.88% 01/May/2029 834,000	834,000	837,586
	TRANSDIGM INC	5.50% 15/Nov/2027 3,244,000	3,276,098	3,341,320
	TRANSDIGM INC	6.25% 15/Mar/2026 6,855,000	7,021,756	7,124,916

JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2021
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
CORPORATE DEBT AND ASSET-BACKED SECURITIES (CONTINUED):
	TRANSDIGM INC	6.38% 15/Jun/2026 2,827,000	2,887,901	2,904,672
	TRANSMONTAIGNE PARTNER	6.13% 15/Feb/2026 2,224,000	2,187,523	2,198,980
	TRANSOCEAN GUARDIAN LTD	5.88% 15/Jan/2024 607,690	602,373	575,786
	TRANSOCEAN SENTRY LTD	5.38% 15/May/2023 1,434,699	1,344,488	1,377,204
	TRI POINTE GROUP INC	5.88% 15/Jun/2024 705,000	704,119	767,569
	TRITON WATER HOLDINGS	6.25% 01/Apr/2029 1,247,000	1,255,054	1,195,998
	TRIVIUM PACKAGING FINANCE	5.50% 15/Aug/2026 1,249,000	1,254,940	1,298,960
	TRIVIUM PACKAGING FINANCE	8.50% 15/Aug/2027 949,000	999,565	1,003,568
	TRUIST BANK	FLT 17/May/2022 1,850,000	1,853,448	1,852,789
	UBER TECHNOLOGIES INC	4.50% 15/Aug/2029 5,724,000	5,724,000	5,828,978
	UBER TECHNOLOGIES INC	6.25% 15/Jan/2028 985,000	985,000	1,057,398
	UBER TECHNOLOGIES INC	7.50% 15/Sep/2027 1,160,000	1,277,148	1,262,422
	UBS GROUP	FLT 30/Jan/2027 900,000	900,000	879,683
	UBS GROUP	FLT 31/Dec/2164 600,000	600,000	592,680
	UKG INC.	ZCP 04/May/2026 917,948	917,948	914,694
	UKG INC.	ZCP 03/May/2027 1,770,000	1,770,000	1,780,700
	UNICREDIT	7.83% 04/Dec/2023 1,600,000	1,600,000	1,781,136
	UNILEVER CAPITAL CRP	ZCP 24/Jan/2022 10,000,000	9,999,553	9,999,533
	UNITED AIRLINES INC	4.38% 15/Apr/2026 1,244,000	1,291,606	1,297,162
	UNITED AIRLINES INC	4.63% 15/Apr/2029 1,954,000	2,029,718	2,015,063
	UNITED OVERSEAS BK LTD	ZCP 02/Mar/2022 3,400,000	3,399,153	3,399,124
	UNITED OVERSEAS BK LTD	ZCP 12/Jan/2022 9,000,000	8,999,725	8,999,772
	UNITED RENTALS NORTH AM	5.50% 15/May/2027 1,970,000	2,002,450	2,048,800
	UNIVISION COMMUNICATIONS	4.50% 01/May/2029 1,026,000	1,031,130	1,036,260
	US FOODS INC	4.63% 01/Jun/2030 1,315,000	1,323,219	1,329,662
	US FOODS INC	4.75% 15/Feb/2029 2,473,000	2,506,035	2,513,186
	US FOODS INC	6.25% 15/Apr/2025 782,000	833,808	814,258
	USA COMPRESSION PARTNER	6.88% 01/Apr/2026 1,414,000	1,474,095	1,470,560
	USI INC	6.88% 01/May/2025 729,000	730,319	734,468
	UTAH ACQUISITIONS	3.95% 15/Jun/2026 600,000	574,584	646,912
	VALE OVERSEAS LTD	3.75% 08/Jul/2030 500,000	495,880	517,505
	VALE OVERSEAS LTD	6.25% 10/Aug/2026 400,000	462,920	463,004
	VENTURE	FLT 20/Oct/2028 1,022,806	1,022,806	1,022,372
	VENTURE	FLT 20/Apr/2029 1,244,893	1,244,893	1,243,205
	VENTURE	FLT 20/Jan/2029 2,200,000	2,200,000	2,198,464
	VENTURE 33	FLT 15/Jul/2031 1,200,000	1,200,000	1,196,815
	VENTURE GLOBAL	3.88% 15/Aug/2029 1,071,000	1,103,341	1,111,163

JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2021
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
CORPORATE DEBT AND ASSET-BACKED SECURITIES (CONTINUED):
	VENTURE GLOBAL	4.13% 15/Aug/2031 3,006,000	3,097,168	3,186,360
	VENTURE GLOBAL	3.88% 01/Nov/2033 2,012,000	2,024,575	2,113,767
	VERIZON COMMUNICATIONS	4.02% 03/Dec/2029 3,863,000	3,972,479	4,330,815
	VERIZON OWNER TRUST	1.94% 22/Apr/2024 3,526,819	3,554,499	3,551,020
	VERSCEND ESCROW CORP	9.75% 15/Aug/2026 2,481,000	2,415,550	2,637,154
	VIBRANT	FLT 20/Jun/2029 235,676	235,676	235,681
	VIBRANT	FLT 15/Sep/2030 2,300,000	2,300,000	2,297,974
	VICI PROPERTIES LP	4.63% 01/Dec/2029 1,895,000	1,994,488	2,016,706
	VICI PROPERTIES LP	3.75% 15/Feb/2027 2,599,000	2,611,995	2,684,364
	VIDEOTRON LTD	3.63% 15/Jun/2029 2,560,000	2,623,846	2,572,800
	VIRGIN MEDIA FINANCE	5.00% 15/Jul/2030 2,016,000	2,011,563	2,005,920
	VISTRA OPERATIONS CO	5.63% 15/Feb/2027 2,628,000	2,655,530	2,706,840
	VISTRA OPERATIONS CO	5.50% 01/Sep/2026 970,000	971,211	1,001,661
	VMED O2 UK FINANCING	4.25% 31/Jan/2031 4,275,000	4,257,431	4,189,500
	VMED O2 UK FINANCING	4.75% 15/Jul/2031 2,133,000	2,162,327	2,159,663
	VOLKSWAGEN AUTO LEASE	1.99% 21/Nov/2022 4,878,232	4,895,434	4,887,592
	VOLKSWAGEN GROUP OF AM	3.20% 26/Sep/2026 300,000	299,812	315,647
	VOLVO FINANCIAL EQUIPMEN	0.37% 17/Apr/2023 1,440,502	1,441,131	1,440,675
	W. R. GRACE HOLDINGS LLC	ZCP 11/Aug/2028 1,383,000	1,391,642	1,387,149
	WALT DISNEY CO	3.80% 13/May/2060 900,000	936,412	1,042,616
	WASTE PRO USA	5.50% 15/Feb/2026 3,145,000	3,068,384	3,129,275
	WELBILT INC	9.50% 15/Feb/2024 525,000	525,654	530,250
	WELLS FARGO & CO	FLT 11/Feb/2026 600,000	600,000	608,954
	WELLS FARGO & CO	FLT 19/May/2025 800,000	800,000	790,970
	WELLS FARGO & CO	3.00% 19/Feb/2025 2,500,000	2,580,923	2,610,010
	WESCO DISTRIBUTION INC	7.13% 15/Jun/2025 1,749,000	1,749,000	1,853,940
	WESCO DISTRIBUTION INC	7.25% 15/Jun/2028 3,987,000	4,291,346	4,370,749
	WESTERN MIDSTEAM OPER	4.50% 01/Mar/2028 3,089,000	3,047,067	3,359,286
	WESTERN MIDSTEAM OPER	5.30% 01/Mar/2048 697,000	771,926	839,886
	WESTERN MIDSTEAM OPER	4.75% 15/Aug/2028 435,000	421,932	480,675
	WESTINGHOUSE AIR BRAKE	3.45% 15/Nov/2026 400,000	355,534	423,210
	WESTINGHOUSE AIR BRAKE	FLT 15/Mar/2024 600,000	597,778	634,620
	WESTPAC BANKING	2.80% 11/Jan/2022 434,000	434,311	434,266
	WESTPAC BANKING	FLT 11/Jan/2022 5,219,000	5,220,222	5,218,810
	WESTPAC BANKING	ZCP 21/Oct/2022 5,000,000	4,987,588	4,984,072
	WESTPAC SECS NZ LTD	ZCP 25/Nov/2022 2,450,000	2,438,392	2,440,616
	WHITE CAP BUYER LLC	6.88% 15/Oct/2028 1,616,000	1,677,920	1,684,678

JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2021
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
CORPORATE DEBT AND ASSET-BACKED SECURITIES (CONTINUED):
	WOODSIDE FINANCE LTD	3.65% 05/Mar/2025 600,000	639,216	630,501
	WORLD OMNI AUTO RECEIV	2.50% 17/Apr/2023 246,037	247,195	246,248
	WORLD OMNI AUTO RECEIV	2.87% 17/Jul/2023 243,289	245,214	243,859
	WORLD OMNI AUTO RECEIV	3.04% 15/May/2024 700,199	707,538	706,782
	WORLD OMNI AUTO RECEIV	0.35% 15/Dec/2023 1,346,996	1,347,334	1,347,163
	WORLD OMNI AUTO RECEIV	0.17% 15/Feb/2024 784,782	784,589	784,460
	WORLD OMNI AUTOMOBILE	0.32% 15/Sep/2023 700,846	700,794	700,743
	WORLD OMNI SELECT AUTO	0.10% 14/Oct/2022 967,909	967,909	967,841
	WP CAREY INC	4.00% 01/Feb/2025 900,000	917,334	957,381
	WR GRACE HOLDINGS LLC	4.88% 15/Jun/2027 2,406,000	2,435,233	2,471,271
	WR GRACE HOLDINGS LLC	5.63% 15/Aug/2029 3,719,000	3,802,367	3,807,994
	WYNN LAS VEGAS LLC	5.50% 01/Mar/2025 1,579,000	1,633,800	1,626,368
	ZAYO GROUP HOLDINGS INC	6.13% 01/Mar/2028 1,600,000	1,600,650	1,576,000
	ZAYO GROUP HOLDINGS INC	4.00% 01/Mar/2027 2,653,000	2,653,924	2,615,246
	ZIGGO BOND CO	5.13% 28/Feb/2030 675,000	675,000	678,372
	ZIGGO BOND CO	6.00% 15/Jan/2027 1,996,000	1,940,882	2,055,878
	ZIGGO BV	4.88% 15/Jan/2030 2,092,000	2,134,323	2,145,554
	ZIGGO BV	5.50% 15/Jan/2027 2,931,000	2,933,510	3,011,602
	ZOOMINFO TECHNOLOGIES	3.88% 01/Feb/2029 3,692,000	3,725,822	3,660,248
	TOTAL CORPORATE DEBT SECURITIES		1,991,216,123	2,015,287,026

U.S. FEDERAL, STATE, LOCAL AND NON-U.S. GOVERNMENT SECURITIES:
	ASIAN DEVELOPMENT BD	2.00% 16/Feb/2022 5,750,000	5,763,644	5,764,605
	CANADIAN GOVERNMENT BD	FLT 01/Dec/2026 500,000	770,515	818,056
	CITY OF LOS ANGELES DEPART OF AIRPORTS	ZCP 17/Mar/2022 8,000,000	7,996,333	7,995,600
	COMMONWEALTH OF AUSTRALIA BD	3.00% 20/Sep/2025 1,160,000	1,278,659	1,257,687
	COMMONWEALTH OF AUSTRALIA BD	1.25% 21/Feb/2022 1,080,000	941,595	943,484
	EMIRATE OF ABU DHABI UNITED ARAB	1.70% 02/Mar/2031 2,000,000	1,993,880	1,944,000
	EXPORT-IMPORT BANK OF CHINA	3.63% 31/Jul/2024 500,000	529,640	531,649
	FEDERAL HOME LOAN MORTGAGE CORP	0.80% 28/Oct/2026 4,000,000	3,999,400	3,900,740
	FEDERAL HOME LOAN MORTGAGE CORP	0.68% 06/Aug/2025 1,400,000	1,400,000	1,373,060
	FRENCH REPUBLIC BD	FLT 25/Jul/2023 800,000	1,173,017	1,139,936
	FRENCH REPUBLIC BD	FLT 25/Jul/2024 3,400,000	4,502,631	4,591,304
	FRENCH REPUBLIC BD	FLT 01/Mar/2026 2,800,000	3,543,561	3,626,083
	HYDRO-QUEBEC BD	8.40% 15/Jan/2022 1,500,000	1,504,689	1,503,689
	INTERNATIONAL BANK FOR RECONST	2.00% 26/Jan/2022 5,669,000	5,676,274	5,674,728
	JAPAN BD	FLT 10/Mar/2031 150,000,000	1,404,782	1,366,260

JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2021
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
U.S. FEDERAL, STATE, LOCAL AND NON-U.S. GOVERNMENT SECURITIES (CONTINUED):
	JAPAN BD	FLT 10/Mar/2028 329,000,000	3,123,304	2,995,532
	JAPAN BD	FLT 10/Mar/2029 558,000,000	5,306,341	5,067,449
	KOREA DEVELOPMENT	3.00% 14/Sep/2022 3,236,000	3,295,817	3,282,598
	PETROLEOS MEXICANOS BD	6.70% 16/Feb/2032 600,000	600,048	606,000
	PROVINCE OF QUEBEC CANADA BD	2.38% 31/Jan/2022 4,000,000	4,007,188	4,005,969
	REPUBLIC OF ITALY BD	1.40% 26/May/2025 3,300,000	3,615,496	4,098,362
	REPUBLIC OF ITALY BD	FLT 15/May/2030 6,300,000	8,276,308	8,191,459
	REPUBLIC OF ITALY BD	FLT 26/May/2025 7,400,000	8,813,897	9,190,266
	SAUDI ARABIAN OIL CO	2.88% 16/Apr/2024 200,000	204,860	206,438
	STATE OF QATAR BD	3.88% 23/Apr/2023 1,600,000	1,589,152	1,663,440
	STATE OF QATAR BD	3.88% 23/Apr/2023 300,000	297,966	311,895
	SVENSK EXPORTKREDIT AB	2.38% 09/Mar/2022 6,000,000	6,024,362	6,023,053
	TOKYO METROPOLITAN GOVT BD	2.50% 08/Jun/2022 1,500,000	1,499,715	1,510,545
	UNITED KINGDOM OF GREAT BRITAIN	1.88% 22/Nov/2022 800,000	1,751,005	1,750,069
	UNITED KINGDOM OF GREAT BRITAIN	0.13% 22/Mar/2024 1,400,000	2,666,590	2,670,593
	UNITED MEXICAN STATES BD	FLT 29/May/2031 11,349,000	568,384	560,568
	U.S OF AMERICA TREAS BILL	ZCP 30/Jun/2022 7,000,000	6,993,560	6,993,597
	U.S OF AMERICA TREAS BILL	ZCP 22/Mar/2022 2,700,000	2,699,637	2,699,602
	U.S. OF AMERICA TREAS BILL	ZCP 21/Apr/2022 3,800,000	3,799,396	3,799,159
	U.S. OF AMERICA TREAS BILL	ZCP 13/Jan/2022 210,000	209,997	209,999
	U.S. OF AMERICA TREAS BILL	ZCP 14/Apr/2022 1,121,000	1,120,830	1,120,764
	U.S. OF AMERICA TREAS BOND	ZCP 15/May/2049 23,800,000	12,705,830	14,100,281
	U.S. OF AMERICA TREAS BOND	4.50% 15/May/2038 11,811,000	17,124,686	16,515,561
	U.S. OF AMERICA TREAS BOND	3.38% 15/May/2044 1,000,000	1,221,563	1,258,945
	U.S. OF AMERICA TREAS BOND	3.13% 15/Aug/2044 10,000,000	10,870,116	12,143,359
	U.S. OF AMERICA TREAS BOND	2.88% 15/May/2049 4,951,000	5,615,335	5,964,021
	U.S. OF AMERICA TREAS BOND	2.25% 15/Aug/2049 2,330,000	2,825,979	2,493,737
	U.S. OF AMERICA TREAS BOND	2.38% 15/Nov/2049 3,030,000	3,584,515	3,328,502
	U.S. OF AMERICA TREAS BOND	2.00% 15/Feb/2050 500,000	569,891	507,871
	U.S. OF AMERICA TREAS BOND	1.63% 15/Nov/2050 123,600	115,870	115,156
	U.S. OF AMERICA TREAS BOND	1.38% 15/Nov/2040 12,040,000	11,843,218	10,972,391
	U.S. OF AMERICA TREAS BOND	1.88% 15/Feb/2041 12,400,000	11,720,474	12,273,578
	U.S. OF AMERICA TREAS BOND	2.25% 15/Aug/2027 15,356,000	17,055,390	16,108,204
	U.S. OF AMERICA TREAS BOND	2.75% 15/Feb/2028 2,194,000	2,379,770	2,371,234
	U.S. OF AMERICA TREAS BOND	2.88% 15/Aug/2028 908,000	990,575	991,635
	U.S. OF AMERICA TREAS BOND	0.63% 15/Aug/2030 1,530,000	1,491,246	1,426,845
	U.S. OF AMERICA TREAS BOND	1.13% 15/Feb/2031 2,100,000	2,068,241	2,038,066

JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2021
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
U.S. FEDERAL, STATE, LOCAL AND NON-U.S. GOVERNMENT SECURITIES (CONTINUED):
	U.S. OF AMERICA TREAS BOND	1.38% 31/Oct/2028 3,271,000	3,264,520	3,257,712
	U.S. OF AMERICA TREAS BOND	1.38% 15/Nov/2031 2,368,000	2,352,284	2,338,030
	U.S. OF AMERICA TREAS BOND	1.00% 15/Dec/2024 2,900,000	2,900,000	2,903,172
	U.S. OF AMERICA TREAS BOND	FLT 15/Apr/2028 5,324,000	10,340,483	12,082,701
	U.S. OF AMERICA TREAS BOND	FLT 15/Apr/2029 1,910,000	3,917,737	4,467,645
	U.S. OF AMERICA TREAS BOND	FLT 15/Apr/2032 269,000	512,186	622,722
	U.S. OF AMERICA TREAS BOND	FLT 15/Jan/2025 7,370,000	11,240,531	12,309,692
	U.S. OF AMERICA TREAS BOND	FLT 15/Jan/2026 4,187,000	5,784,101	6,748,243
	U.S. OF AMERICA TREAS BOND	FLT 15/Jan/2028 9,736,000	15,475,925	15,402,635
	U.S. OF AMERICA TREAS BOND	FLT 15/Jan/2029 4,080,000	5,627,578	6,706,212
	U.S. OF AMERICA TREAS BOND	FLT 15/Feb/2040 2,280,000	3,382,099	4,458,057
	U.S. OF AMERICA TREAS BOND	FLT 15/Feb/2041 2,490,000	4,094,242	4,860,167
	U.S. OF AMERICA TREAS BOND	FLT 15/Feb/2042 4,260,000	5,102,042	6,574,220
	U.S. OF AMERICA TREAS BOND	FLT 15/Feb/2043 4,370,000	5,561,720	6,521,528
	U.S. OF AMERICA TREAS BOND	FLT 15/Feb/2044 10,780,000	16,328,026	18,212,533
	U.S. OF AMERICA TREAS BOND	FLT 15/Feb/2045 4,290,000	4,776,736	6,469,474
	U.S. OF AMERICA TREAS BOND	FLT 15/Feb/2046 7,330,000	8,629,595	11,654,981
	U.S. OF AMERICA TREAS BOND	FLT 15/Feb/2047 4,891,000	4,885,807	7,556,551
	U.S. OF AMERICA TREAS BOND	FLT 15/Feb/2048 3,541,000	3,930,822	5,551,115
	U.S. OF AMERICA TREAS BOND	FLT 15/Feb/2049 3,180,000	4,556,273	4,949,175
	U.S. OF AMERICA TREAS BOND	FLT 15/Feb/2050 2,590,000	3,044,592	3,362,603
	U.S. OF AMERICA TREAS BOND	1.63% 15/Nov/2050 3,100,000	2,900,432	2,888,207
	U.S. OF AMERICA TREAS BOND	FLT 15/Feb/2051 4,700,000	5,409,350	5,899,525
	U.S. OF AMERICA TREAS NOTE	FLT 15/Jul/2027 12,630,000	13,582,317	15,859,462
	U.S. OF AMERICA TREAS NOTE	FLT 15/Jan/2028 15,398,000	18,603,185	19,325,110
	U.S. OF AMERICA TREAS NOTE	FLT 15/Apr/2023 25,230,000	29,360,413	29,358,819
	U.S. OF AMERICA TREAS NOTE	FLT 15/Jan/2029 11,080,000	13,047,654	14,034,069
	U.S. OF AMERICA TREAS NOTE	FLT 15/Apr/2024 10,430,000	11,641,413	12,188,723
	U.S. OF AMERICA TREAS NOTE	FLT 15/Jul/2029 13,623,000	15,425,421	16,468,469
	U.S. OF AMERICA TREAS NOTE	FLT 15/Jan/2024 16,319,000	20,566,500	20,584,452
	U.S. OF AMERICA TREAS NOTE	FLT 15/Jan/2025 7,800,000	9,289,771	9,751,806
	U.S. OF AMERICA TREAS NOTE	FLT 15/Jan/2026 10,650,000	12,829,458	13,620,098
	U.S. OF AMERICA TREAS NOTE	FLT 15/Jul/2026 9,345,000	9,754,785	11,716,244
	U.S. OF AMERICA TREAS NOTE	FLT 15/Jul/2022 8,355,000	9,003,768	10,293,868
	U.S. OF AMERICA TREAS NOTE	FLT 15/Jan/2023 1,582,000	1,691,892	1,957,332
	U.S. OF AMERICA TREAS NOTE	FLT 15/Jan/2027 5,390,000	5,429,795	6,792,596
	U.S. OF AMERICA TREAS NOTE	FLT 15/Apr/2022 23,168,000	26,758,247	26,728,897

JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2021
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
U.S. FEDERAL, STATE, LOCAL AND NON-U.S. GOVERNMENT SECURITIES (CONTINUED):
	U.S. OF AMERICA TREAS NOTE	FLT 15/Jul/2025 1,726,000	2,174,743	2,187,413
	U.S. OF AMERICA TREAS NOTE	FLT 15/Jul/2028 7,010,000	7,689,935	8,847,369
	U.S. OF AMERICA TREAS NOTE	FLT 15/Oct/2024 9,200,000	9,721,524	10,585,755
	U.S. OF AMERICA TREAS NOTE	1.75% 31/Dec/2024 220,000	221,470	225,019
	U.S. OF AMERICA TREAS NOTE	FLT 15/Jan/2030 14,780,000	17,483,394	17,628,401
	U.S. OF AMERICA TREAS NOTE	FLT 15/Apr/2025 11,900,000	13,278,975	13,623,787
	U.S. OF AMERICA TREAS NOTE	FLT 15/Jul/2030 11,140,000	12,611,452	13,426,274
	U.S. OF AMERICA TREAS NOTE	FLT 15/Oct/2025 700,000	769,558	804,198
	U.S. OF AMERICA TREAS NOTE	FLT 15/Jan/2031 7,670,000	9,040,089	9,111,163
	U.S. OF AMERICA TREAS NOTE	FLT 15/Apr/2026 2,610,000	2,942,400	2,968,264
	U.S. OF AMERICA TREAS NOTE	FLT 15/Jul/2031 35,640,000	41,223,830	41,286,658
	U.S. OF AMERICA TREAS NOTE	FLT 15/Oct/2026 14,000,000	15,397,064	15,402,290
	TOTAL U.S. FEDERAL, STATE, LOCAL AND NON-U.S. GOVERNMENT SECURITIES		674,681,306	712,571,060

MORTGAGE-BACKED SECURITIES:
	ALTERNATIVE LOAN TRUST	FLT 20/Dec/2046 334,083	185,498	295,067
	AREIT 2020-CRE4 TRUST	FLT 15/Apr/2037 162,068	161,865	162,137
	BAMLL COMMERCIAL MORTG SECUR TR	FLT 15/Sep/2038 1,100,000	1,100,000	1,099,650
	BANC OF AMERICA FUNDING TR	FLT 20/May/2036 66,901	43,944	66,895
	BANC OF AMERICA FUNDING TR	FLT 25/Apr/2037 85,013	64,473	86,889
	BANC OF AMERICA MORTGAGE	FLT 25/Feb/2035 26,246	19,750	26,191
	CHL MORTGAGE PASS-THROUGH TR	FLT 20/Nov/2034 51,268	50,497	52,166
	CIM TRUST	FLT 25/Feb/2049 152,096	151,792	152,111
	CITIGROUP COMMERCIAL MORTGAGE	3.21% 10/May/2049 500,000	533,711	526,708
	CITIGROUP COMMERCIAL MORTGAGE	FLT 15/Feb/2039 1,074,301	1,059,235	1,081,186
	CITIGROUP MORTGAGE LOAN TRUST	FLT 25/Oct/2035 200,818	107,331	138,441
	CITIGROUP MORTGAGE LOAN TRUST	FLT 25/Sep/2037 68,602	44,376	68,200
	COMM 2016-COR1 MORTGAGE TRUST	3.09% 10/Oct/2049 600,000	622,641	629,895
	COMM 2018-COR3 MORTGAGE TRUST	4.23% 10/May/2051 1,900,000	2,220,105	2,129,744
	CSMC 2020-FACT	FLT 15/Oct/2037 1,400,000	1,400,000	1,399,448
	EUROPEAN LOAN	FLT 17/Feb/2030 299,689	333,839	341,017
	FEDERAL HOME LOAN MORTG CORP	FLT 15/Jul/2048 217,028	214,857	218,148
	FEDERAL NATIONAL MORTG ASSOC	2.00% 25/Dec/2044 133,090	135,086	134,915
	FEDERAL NATIONAL MORTG ASSOC	FLT 25/Jun/2055 134,285	133,405	134,703
	FEDERAL NATIONAL MORTG ASSOC	FLT 25/Jun/2059 691,748	690,992	700,780
	FEDERAL NATIONAL MORTG ASSOC	2.50% 25/Dec/2049 2,428,240	2,473,769	2,511,423
	FEDERAL NATIONAL MORTG ASSOC	3.00% 25/Apr/2028 1,404,513	66,809	74,743

JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2021
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
MORTGAGE-BACKED SECURITIES (CONTINUED):
	FHLMC MORTPASS	FLT 01/Jan/2037 113,533	117,741	115,746
	FHLMC MORTPASS	FLT 01/Sep/2037 18,626	19,192	19,581
	FHLMC MORTPASS	4.00% 01/Sep/2039 3,206	3,319	3,413
	FHLMC MORTPASS	4.00% 01/Aug/2043 11,997	12,420	12,800
	FHLMC MORTPASS	4.00% 01/Sep/2043 228,181	236,239	243,148
	FREDDIE MAC WHOLE LOAN SECUR TR	3.50% 25/Dec/2046 770,607	794,478	784,517
	GOVT NATIONAL MORTG ASSOC	4.00% 20/Jun/2048 140,870	146,169	148,911
	GOVT NATIONAL MORTG ASSOC	7.50% 15/Mar/2029 1,717	1,827	1,923
	GOVT NATIONAL MORTG ASSOC	FLT 20/May/2037 23,737	23,377	23,790
	GOVT NATIONAL MORTG ASSOC	FLT 20/Mar/2037 58,370	57,486	58,456
	GOVT NATIONAL MORTG ASSOC	FLT 20/May/2066 432,331	431,115	437,576
	GOVT NATIONAL MORTG ASSOC	FLT 20/Mar/2049 630,192	629,897	635,567
	GOVT NATIONAL MORTG ASSOC	FLT 20/Mar/2049 446,067	445,649	448,888
	GOVT NATIONAL MORTG ASSOC	FLT 20/Jun/2044 608,294	606,583	610,772
	GOVT NATIONAL MORTG ASSOC	FLT 20/Aug/2068 354,210	349,678	348,350
	HARBORVIEW MORTGAGE LOAN TR	FLT 20/Jun/2035 838,327	804,794	825,266
	HARBORVIEW MORTGAGE LOAN TR	FLT 20/Jun/2035 714,500	696,637	707,124
	HARBORVIEW MORTGAGE LOAN TR	FLT 25/Feb/2036 63,811	33,222	27,298
	HOMEWARD OPPORTUNITIES FUND I TR	FLT 25/May/2065 287,890	287,887	287,961
	IMPAC SECURED ASSETS TRUST	FLT 25/Dec/2036 91,287	83,756	89,926
	MASTR ADJUSTABLE RATE MORTGA TR	FLT 25/Jan/2036 52,725	40,514	52,911
	MILL CITY MORTGAGE LOAN TRUST	FLT 25/Jul/2059 173,794	174,606	176,563
	MILL CITY MORTGAGE LOAN TRUST	FLT 25/Aug/2059 920,240	926,033	934,570
	MORGAN STANLEY BOA MERRILL LYNCH	3.73% 15/May/2048 600,000	654,680	639,947
	MORGAN STANLEY CAPITAL I TRUST	3.59% 15/Dec/2050 400,000	433,344	433,882
	MORGAN STANLEY CAPITAL I TRUST	4.07% 15/Mar/2052 200,000	228,297	224,034
	MORGAN STANLEY MORTGAGE LOAN TR	FLT 25/Jul/2035 155,602	94,613	150,254
	MORGAN STANLEY MORTGAGE LOAN TR	FLT 25/Aug/2034 43,523	22,588	43,783
	MORGAN STANLEY MORTGAGE LOAN TR	FLT 25/Jun/2036 168,970	136,575	174,967
	MORGAN STANLEY MORTGAGE LOAN TR	FLT 25/Jun/2037 217,496	103,254	159,895
	NEW RESIDENTIAL MORTGAGE LOAN TR	FLT 25/Oct/2058 243,390	243,390	242,085
	PFP 2021-7 LTD	FLT 14/Apr/2038 899,955	899,955	898,995
	RALI SERIES 2005-QA13 TRUST	FLT 25/Dec/2035 424,005	239,656	397,438
	RALI SERIES 2006-QO6 TRUST	FLT 25/Jun/2046 126,699	105,387	38,391
	RBSGC MORTGAGE LOAN TRUST	FLT 25/Jan/2037 194,061	75,848	74,618
	RESIDENTIAL MORTGAGE SECURITIES	FLT 20/Jun/2070 403,895	516,501	551,836
	SEASONED LOANS STRUCTURED TR	2.75% 25/Nov/2029 1,364,428	1,393,886	1,408,126

JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2021
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
MORTGAGE-BACKED SECURITIES (CONTINUED):
	STRUCTURED ADJUST RATE MTG LOAN	FLT 25/Jan/2035 106,939	66,964	107,178
	STRUCTURED ADJUST RATE MTG LOAN	FLT 25/May/2036 181,958	99,838	150,452
	TBA GNMA2 SINGLE FAMILY 30YR	2.50% 15/Feb/2052 300,000	307,160	306,550
	TBA UMBS SINGLE FAMILY 30YR	2.50% 25/Feb/2052 20,330,000	20,703,643	20,689,844
	TBA UMBS SINGLE FAMILY 30YR	3.00% 25/Feb/2052 40,900,000	42,299,547	42,308,589
	TBA UMBS SINGLE FAMILY 30YR	3.50% 25/Mar/2050 30,850,000	32,358,758	32,384,958
	TBA UMBS SINGLE FAMILY 30YR	4.00% 25/Feb/2052 4,529,000	4,819,139	4,814,704
	THARALDSON HOTEL PORTFOLIO TR	FLT 11/Nov/2034 567,056	566,702	566,372
	THORNBURG MORTGAGE SECURITIES TR	FLT 25/Sep/2037 62,080	47,266	62,649
	TOWD POINT MORTGAGE FUNDING	FLT 20/Feb/2054 572,342	733,191	777,995
	TOWD POINT MORTGAGE FUNDING	FLT 20/Oct/2051 677,586	895,769	923,680
	TOWD POINT MORTGAGE TRUST	FLT 25/Oct/2057 915,845	934,913	927,143
	TOWD POINT MORTGAGE TRUST	FLT 25/Mar/2058 2,038,325	2,090,239	2,081,195
	TOWD POINT MORTGAGE TRUST	FLT 25/Mar/2058 312,157	336,154	322,778
	TOWD POINT MORTGAGE TRUST	FLT 25/Oct/2059 772,196	773,130	775,862
	TOWD POINT MORTGAGE TRUST	FLT 25/May/2058 733,671	739,288	736,424
	TOWD POINT MORTGAGE TRUST	FLT 25/Oct/2059 482,623	483,206	484,914
	UBS-BARCLAYS COMMERCIAL MORTG TR	FLT 10/Mar/2046 5,676,808	52,057	31,253
	UMBS MORTPASS	4.00% 01/Jun/2042 29,284	30,932	32,056
	UMBS MORTPASS	4.00% 01/Jan/2045 163,166	173,032	177,768
	UMBS MORTPASS	4.00% 01/Nov/2044 474,546	503,241	521,593
	UMBS MORTPASS	4.00% 01/Jan/2045 256,001	271,481	281,374
	UMBS MORTPASS	4.00% 01/Jun/2045 74,110	78,591	79,815
	UMBS MORTPASS	4.00% 01/Jul/2042 44,337	47,018	48,463
	UMBS MORTPASS	4.00% 01/Nov/2042 42,708	45,110	46,837
	UMBS MORTPASS	3.00% 01/May/2043 491,674	479,689	519,118
	UMBS MORTPASS	4.00% 01/Jun/2043 144,593	153,336	158,954
	UMBS MORTPASS	4.00% 01/Jul/2043 510,449	541,316	561,098
	UMBS MORTPASS	4.00% 01/Sep/2044 2,377,427	2,521,187	2,613,106
	UMBS MORTPASS	3.00% 01/Feb/2046 122,031	121,917	127,759
	UMBS MORTPASS	4.00% 01/Aug/2048 102,979	109,206	112,415
	UMBS MORTPASS	4.00% 01/Dec/2045 422,184	445,932	461,119
	UMBS MORTPASS	4.00% 01/Jun/2048 949,957	986,025	1,012,994
	UMBS MORTPASS	4.00% 01/Jun/2049 1,242,921	1,296,813	1,327,278
	UMBS MORTPASS	4.00% 01/Dec/2041 231,149	245,127	254,120
	UMBS MORTPASS	4.00% 01/Feb/2043 40,081	42,336	44,016
	UMBS MORTPASS	3.00% 01/Sep/2043 1,111,770	1,068,342	1,172,578

JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2021
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
MORTGAGE-BACKED SECURITIES (CONTINUED):
	UMBS MORTPASS	3.00% 01/Sep/2032 2,247,807	2,346,851	2,356,536
	UMBS MORTPASS	4.00% 01/Jul/2048 68,101	72,805	72,509
	UMBS MORTPASS	4.00% 01/Jun/2050 98,795	105,618	105,090
	VASA TRUST 2021	FLT 15/Jul/2039 1,400,000	1,400,000	1,394,169
	VMC FINANCE 2021	FLT 16/Jun/2036 831,163	831,163	829,564
	WELLS FARGO COMMERCIAL MORTG TR	3.45% 15/Feb/2048 1,100,000	1,175,840	1,158,125
	WELLS FARGO COMMERCIAL MORTG TR	4.02% 15/Mar/2052 300,000	341,355	336,059
	WELLS FARGO COMMERCIAL MORTG TR	2.73% 15/Feb/2053 500,000	518,497	519,159
	TOTAL MORTGAGE-BACKED SECURITIES		148,144,292	149,239,977

OTHER:
	FIDELITY GOVT PORTFOLIO - INST SHRS	294,405,741 UNITS	294,405,741	294,405,741
	PIMCO FDS PAC INVT MGMT OPN-END FD	1,361,323 UNITS	15,734,088	16,894,024
	TR RECEIPT MISCELLANEOUS INCOME	1 UNIT	—	1
	TOTAL OTHER		310,139,829	311,299,766

DERIVATIVES RECEIVABLE:
	90DAY EURO$ FUTURE	FUTURE LONG EX 18/DEC/2023	—	(739,883)
	90DAY EURO$ FUTURE	VM EX 18/DEC/2023 SIZE 2,500	(739,883)	739,883
	3MO EURO EURIBOR FUTURE	FUTURE LONG EX 13/MAR/2023	—	(45,352)
	3MO EURO EURIBOR FUTURE	VM EX 13/MAR/2023 SIZE 2,500	(45,352)	45,352
	AUST 10Y BOND FUT BOND	FUTURE LONG EX 15/MAR/2022	—	199
	AUST 10Y BOND FUT BOND	VM EX 15/MAR/2022 SIZE 100,000	199	(199)
	AUST 3YR BOND FUT BOND	FUTURE LONG EX 15/MAR/2022	—	(1,661)
	AUST 3YR BOND FUT BOND	VM EX 15/MAR/2022 SIZE 100,000	(1,661)	1,661
	CREDIT DEFAULT SWAP	EX 20/JUN/2022 500,000	—	2,070
	CREDIT DEFAULT SWAP	EX 20/JUN/2022 700,000	—	2,897
	CREDIT DEFAULT SWAP	EX 20/JUN/2023 200,000	—	2,097
	CREDIT DEFAULT SWAP	EX 20/JUN/2024 100,000	—	1,429
	CREDIT DEFAULT SWAP	EX 20/DEC/2024 50,000	—	764
	CREDIT DEFAULT SWAP	EX 20/DEC/2024 100,000	—	1,529
	CREDIT DEFAULT SWAP	EX 20/JUN/2025 1,600,000	—	33,776
	CREDIT DEFAULT SWAP	EX 20/JUN/2026 100,000	—	820
	CREDIT DEFAULT SWAP	EX 20/DEC/2026 800,000	—	3,346
	CREDIT DEFAULT SWAP	EX 17/AUG/2061 400,000	—	2,445
	CREDIT DEFAULT SWAP	CDS EX 20/DEC/2023 500,000	—	6,927
	CREDIT DEFAULT SWAP	VM EX 20/DEC/2023 500,000	6,927	(6,927)

JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2021
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
DERIVATIVES RECEIVABLE (CONTINUED):
	CREDIT DEFAULT SWAP	CDS EX 20/DEC/2023 300,000	—	4,156
	CREDIT DEFAULT SWAP	VM EX 20/DEC/2023 300,000	4,156	(4,156)
	CREDIT DEFAULT SWAP	CDS EX 20/DEC/2023 100,000	—	1,385
	CREDIT DEFAULT SWAP	VM EX 20/DEC/2023 100,000	1,385	(1,385)
	CREDIT DEFAULT SWAP	CDS EX 20/DEC/2023 200,000	—	2,771
	CREDIT DEFAULT SWAP	VM EX 20/DEC/2023 200,000	2,771	(2,771)
	CREDIT DEFAULT SWAP	CDS EX 20/DEC/2023 100,000	—	1,385
	CREDIT DEFAULT SWAP	VM EX 20/DEC/2023 100,000	1,385	(1,385)
	CREDIT DEFAULT SWAP	CDS EX 20/DEC/2023 100,000	—	1,385
	CREDIT DEFAULT SWAP	VM EX 20/DEC/2023 100,000	1,385	(1,385)
	CREDIT DEFAULT SWAP	CDS EX 20/DEC/2023 200,000	—	2,599
	CREDIT DEFAULT SWAP	VM EX 20/DEC/2023 200,000	2,599	(2,599)
	CREDIT DEFAULT SWAP	CDS EX 20/JUN/2024 100,000	—	1,581
	CREDIT DEFAULT SWAP	VM EX 20/JUN/2024 100,000	1,581	(1,581)
	CREDIT DEFAULT SWAP	CDS EX 20/JUN/2024 500,000	—	7,905
	CREDIT DEFAULT SWAP	VM EX 20/JUN/2024 500,000	7,905	(7,905)
	CREDIT DEFAULT SWAP	CDS EX 20/DEC/2024 100,000	—	1,774
	CREDIT DEFAULT SWAP	VM EX 20/DEC/2024 100,000	1,774	(1,774)
	CREDIT DEFAULT SWAP	CDS EX 20/DEC/2022 600,000	—	3,118
	CREDIT DEFAULT SWAP	VM EX 20/DEC/2022 600,000	3,118	(3,118)
	CREDIT DEFAULT SWAP	CDS EX 20/DEC/2022 200,000	—	1,039
	CREDIT DEFAULT SWAP	VM EX 20/DEC/2022 200,000	1,039	(1,039)
	CREDIT DEFAULT SWAP	CDS EX 20/JUN/2026 100,000	—	1,686
	CREDIT DEFAULT SWAP	VM EX 20/JUN/2026 100,000	1,686	(1,686)
	CREDIT DEFAULT SWAP	CDS EX 20/JUN/2026 1,300,000	—	21,657
	CREDIT DEFAULT SWAP	VM EX 20/JUN/2026 1,300,000	21,657	(21,657)
	CREDIT DEFAULT SWAP	CDS EX 20/DEC/2022 900,000	—	6,376
	CREDIT DEFAULT SWAP	VM EX 20/DEC/2022 900,000	6,376	(6,376)
	CREDIT DEFAULT SWAP	CDS EX 20/DEC/2023 100,000	—	1,385
	CREDIT DEFAULT SWAP	VM EX 20/DEC/2023 100,000	1,385	(1,385)
	CREDIT DEFAULT SWAP	CDS EX 20/DEC/2022 200,000	—	1,684
	CREDIT DEFAULT SWAP	VM EX 20/DEC/2022 200,000	1,684	(1,684)
	CREDIT INDEX SWAP	CIS EX 20/DEC/2022 300,000	—	7,168
	CREDIT INDEX SWAP	VM EX 20/DEC/2022 300,000	7,168	(7,168)
	CREDIT INDEX SWAP	CIS EX 20/JUN/2026 2,300,000	—	56,183
	CREDIT INDEX SWAP	VM EX 20/JUN/2026 2,300,000	56,183	(56,183)
	CREDIT INDEX SWAP	CIS EX 20/DEC/2026 14,800,000	—	361,624

JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2021
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
DERIVATIVES RECEIVABLE (CONTINUED):
	CREDIT INDEX SWAP	VM EX 20/DEC/2026 14,800,000	361,624	(361,624)
	CREDIT INDEX SWAP	CIS EX 20/DEC/2026 14,800,000	—	361,624
	CREDIT INDEX SWAP	VM EX 20/DEC/2026 14,800,000	361,624	(361,624)
	CREDIT INDEX SWAP	CIS EX 20/DEC/2026 8,900,000	—	217,463
	CREDIT INDEX SWAP	VM EX 20/DEC/2026 8,900,000	217,463	(217,463)
	CREDIT INDEX SWAP	CIS EX 20/DEC/2026 5,400,000	—	131,944
	CREDIT INDEX SWAP	VM EX 20/DEC/2026 5,400,000	131,944	(131,944)
	CREDIT INDEX SWAP	CIS EX 20/DEC/2026 3,600,000	—	87,963
	CREDIT INDEX SWAP	VM EX 20/DEC/2026 3,600,000	87,963	(87,963)
	CREDIT INDEX SWAP	CIS EX 20/DEC/2026 7,400,000	—	180,812
	CREDIT INDEX SWAP	VM EX 20/DEC/2026 7,400,000	180,812	(180,812)
	CREDIT INDEX SWAP	CIS EX 20/DEC/2026 5,600,000	—	136,831
	CREDIT INDEX SWAP	VM EX 20/DEC/2026 5,600,000	136,831	(136,831)
	CREDIT INDEX SWAP	CIS EX 20/DEC/2026 3,600,000	—	87,963
	CREDIT INDEX SWAP	VM EX 20/DEC/2026 3,600,000	87,963	(87,963)
	CREDIT INDEX SWAP	CIS EX 20/DEC/2026 3,000,000	—	73,302
	CREDIT INDEX SWAP	VM EX 20/DEC/2026 3,000,000	73,302	(73,302)
	CREDIT INDEX SWAP	CIS EX 20/DEC/2026 3,000,000	—	73,302
	CREDIT INDEX SWAP	VM EX 20/DEC/2026 3,000,000	73,302	(73,302)
	CREDIT INDEX SWAP	CIS EX 20/DEC/2026 2,500,000	—	61,085
	CREDIT INDEX SWAP	VM EX 20/DEC/2026 2,500,000	61,085	(61,085)
	CREDIT INDEX SWAP	CIS EX 20/DEC/2026 2,900,000	—	70,859
	CREDIT INDEX SWAP	VM EX 20/DEC/2026 2,900,000	70,859	(70,859)
	CREDIT INDEX SWAP	CIS EX 20/DEC/2026 3,000,000	—	73,302
	CREDIT INDEX SWAP	VM EX 20/DEC/2026 3,000,000	73,302	(73,302)
	E-MINI RUSS 2000 EQUITY INDEX	FUTURE LONG EX 18/MAR/2022	—	389,381
	E-MINI RUSS 2000 EQUITY INDEX	VM EX 18/MAR/2022 SIZE 50	389,381	(389,381)
	EURO-BOBL FUTURE BOND	FUTURE LONG EX 08/MAR/2022	—	183,293
	EURO-BOBL FUTURE BOND	VM EX 08/MAR/2022 SIZE 100,000	183,293	(183,293)
	EURO-BTP FUTURE BOND	FUTURE LONG EX 08/MAR/2022	—	117,825
	EURO-BTP FUTURE BOND	VM EX 08/MAR/2022 SIZE 100,000	117,825	(117,825)
	EURO-BUND FUTURE BOND	FUTURE LONG EX 08/MAR/2022	—	(245,462)
	EURO-BUND FUTURE BOND	VM EX 08/MAR/2022 SIZE 100,000	(245,462)	245,462
	EURO-BUXL 30Y BND BOND	FUTURE LONG EX 08/MAR/2022	—	697,277
	EURO-BUXL 30Y BND BOND	VM EX 08/MAR/2022 SIZE 100,000	697,277	(697,277)
	EURO-OAT FUTURE BOND	FUTURE LONG EX 08/MAR/2022	—	7,730
	EURO-OAT FUTURE BOND	VM EX 08/MAR/2022 SIZE 100,000	7,730	(7,730)

JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2021
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
DERIVATIVES RECEIVABLE (CONTINUED):
	EURO-SCHATZ FUTURE BOND	FUTURE LONG EX 08/MAR/2022	—	141,847
	EURO-SCHATZ FUTURE BOND	VM EX 08/MAR/2022 SIZE 100,000	141,847	(141,847)
	FORWARD CURRENCY CONTRACTS - DKK	DKK RATE 6.401300	—	(10,586)
	FORWARD CURRENCY CONTRACTS - DKK	DKK RATE 6.391300	—	(5,899)
	FORWARD CURRENCY CONTRACTS - CNY	CNY RATE 6.398100	—	2,248
	FORWARD CURRENCY CONTRACTS - NOK	NOK RATE 9.063400	—	62,501
	FORWARD CURRENCY CONTRACTS - MXN	MXN RATE 20.730500	—	6,360
	FORWARD CURRENCY CONTRACTS - EUR	EUR RATE 0.881800	—	1,110
	FORWARD CURRENCY CONTRACTS - GBP	GBP RATE 0.743100	—	4,111
	FORWARD CURRENCY CONTRACTS - JPY	JPY RATE 115.15500	—	62
	FORWARD CURRENCY CONTRACTS - GBP	GBP RATE 0.738300	—	(13)
	GILT FUTURE BOND	FUTURE LONG EX 29/MAR/2022	—	(734)
	GILT FUTURE BOND	VM EX 29/MAR/2022 SIZE 100,000	(734)	734
	INFLATION INDEX SWAPTION	EX 22/JUN/2035 800,000	—	(79,521)
	INFLATION SWAP	CPI EX 15/JUL/2022 500,000	—	74,273
	INFLATION SWAP	VM EX 15/JUL/2022 500,000	74,273	(74,273)
	INFLATION SWAP	CPI EX 05/FEB/2023 2,750,000	—	371,350
	INFLATION SWAP	VM EX 05/FEB/2023 2,750,000	371,350	(371,350)
	INFLATION SWAP	CPI EX 13/APR/2023 3,500,000	—	454,883
	INFLATION SWAP	VM EX 13/APR/2023 3,500,000	454,883	(454,883)
	INFLATION SWAP	CPI EX 27/APR/2023 490,000	—	62,936
	INFLATION SWAP	VM EX 27/APR/2023 490,000	62,936	(62,936)
	INFLATION SWAP	CPI EX EUR 15/MAR/2024 300,000	—	17,369
	INFLATION SWAP	VM EX EUR 15/MAR/2024 300,000	17,369	(17,369)
	INFLATION SWAP	CPI EX EUR 15/MAR/2024 700,000	—	40,527
	INFLATION SWAP	VM EX EUR 15/MAR/2024 700,000	40,527	(40,527)
	INFLATION SWAP	CPI EX EUR 15/MAR/2024 100,000	—	5,790
	INFLATION SWAP	VM EX EUR 15/MAR/2024 100,000	5,790	(5,790)
	INFLATION SWAP	CPI EX 24/FEB/2031 1,000,000	—	109,281
	INFLATION SWAP	VM EX 24/FEB/2031 1,000,000	109,281	(109,281)
	INFLATION SWAP	CPI EX 24/FEB/2031 900,000	—	98,353
	INFLATION SWAP	VM EX 24/FEB/2031 900,000	98,353	(98,353)
	INFLATION SWAP	CPI EX 26/FEB/2026 2,000,000	—	184,889
	INFLATION SWAP	VM EX 26/FEB/2026 2,000,000	184,889	(184,889)
	INFLATION SWAP	CPI EX 05/MAR/2026 2,400,000	—	209,599
	INFLATION SWAP	VM EX 05/MAR/2026 2,400,000	209,599	(209,599)
	INFLATION SWAP	CPI EX 13/MAY/2026 2,000,000	—	126,710

JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2021
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
DERIVATIVES RECEIVABLE (CONTINUED):
	INFLATION SWAP	VM EX 13/MAY/2026 2,000,000	126,710	(126,710)
	INFLATION SWAP	CPI EX 14/MAY/2026 800,000	—	49,601
	INFLATION SWAP	VM EX 14/MAY/2026 800,000	49,601	(49,601)
	INFLATION SWAP	CPI EX 15/SEP/2022 1,200,000	—	61,334
	INFLATION SWAP	VM EX 15/SEP/2022 1,200,000	61,334	(61,334)
	INFLATION SWAP	CPI EX 15/AUG/2022 500,000	—	29,994
	INFLATION SWAP	VM EX 15/AUG/2022 500,000	29,994	(29,994)
	INFLATION SWAP	CPI EX 26/AUG/2028 1,600,000	—	72,601
	INFLATION SWAP	VM EX 26/AUG/2028 1,600,000	72,601	(72,601)
	INFLATION SWAP	CPI EX 10/SEP/2028 500,000	—	18,132
	INFLATION SWAP	VM EX 10/SEP/2028 500,000	18,132	(18,132)
	INFLATION SWAP	CPI EX 15/SEP/2023 600,000	—	26,544
	INFLATION SWAP	VM EX 15/SEP/2023 600,000	26,544	(26,544)
	INTEREST RATE SWAP	EX 20/MAR/2024 1,300,000	—	2,238
	INTEREST RATE SWAP	EX 20/MAR/2024 20,200,000	—	34,777
	INTEREST RATE SWAP	EX 20/MAR/2024 6,800,000	—	11,707
	INTEREST RATE SWAP	EX 20/MAR/2024 13,300,000	—	22,898
	INTEREST RATE SWAP	EX 20/MAR/2024 11,000,000	—	1,836
	INTEREST RATE SWAP	EX 21/MAR/2023 11,000,000	—	3,622
	INTEREST RATE SWAP	IRS EX 18/DEC/2024 18,050,000	—	180,994
	INTEREST RATE SWAP	VM EX 18/DEC/2024 18,050,000	180,994	(180,994)
	INTEREST RATE SWAP	IRS EX 18/DEC/2024 21,120,000	—	211,778
	INTEREST RATE SWAP	VM EX 18/DEC/2024 21,120,000	211,778	(211,778)
	INTEREST RATE SWAP	IRS EX 31/DEC/2024 1,000,000	—	14,754
	INTEREST RATE SWAP	VM EX 31/DEC/2024 1,000,000	14,754	(14,754)
	INTEREST RATE SWAP	IRS EX 30/MAR/2023 23,730,000	—	114,280
	INTEREST RATE SWAP	VM EX 30/MAR/2023 23,730,000	114,280	(114,280)
	INTEREST RATE SWAP	IRS EX 09/JUN/2041 2,740,000	—	233,753
	INTEREST RATE SWAP	VM EX 09/JUN/2041 2,740,000	233,753	(233,753)
	INTEREST RATE SWAP	IRS EX 09/JUN/2041 2,740,000	—	233,753
	INTEREST RATE SWAP	VM EX 09/JUN/2041 2,740,000	233,753	(233,753)
	INTEREST RATE SWAP	IRS EX 09/JUN/2041 2,300,000	—	196,216
	INTEREST RATE SWAP	VM EX 09/JUN/2041 2,300,000	196,216	(196,216)
	INTEREST RATE SWAP	IRS EX 09/JUN/2041 110,000	—	9,384
	INTEREST RATE SWAP	VM EX 09/JUN/2041 110,000	9,384	(9,384)
	INTEREST RATE SWAP	IRS EX 09/JUN/2041 120,000	—	10,237
	INTEREST RATE SWAP	VM EX 09/JUN/2041 120,000	10,237	(10,237)

JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2021
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
DERIVATIVES RECEIVABLE (CONTINUED):
	INTEREST RATE SWAP	IRS EX 09/JUN/2041 120,000	—	10,237
	INTEREST RATE SWAP	VM EX 09/JUN/2041 120,000	10,237	(10,237)
	INTEREST RATE SWAP	IRS EX 09/JUN/2041 120,000	—	10,237
	INTEREST RATE SWAP	VM EX 09/JUN/2041 120,000	10,237	(10,237)
	INTEREST RATE SWAP	IRS EX 09/JUN/2041 120,000	—	10,237
	INTEREST RATE SWAP	VM EX 09/JUN/2041 120,000	10,237	(10,237)
	INTEREST RATE SWAP	IRS EX 09/JUN/2041 100,000	—	8,531
	INTEREST RATE SWAP	VM EX 09/JUN/2041 100,000	8,531	(8,531)
	INTEREST RATE SWAP	IRS EX 16/JUN/2051 4,000,000	—	457,699
	INTEREST RATE SWAP	VM EX 16/JUN/2051 4,000,000	457,699	(457,699)
	INTEREST RATE SWAP	IRS EX 16/JUN/2051 2,000,000	—	228,849
	INTEREST RATE SWAP	VM EX 16/JUN/2051 2,000,000	228,849	(228,849)
	INTEREST RATE SWAP	IRS EX 15/DEC/2026 500,000	—	2,627
	INTEREST RATE SWAP	VM EX 15/DEC/2026 500,000	2,627	(2,627)
	INTEREST RATE SWAP	IRS EX 15/DEC/2026 1,500,000	—	7,880
	INTEREST RATE SWAP	VM EX 15/DEC/2026 1,500,000	7,880	(7,880)
	INTEREST RATE SWAP	IRS EX 15/JUL/2031 700,000	—	5,629
	INTEREST RATE SWAP	VM EX 15/JUL/2031 700,000	5,629	(5,629)
	INTEREST RATE SWAP	IRS EX 21/JUL/2031 200,000	—	1,507
	INTEREST RATE SWAP	VM EX 21/JUL/2031 200,000	1,507	(1,507)
	INTEREST RATE SWAP	IRS EX 04/AUG/2051 400,000	—	7,893
	INTEREST RATE SWAP	VM EX 04/AUG/2051 400,000	7,893	(7,893)
	INTEREST RATE SWAP	IRS EX 19/OCT/2051 500,000	—	11,087
	INTEREST RATE SWAP	VM EX 19/OCT/2051 500,000	11,087	(11,087)
	INTEREST RATE SWAP	IRS EX 22/OCT/2051 500,000	—	7,776
	INTEREST RATE SWAP	VM EX 22/OCT/2051 500,000	7,776	(7,776)
	INTEREST RATE SWAP	IRS EX 08/DEC/2051 400,000	—	8,463
	INTEREST RATE SWAP	VM EX 08/DEC/2051 400,000	8,463	(8,463)
	INTEREST RATE SWAP	IRS EX 15/NOV/2053 700,000	—	33,272
	INTEREST RATE SWAP	VM EX 15/NOV/2053 700,000	33,272	(33,272)
	INTEREST RATE SWAP	IRS EX 21/SEP/2032 1,100,000	—	30,909
	INTEREST RATE SWAP	VM EX 21/SEP/2032 1,100,000	30,909	(30,909)
	INTEREST RATE SWAP	IRS EX 21/SEP/2032 1,100,000	—	30,909
	INTEREST RATE SWAP	VM EX 21/SEP/2032 1,100,000	30,909	(30,909)
	INTEREST RATE SWAP	IRS EX 21/SEP/2032 1,200,000	—	33,719
	INTEREST RATE SWAP	VM EX 21/SEP/2032 1,200,000	33,719	(33,719)
	JPN 10Y OSE BOND	FUTURE LONG EX 14/MAR/2022	—	25,854

JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2021
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
DERIVATIVES RECEIVABLE (CONTINUED):
	JPN 10Y OSE BOND	VM EX14/MAR/2022 100,000,000	25,854	(25,854)
	PURCHASE OPTIONS	PUT SCTY EX 04/12/2022 1	188,600	16,086
	PURCHASE OPTIONS	PUT SCTY EX 09/08/2022 1	113,775	54,661
	PURCHASE OPTIONS	CALL SCTY EX 06/22/2023 1	246,000	165,945
	PURCHASE OPTIONS	CALL SCTY EX 06/22/2023 1	239,685	160,665
	PURCHASE OPTIONS	CALL SCTY EX 06/28/2023 1	543,200	370,411
	PURCHASE OPTIONS	CALL SCTY EX 11/02/2022 1	87,507	172,664
	PURCHASE OPTIONS	CALL SCTY EX 11/02/2022 1	978	185,573
	PURCHASE OPTIONS	CALL SCTY EX 11/04/2022 1	113,329	212,523
	PURCHASE OPTIONS	CALL SCTY EX 11/04/2022 1	60,574	115,532
	PURCHASE OPTIONS	CALL SCTY EX 11/13/2023 1	163,293	111,555
	SHORT EURO-BTP FUTURE BOND	FUTURE LONG EX 08/MAR/2022	—	9,768
	SHORT EURO-BTP FUTURE BOND	VM EX 08/MAR/2022 SIZE 100,000	9,768	(9,768)
	US 2YR NOTE CBT BOND	FUTURE LONG EX 31/MAR/2022	—	192,697
	US 2YR NOTE CBT BOND	VM EX 31/MAR/2022 SIZE 200,000	192,697	(192,697)
	US 2YR NOTE CBT BOND	FUTURE LONG EX 31/MAR/2022	—	3,304
	US 2YR NOTE CBT BOND	VM EX 31/MAR/2022 SIZE 200,000	3,304	(3,304)
	US 5YR NOTE CBT BOND	FUTURE LONG EX 31/MAR/2022	—	(26,642)
	US 5YR NOTE CBT BOND	VM EX 31/MAR/2022 SIZE 100,000	(26,642)	26,642
	US 10YR NOTE CBT BOND	FUTURE LONG EX 22/MAR/2022	—	8,922
	US 10YR NOTE CBT BOND	VM EX 22/MAR/2022 SIZE 100,000	8,922	(8,922)
	US 10YR NOTE CBT BOND	FUTURE LONG EX 22/MAR/2022	—	(7,571)
	US 10YR NOTE CBT BOND	VM EX 22/MAR/2022 SIZE 100,000	(7,571)	7,571
	US 10YR ULTRA FUT BOND	FUTURE LONG EX 22/MAR/2022	—	(27,338)
	US 10YR ULTRA FUT BOND	VM EX 22/MAR/2022 SIZE 100,000	(27,338)	27,338
	US LONG BOND CBT BOND	FUTURE LONG EX 22/MAR/2022	—	2,158
	US LONG BOND CBT BOND	VM EX 22/MAR/2022 SIZE 100,000	2,158	(2,158)
	US ULTRA BOND CBT BOND	FUTURE LONG EX 22/MAR/2022	—	27,563
	US ULTRA BOND CBT BOND	VM EX 22/MAR/2022 SIZE 100,000	27,563	(27,563)
	US LONG BOND CBT BOND	FUTURE LONG EX 22/MAR/2022	—	(147,745)
	US LONG BOND CBT BOND	VM EX 22/MAR/2022 SIZE 100,000	(147,745)	147,745
	US ULTRA BOND CBT BOND	FUTURE LONG EX 22/MAR/2022	—	(19,168)
	US ULTRA BOND CBT BOND	VM EX 22/MAR/2022 SIZE 100,000	(19,168)	19,168
	TOTAL DERIVATIVES RECEIVABLE		8,480,217	1,674,239

JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2021
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
COLLECTIVE INVESTMENT FUNDS:
	BLCKRCK DEVELOPED REAL	31,224,085 UNITS	319,329,320	437,093,479
	BLCKRCK EAFE EQUITY	245,230,760 UNITS	2,496,175,546	3,176,939,968
	BLCKRCK EAFE SMALL CAP	30,261,343 UNITS	308,611,817	395,092,095
	BLCKRCK EMER MARKETS	94,262,679 UNITS	985,148,904	1,109,829,929
	BLCKRCK EQUITY INDEX	465,600,499 UNITS	5,032,576,908	8,897,253,051
	BLCKRCK RUSSELL 1000	130,432,307 UNITS	1,418,917,193	3,028,481,640
	BLCKRCK RUSSELL 1000	108,292,212 UNITS	1,112,697,433	1,649,192,930
	BLCKRCK RUSSELL 2000	82,867,286 UNITS	873,975,368	1,258,132,566
	BLCKRCK U.S. DEBT	163,098,950 UNITS	1,770,937,418	1,896,041,609
	BLCKRCK U.S. TIPS U/A	7,449,152 UNITS	79,697,339	93,701,398
*	JPMAM EMBI GLOBAL FUND	10,042,428 UNITS	161,287,378	187,592,563
*	JPMCB CORE BOND FUND	26,539,987 UNITS	501,237,170	585,737,512
*	JPMCB LIQUIDITY	39,331,520 UNITS	39,331,520	39,331,520
	BLCKRCK SHORT-TERM	38,324,408 UNITS	38,324,408	38,324,408
	SSGA S&P MIDCAP INDEX	97,032,341 UNITS	1,134,417,030	2,142,182,997
	TOTAL COLLECTIVE INVESTMENT FUNDS		16,272,664,752	24,934,927,665
	SUBTOTAL INVESTMENTS AT FAIR VALUE		25,778,898,336	38,754,571,875

SYNTHETIC GUARANTEED INVESTMENT CONTRACTS:
*	JPMAM/VOYA CONTRACT MCA	Contract Wrapper - 2.15%	(13,125,024)	(13,125,024)
*	JPMAM/TRANSAMERICA WRP CONTRACT	Contract Wrapper - 2.17%	(13,378,545)	(13,378,545)
*	JPMAM/METLIFE GAC	Contract Wrapper - 2.35%	(18,460,857)	(18,460,857)
*	JPMAM/PRUD'L WRAP CONTRACT	Contract Wrapper - 2.22%	(17,627,590)	(17,627,590)
*	JPMC INTERMEDT AGGREGATE SEP ACCT	Separate Acct 2,430,628,016 UNITS	2,493,220,032	2,493,220,032
	TOTAL SYNTHETIC GUARANTEED INVESTMENT CONTRACTS		2,430,628,016	2,430,628,016
	TOTAL INVESTMENTS		28,209,526,352	41,185,199,891
*	NOTES RECVBL FROM PARTICIPANTS	INT RATE: 3.25 – 9.20%	N/A	517,581,963
	TOTAL INVESTMENTS INCLUDING NOTES RECEIVABLE FROM PARTICIPANTS		$28,209,526,352	$41,702,781,854
*PARTY IN INTEREST AS DEFINED BY ERISA

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER:002 - EIN# 13/4994650
SCHEDULE OF ASSETS (BOTH ACQUIRED AND DISPOSED OF WITHIN THE PLAN YEAR)
YEAR ENDED DECEMBER 31, 2021
(IRS FORM 5500 - SCHEDULE H - PART IV - LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COSTS OF ACQUISITIONS	PROCEEDS OF DISPOSITION
FOLLOWING ARE THE PURCHASES AND SALES OF NON-EXCLUDED ASSETS:
DERIVATIVES:
	E-MINI RUSS 2000 EQUITY INDEX	EXPIRES 12/17/2021 SIZE 50	—	(1,073,782)
	EURODOLLAR 3 YEAR MID-CURVE	CALL SCTY EX 03/12/2021 250,000	328	—
	EURODOLLAR 3 YEAR MID-CURVE	CALL SCTY EX 04/16/2021 250,000	411	—
	10 YEAR US TREASURY NOTES CA	CALL SCTY EX 03/26/2021 100,000	2,048	(1)
	10 YEAR US TREASURY NOTES CA	CALL SCTY EX 02/19/2021 100,000	30,383	(7,550)
	SWAPTION - SOP	PUT SCTY EX 08/24/2021 1	(67,320)	35,156
	BOND OPTION - BOP	PUT SCTY SWP-USD EX 04/07/2021 1	1,328	—
	BOND OPTION - BOP	PUT SCTY SWP-USD EX 04/07/2021 1	1,594	—
	BOND OPTION - BOP	PUT SCTY SWP-USD EX 04/07/2021 1	1,500	—
	BOND OPTION - BOP	PUT SCTY SWP-USD EX 04/07/2021 1	1,875	—
	BOND OPTION - BOP	PUT SCTY SWP-USD EX 05/06/2021 1	3,125	—
	BOND OPTION - BOP	PUT SCTY SWP-USD EX 05/06/2021 1	3,516	—
	BOND OPTION - BOP	PUT SCTY SWP-USD EX 06/07/2021 1	1,031	—
	BOND OPTION - BOP	PUT SCTY SWP-USD EX 12/06/2021 1	2,203	—
	BOND OPTION - BOP	PUT SCTY SWP-USD EX 12/06/2021 1	2,070	—
	BOND OPTION - BOP	PUT SCTY SWP-USD EX 12/06/2021 1	1,242	—
	BOND OPTION - BOP	PUT SCTY SWP-USD EX 12/06/2021 1	391	—
	BOND OPTION - BOP	PUT SCTY SWP-USD EX 03/04/2021 1	2,559	—
	BOND OPTION - BOP	PUT SCTY SWP-USD EX 03/04/2021 1	3,582	—
	BOND OPTION - BOP	PUT SCTY SWP-USD EX 04/07/2021 1	688	—
	BOND OPTION - BOP	PUT SCTY SWP-USD EX 04/07/2021 1	1,031	—
	BOND OPTION - BOP	PUT SCTY SWP-USD EX 04/07/2021 1	1,031	—
	BOND OPTION - BOP	PUT SCTY SWP-USD EX 05/06/2021 1	1,281	—
	BOND OPTION - BOP	PUT SCTY SWP-USD EX 05/06/2021 1	2,563	—
	BOND OPTION - BOP	PUT SCTY SWP-USD EX 06/07/2021 1	5,359	—
	BOND OPTION - BOP	PUT SCTY SWP-USD EX 05/06/2021 1	1,172	—
	BOND OPTION - BOP	PUT SCTY SWP-USD EX 05/06/2021 1	1,172	—
	BOND OPTION - BOP	PUT SCTY SWP-USD EX 07/07/2021 1	(1,102)	—
	BOND OPTION - BOP	PUT SCTY SWP-USD EX 07/07/2021 1	(1,102)	—
	BOND OPTION - BOP	PUT SCTY SWP-USD EX 06/07/2021 1	250	—
	BOND OPTION - BOP	PUT SCTY SWP-USD EX 06/07/2021 1	250	—
	BOND OPTION - BOP	PUT SCTY SWP-USD EX 07/07/2021 1	2,109	—
	BOND OPTION - BOP	PUT SCTY SWP-USD EX 07/07/2021 1	2,531	—
	BOND OPTION - BOP	PUT SCTY SWP-USD EX 07/07/2021 1	859	—
	BOND OPTION - BOP	PUT SCTY SWP-USD EX 07/07/2021 1	859	—
	BOND OPTION - BOP	PUT SCTY SWP-USD EX 08/05/2021 1	1,258	—
	BOND OPTION - BOP	PUT SCTY SWP-USD EX 08/05/2021 1	1,258	—
	BOND OPTION - BOP	PUT SCTY SWP-USD EX 07/07/2021 1	422	(8)
	BOND OPTION - BOP	PUT SCTY SWP-USD EX 07/07/2021 1	422	(8)
	BOND OPTION - BOP	PUT SCTY SWP-USD EX 08/05/2021 1	1,234	—
	BOND OPTION - BOP	PUT SCTY SWP-USD EX 08/05/2021 1	1,234	—
	BOND OPTION - BOP	PUT SCTY SWP-USD EX 07/07/2021 1	781	—
	BOND OPTION - BOP	PUT SCTY SWP-USD EX 07/07/2021 1	781	—
	BOND OPTION - BOP	PUT SCTY SWP-USD EX 08/05/2021 1	430	—
	BOND OPTION - BOP	PUT SCTY SWP-USD EX 08/05/2021 1	961	—
	BOND OPTION - BOP	PUT SCTY SWP-USD EX 08/05/2021 1	1,281	—

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER:002 - EIN# 13/4994650
SCHEDULE OF ASSETS (BOTH ACQUIRED AND DISPOSED OF WITHIN THE PLAN YEAR)
YEAR ENDED DECEMBER 31, 2021
(IRS FORM 5500 - SCHEDULE H - PART IV - LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COSTS OF ACQUISITIONS	PROCEEDS OF DISPOSITION
DERIVATIVES (CONTINUED):
	BOND OPTION - BOP	PUT SCTY SWP-USD EX 08/05/2021 1	320	—
	BOND OPTION - BOP	PUT SCTY SWP-USD EX 08/05/2021 1	320	—
	BOND OPTION - BOP	PUT SCTY SWP-USD EX 08/05/2021 1	672	—
	BOND OPTION - BOP	PUT SCTY SWP-USD EX 08/05/2021 1	672	—
	BOND OPTION - BOP	PUT SCTY SWP-USD EX 09/07/2021 1	1,250	—
	BOND OPTION - BOP	PUT SCTY SWP-USD EX 09/07/2021 1	969	—
	BOND OPTION - BOP	PUT SCTY SWP-USD EX 09/07/2021 1	2,422	—
	BOND OPTION - BOP	PUT SCTY SWP-USD EX 09/07/2021 1	1,766	—
	BOND OPTION - BOP	PUT SCTY SWP-USD EX 09/07/2021 1	10,152	—
	BOND OPTION - BOP	PUT SCTY SWP-USD EX 09/07/2021 1	348	—
	BOND OPTION - BOP	PUT SCTY SWP-USD EX 09/07/2021 1	348	—
	BOND OPTION - BOP	PUT SCTY SWP-USD EX 09/07/2021 1	2,078	—
	BOND OPTION - BOP	PUT SCTY SWP-USD EX 09/07/2021 1	1,781	—
	BOND OPTION - BOP	CALL SCTY SWP-USD EX 09/07/2021 1	1,043	—
	BOND OPTION - BOP	CALL SCTY SWP-USD EX 09/07/2021 1	1,391	—
	BOND OPTION - BOP	CALL SCTY SWP-USD EX 09/07/2021 1	672	—
	BOND OPTION - BOP	CALL SCTY SWP-USD EX 09/07/2021 1	1,008	—
	BOND OPTION - BOP	PUT SCTY SWP-USD EX 09/07/2021 1	1,465	—
	BOND OPTION - BOP	PUT SCTY SWP-USD EX 09/07/2021 1	1,172	—
	BOND OPTION - BOP	PUT SCTY SWP-USD EX 11/03/2021 1	1,438	—
	BOND OPTION - BOP	PUT SCTY SWP-USD EX 11/03/2021 1	719	—
	BOND OPTION - BOP	PUT SCTY SWP-USD EX 11/03/2021 1	1,594	—
	BOND OPTION - BOP	PUT SCTY SWP-USD EX 11/03/2021 1	1,594	—
	BOND OPTION - BOP	PUT SCTY SWP-USD EX 12/06/2021 1	1,031	—
	BOND OPTION - BOP	PUT SCTY SWP-USD EX 12/06/2021 1	688	—
	BOND OPTION - BOP	PUT SCTY SWP-USD EX 12/06/2021 1	1,453	—
	BOND OPTION - BOP	PUT SCTY SWP-USD EX 12/06/2021 1	1,090	—
	BOND OPTION - BOP	CALL SCTY SWP-USD EX 05/06/2021 1	1,031	—
	BOND OPTION - BOP	CALL SCTY SWP-USD EX 05/06/2021 1	2,063	—
	BOND OPTION - BOP	CALL SCTY SWP-USD EX 04/07/2021 1	1,063	—
	BOND OPTION - BOP	CALL SCTY SWP-USD EX 04/07/2021 1	1,328	—
	BOND OPTION - BOP	CALL SCTY SWP-USD EX 06/07/2021 1	18,727	—
	BOND OPTION - BOP	CALL SCTY SWP-USD EX 06/07/2021 1	4,375	—
	BOND OPTION - BOP	CALL SCTY SWP-USD EX 06/07/2021 1	422	—
	BOND OPTION - BOP	CALL SCTY SWP-USD EX 06/07/2021 1	1,406	—
	BOND OPTION - BOP	CALL SCTY SWP-USD EX 06/07/2021 1	938	—
	BOND OPTION - BOP	CALL SCTY SWP-USD EX 06/07/2021 1	781	—
	BOND OPTION - BOP	CALL SCTY SWP-USD EX 05/06/2021 1	844	—
	BOND OPTION - BOP	CALL SCTY SWP-USD EX 05/06/2021 1	844	—
	BOND OPTION - BOP	PUT SCTY SWP-USD EX 07/07/2021 1	1,219	—
	BOND OPTION - BOP	PUT SCTY SWP-USD EX 07/07/2021 1	1,219	—
	BOND OPTION - BOP	PUT SCTY SWP-USD EX 09/07/2021 1	3,250	—
	BOND OPTION - BOP	PUT SCTY SWP-USD EX 09/07/2021 1	4,063	—
	BOND OPTION - BOP	PUT SCTY SWP-USD EX 09/07/2021 1	1,078	—
	BOND OPTION - BOP	PUT SCTY SWP-USD EX 09/07/2021 1	1,617	—
	BOND OPTION - BOP	PUT SCTY SWP-USD EX 08/05/2021 1	1,500	—
	BOND OPTION - BOP	PUT SCTY SWP-USD EX 08/05/2021 1	1,875	—
	BOND OPTION - BOP	PUT SCTY SWP-USD EX 10/07/2021 1	3,000	—
	BOND OPTION - BOP	PUT SCTY SWP-USD EX 10/07/2021 1	500	—

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER:002 - EIN# 13/4994650
SCHEDULE OF ASSETS (BOTH ACQUIRED AND DISPOSED OF WITHIN THE PLAN YEAR)
YEAR ENDED DECEMBER 31, 2021
(IRS FORM 5500 - SCHEDULE H - PART IV - LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COSTS OF ACQUISITIONS	PROCEEDS OF DISPOSITION
DERIVATIVES (CONTINUED):
	BOND OPTION - BOP	PUT SCTY SWP-USD EX 10/07/2021 1	2,598	—
	BOND OPTION - BOP	PUT SCTY SWP-USD EX 10/07/2021 1	5,938	—
	BOND OPTION - BOP	PUT SCTY SWP-USD EX 10/07/2021 1	2,969	—
	BOND OPTION - BOP	PUT SCTY SWP-USD EX 10/14/2021 1	484	—
	BOND OPTION - BOP	PUT SCTY SWP-USD EX 10/14/2021 1	727	—
	BOND OPTION - BOP	PUT SCTY SWP-USD EX 10/14/2021 1	215	—
	BOND OPTION - BOP	PUT SCTY SWP-USD EX 10/14/2021 1	430	—
	BOND OPTION - BOP	PUT SCTY SWP-USD EX 11/12/2021 1	1,055	—
	BOND OPTION - BOP	PUT SCTY SWP-USD EX 11/12/2021 1	633	—
	BOND OPTION - BOP	CALL SCTY SWP-USD EX 12/06/2021 1	1,219	(70)
	BOND OPTION - BOP	CALL SCTY SWP-USD EX 12/06/2021 1	1,133	(176)
	BOND OPTION - BOP	CALL SCTY SWP-USD EX 12/06/2021 1	680	(105)
	BOND OPTION - BOP	CALL SCTY SWP-USD EX 12/06/2021 1	219	—
	BOND OPTION - BOP	PUT SCTY SWP-USD EX 10/14/2021 1	313	—
	BOND OPTION - BOP	PUT SCTY SWP-USD EX 11/12/2021 1	750	—
	BOND OPTION - BOP	CALL SCTY SWP-USD EX 11/03/2021 1	2,578	—
	BOND OPTION - BOP	CALL SCTY SWP-USD EX 11/03/2021 1	1,547	—
	BOND OPTION - BOP	CALL SCTY SWP-USD EX 12/06/2021 1	1,758	(137)
	BOND OPTION - BOP	CALL SCTY SWP-USD EX 12/06/2021 1	2,625	—
	BOND OPTION - BOP	CALL SCTY SWP-USD EX 12/06/2021 1	1,500	—
	BOND OPTION - BOP	CALL SCTY SWP-USD EX 12/06/2021 1	3,375	—
	BOND OPTION - BOP	CALL SCTY SWP-USD EX 12/06/2021 1	1,066	—
	BOND OPTION - BOP	CALL SCTY SWP-USD EX 12/06/2021 1	1,066	—
	BOND OPTION - BOP	PUT SCTY SWP-USD EX 04/07/2021 1	938	—
	BOND OPTION - BOP	CALL SCTY SWP-USD EX 04/07/2021 1	438	—
	BOND OPTION - BOP	CALL SCTY SWP-USD EX 04/07/2021 1	656	—
	BOND OPTION - BOP	CALL SCTY SWP-USD EX 04/07/2021 1	219	—
	BOND OPTION - BOP	CALL SCTY SWP-USD EX 04/07/2021 1	438	—
	BOND OPTION - BOP	CALL SCTY SWP-USD EX 04/07/2021 1	656	—
	BOND OPTION - BOP	PUT SCTY SWP-USD EX 05/06/2021 1	2,031	—
	BOND OPTION - BOP	PUT SCTY SWP-USD EX 05/06/2021 1	3,047	—
	BOND OPTION - BOP	CALL SCTY SWP-USD EX 05/06/2021 1	703	—
	BOND OPTION - BOP	CALL SCTY SWP-USD EX 05/06/2021 1	703	—
	BOND OPTION - BOP	PUT SCTY SWP-USD EX 06/07/2021 1	1,840	—
	BOND OPTION - BOP	PUT SCTY SWP-USD EX 06/07/2021 1	1,664	—
	BOND OPTION - BOP	PUT SCTY SWP-USD EX 06/07/2021 1	4,156	—
	BOND OPTION - BOP	CALL SCTY SWP-USD EX 07/07/2021 1	512	—
	BOND OPTION - BOP	CALL SCTY SWP-USD EX 07/07/2021 1	508	—
	BOND OPTION - BOP	CALL SCTY SWP-USD EX 07/07/2021 1	1,313	—
	BOND OPTION - BOP	CALL SCTY SWP-USD EX 07/07/2021 1	2,188	—
	BOND OPTION - BOP	CALL SCTY SWP-USD EX 07/07/2021 1	859	—
	BOND OPTION - BOP	CALL SCTY SWP-USD EX 07/07/2021 1	859	—
	BOND OPTION - BOP	CALL SCTY SWP-USD EX 07/07/2021 1	2,203	—
	BOND OPTION - BOP	CALL SCTY SWP-USD EX 07/07/2021 1	2,570	—
	BOND OPTION - BOP	CALL SCTY SWP-USD EX 07/07/2021 1	324	—
	BOND OPTION - BOP	CALL SCTY SWP-USD EX 07/07/2021 1	1,297	—
	BOND OPTION - BOP	CALL SCTY SWP-USD EX 07/07/2021 1	656	—
	BOND OPTION - BOP	CALL SCTY SWP-USD EX 07/07/2021 1	1,313	—
	BOND OPTION - BOP	CALL SCTY SWP-USD EX 07/07/2021 1	313	—

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER:002 - EIN# 13/4994650
SCHEDULE OF ASSETS (BOTH ACQUIRED AND DISPOSED OF WITHIN THE PLAN YEAR)
YEAR ENDED DECEMBER 31, 2021
(IRS FORM 5500 - SCHEDULE H - PART IV - LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COSTS OF ACQUISITIONS	PROCEEDS OF DISPOSITION
DERIVATIVES (CONTINUED):
	BOND OPTION - BOP	CALL SCTY SWP-USD EX 07/07/2021 1	625	—
	BOND OPTION - BOP	CALL SCTY SWP-USD EX 07/07/2021 1	1,016	—
	BOND OPTION - BOP	CALL SCTY SWP-USD EX 07/07/2021 1	1,016	—
	BOND OPTION - BOP	PUT SCTY SWP-USD EX 08/05/2021 1	891	—
	BOND OPTION - BOP	PUT SCTY SWP-USD EX 08/05/2021 1	891	—
	BOND OPTION - BOP	CALL SCTY SWP-USD EX 07/07/2021 1	266	—
	BOND OPTION - BOP	CALL SCTY SWP-USD EX 07/07/2021 1	266	—
	BOND OPTION - BOP	CALL SCTY SWP-USD EX 07/07/2021 1	234	—
	BOND OPTION - BOP	CALL SCTY SWP-USD EX 07/07/2021 1	234	—
	BOND OPTION - BOP	CALL SCTY SWP-USD EX 08/05/2021 1	664	—
	BOND OPTION - BOP	CALL SCTY SWP-USD EX 08/05/2021 1	227	—
	BOND OPTION - BOP	PUT SCTY SWP-USD EX 08/05/2021 1	391	—
	BOND OPTION - BOP	PUT SCTY SWP-USD EX 08/05/2021 1	391	—
	BOND OPTION - BOP	CALL SCTY SWP-USD EX 08/05/2021 1	313	—
	BOND OPTION - BOP	CALL SCTY SWP-USD EX 08/05/2021 1	313	—
	BOND OPTION - BOP	CALL SCTY SWP-USD EX 09/07/2021 1	875	—
	BOND OPTION - BOP	CALL SCTY SWP-USD EX 09/07/2021 1	688	—
	BOND OPTION - BOP	CALL SCTY SWP-USD EX 09/07/2021 1	1,031	—
	BOND OPTION - BOP	CALL SCTY SWP-USD EX 09/07/2021 1	1,602	—
	BOND OPTION - BOP	CALL SCTY SWP-USD EX 09/07/2021 1	1,602	—
	BOND OPTION - BOP	PUT SCTY SWP-USD EX 09/07/2021 1	289	—
	BOND OPTION - BOP	PUT SCTY SWP-USD EX 09/07/2021 1	289	—
	BOND OPTION - BOP	CALL SCTY SWP-USD EX 09/07/2021 1	1,125	—
	BOND OPTION - BOP	CALL SCTY SWP-USD EX 09/07/2021 1	2,250	—
	BOND OPTION - BOP	CALL SCTY SWP-USD EX 09/07/2021 1	9,703	—
	BOND OPTION - BOP	CALL SCTY SWP-USD EX 09/07/2021 1	1,688	—
	BOND OPTION - BOP	CALL SCTY SWP-USD EX 09/07/2021 1	1,125	(211)
	BOND OPTION - BOP	CALL SCTY SWP-USD EX 09/07/2021 1	1,875	(352)
	BOND OPTION - BOP	CALL SCTY SWP-USD EX 11/03/2021 1	820	(16)
	BOND OPTION - BOP	CALL SCTY SWP-USD EX 11/03/2021 1	1,230	(23)
	BOND OPTION - BOP	CALL SCTY SWP-USD EX 11/03/2021 1	379	(12)
	BOND OPTION - BOP	CALL SCTY SWP-USD EX 11/03/2021 1	1,078	(23)
	BOND OPTION - BOP	CALL SCTY SWP-USD EX 11/03/2021 1	2,344	—
	BOND OPTION - BOP	CALL SCTY SWP-USD EX 11/03/2021 1	1,438	—
	BOND OPTION - BOP	CALL SCTY SWP-USD EX 11/03/2021 1	1,406	—
	BOND OPTION - BOP	CALL SCTY SWP-USD EX 11/03/2021 1	719	—
	BOND OPTION - BOP	CALL SCTY SWP-USD EX 11/03/2021 1	313	(16)
	BOND OPTION - BOP	CALL SCTY SWP-USD EX 11/03/2021 1	625	(16)
	BOND OPTION - BOP	CALL SCTY SWP-USD EX 11/03/2021 1	1,563	(39)
	BOND OPTION - BOP	CALL SCTY SWP-USD EX 11/03/2021 1	281	—
	BOND OPTION - BOP	CALL SCTY SWP-USD EX 11/03/2021 1	281	(8)
	BOND OPTION - BOP	CALL SCTY SWP-USD EX 11/03/2021 1	563	(16)
	BOND OPTION - BOP	CALL SCTY SWP-USD EX 11/03/2021 1	516	—
	BOND OPTION - BOP	CALL SCTY SWP-USD EX 11/03/2021 1	516	—
	BOND OPTION - BOP	CALL SCTY SWP-USD EX 11/03/2021 1	703	(47)
	BOND OPTION - BOP	CALL SCTY SWP-USD EX 11/03/2021 1	703	(47)
	BOND OPTION - BOP	CALL SCTY SWP-USD EX 11/03/2021 1	516	(31)
	BOND OPTION - BOP	CALL SCTY SWP-USD EX 11/03/2021 1	258	(16)
	BOND OPTION - BOP	CALL SCTY SWP-USD EX 10/07/2021 1	422	—

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER:002 - EIN# 13/4994650
SCHEDULE OF ASSETS (BOTH ACQUIRED AND DISPOSED OF WITHIN THE PLAN YEAR)
YEAR ENDED DECEMBER 31, 2021
(IRS FORM 5500 - SCHEDULE H - PART IV - LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COSTS OF ACQUISITIONS	PROCEEDS OF DISPOSITION
DERIVATIVES (CONTINUED):
	BOND OPTION - BOP	CALL SCTY SWP-USD EX 10/07/2021 1	281	—
	BOND OPTION - BOP	CALL SCTY SWP-USD EX 11/03/2021 1	844	(63)
	BOND OPTION - BOP	CALL SCTY SWP-USD EX 11/03/2021 1	633	(47)
	BOND OPTION - BOP	CALL SCTY SWP-USD EX 12/06/2021 1	938	(35)
	BOND OPTION - BOP	CALL SCTY SWP-USD EX 12/06/2021 1	625	(23)
	BOND OPTION - BOP	CALL SCTY SWP-USD EX 12/06/2021 1	797	(47)
	BOND OPTION - BOP	CALL SCTY SWP-USD EX 12/06/2021 1	598	(35)
	BOND OPTION - BOP	CALL SCTY SWP-USD EX 04/07/2021 1	512	(16)
	BOND OPTION - BOP	PUT SCTY SWP-USD EX 04/07/2021 1	477	—
	BOND OPTION - BOP	PUT SCTY SWP-USD EX 04/07/2021 1	477	—
	BOND OPTION - BOP	PUT SCTY SWP-USD EX 03/04/2021 1	531	—
	BOND OPTION - BOP	PUT SCTY SWP-USD EX 04/07/2021 1	438	—
	BOND OPTION - BOP	CALL SCTY SWP-USD EX 04/07/2021 1	156	(16)
	BOND OPTION - BOP	CALL SCTY SWP-USD EX 04/07/2021 1	156	(16)
	BOND OPTION - BOP	PUT SCTY SWP-USD EX 05/06/2021 1	859	—
	BOND OPTION - BOP	PUT SCTY SWP-USD EX 05/06/2021 1	1,719	—
	BOND OPTION - BOP	PUT SCTY SWP-USD EX 05/06/2021 1	1,348	—
	BOND OPTION - BOP	PUT SCTY SWP-USD EX 07/07/2021 1	781	—
	BOND OPTION - BOP	PUT SCTY SWP-USD EX 07/07/2021 1	781	—
	BOND OPTION - BOP	PUT SCTY SWP-USD EX 07/07/2021 1	766	—
	BOND OPTION - BOP	PUT SCTY SWP-USD EX 07/07/2021 1	766	—
	BOND OPTION - BOP	PUT SCTY SWP-USD EX 07/07/2021 1	625	—
	BOND OPTION - BOP	PUT SCTY SWP-USD EX 07/07/2021 1	625	—
	BOND OPTION - BOP	PUT SCTY SWP-USD EX 08/05/2021 1	875	—
	BOND OPTION - BOP	PUT SCTY SWP-USD EX 08/05/2021 1	875	—
	BOND OPTION - BOP	PUT SCTY SWP-USD EX 08/05/2021 1	438	—
	BOND OPTION - BOP	PUT SCTY SWP-USD EX 08/05/2021 1	711	—
	BOND OPTION - BOP	PUT SCTY SWP-USD EX 08/05/2021 1	1,422	—
	BOND OPTION - BOP	PUT SCTY SWP-USD EX 08/05/2021 1	680	—
	BOND OPTION - BOP	PUT SCTY SWP-USD EX 08/05/2021 1	680	—
	BOND OPTION - BOP	PUT SCTY SWP-USD EX 08/05/2021 1	352	—
	BOND OPTION - BOP	CALL SCTY SWP-USD EX 10/07/2021 1	1,641	—
	BOND OPTION - BOP	CALL SCTY SWP-USD EX 10/07/2021 1	273	—
	BOND OPTION - BOP	CALL SCTY SWP-USD EX 10/07/2021 1	609	—
	BOND OPTION - BOP	CALL SCTY SWP-USD EX 10/07/2021 1	1,422	—
	BOND OPTION - BOP	CALL SCTY SWP-USD EX 10/07/2021 1	1,016	—
	BOND OPTION - BOP	PUT SCTY SWP-USD EX 10/07/2021 1	2,969	—
	BOND OPTION - BOP	CALL SCTY SWP-USD EX 10/07/2021 1	609	—
	BOND OPTION - BOP	CALL SCTY SWP-USD EX 10/07/2021 1	1,625	—
	BOND OPTION - BOP	CALL SCTY SWP-USD EX 10/07/2021 1	2,031	—
	BOND OPTION - BOP	CALL SCTY SWP-USD EX 10/07/2021 1	391	—
	BOND OPTION - BOP	CALL SCTY SWP-USD EX 10/07/2021 1	586	—
	BOND OPTION - BOP	PUT SCTY SWP-USD EX 10/14/2021 1	625	—
	BOND OPTION - BOP	PUT SCTY SWP-USD EX 10/14/2021 1	313	—
	BOND OPTION - BOP	PUT SCTY SWP-USD EX 11/12/2021 1	188	—
	BOND OPTION - BOP	PUT SCTY SWP-USD EX 11/12/2021 1	188	—
	BOND OPTION - BOP	PUT SCTY SWP-USD EX 12/06/2021 1	1,922	—
	BOND OPTION - BOP	PUT SCTY SWP-USD EX 12/06/2021 1	2,242	—
	BOND OPTION - BOP	CALL SCTY SWP-USD EX 04/07/2021 1	281	(16)

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER:002 - EIN# 13/4994650
SCHEDULE OF ASSETS (BOTH ACQUIRED AND DISPOSED OF WITHIN THE PLAN YEAR)
YEAR ENDED DECEMBER 31, 2021
(IRS FORM 5500 - SCHEDULE H - PART IV - LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COSTS OF ACQUISITIONS	PROCEEDS OF DISPOSITION
DERIVATIVES (CONTINUED):
	BOND OPTION - BOP	PUT SCTY SWP-USD EX 06/07/2021 1	820	—
	BOND OPTION - BOP	PUT SCTY SWP-USD EX 06/07/2021 1	4,297	—
	BOND OPTION - BOP	PUT SCTY SWP-USD EX 06/07/2021 1	781	—
	BOND OPTION - BOP	PUT SCTY SWP-USD EX 06/07/2021 1	844	—
	BOND OPTION - BOP	CALL SCTY SWP-USD EX 08/05/2021 1	938	—
	BOND OPTION - BOP	CALL SCTY SWP-USD EX 08/05/2021 1	1,563	—
	BOND OPTION - BOP	CALL SCTY SWP-USD EX 08/05/2021 1	602	—
	BOND OPTION - BOP	CALL SCTY SWP-USD EX 08/05/2021 1	1,203	—
	BOND OPTION - BOP	CALL SCTY SWP-USD EX 09/07/2021 1	141	—
	BOND OPTION - BOP	CALL SCTY SWP-USD EX 09/07/2021 1	141	—
	BOND OPTION - BOP	CALL SCTY SWP-USD EX 10/07/2021 1	320	—
	BOND OPTION - BOP	CALL SCTY SWP-USD EX 10/07/2021 1	273	—
	BOND OPTION - BOP	CALL SCTY SWP-USD EX 10/07/2021 1	555	—
	BOND OPTION - BOP	CALL SCTY SWP-USD EX 10/07/2021 1	832	—
	BOND OPTION - BOP	PUT SCTY SWP-USD EX 10/14/2021 1	(313)	—
	BOND OPTION - BOP	PUT SCTY SWP-USD EX 10/14/2021 1	391	—
	BOND OPTION - BOP	PUT SCTY SWP-USD EX 10/14/2021 1	586	—
	BOND OPTION - BOP	PUT SCTY SWP-USD EX 10/14/2021 1	391	—
	BOND OPTION - BOP	PUT SCTY SWP-USD EX 11/12/2021 1	586	—
	BOND OPTION - BOP	CALL SCTY SWP-USD EX 12/06/2021 1	656	(23)
	BOND OPTION - BOP	CALL SCTY SWP-USD EX 12/06/2021 1	875	(31)
	BOND OPTION - BOP	CALL SCTY SWP-USD EX 04/07/2021 1	273	(16)
	BOND OPTION - BOP	CALL SCTY SWP-USD EX 04/07/2021 1	273	(16)
	BOND OPTION - BOP	PUT SCTY SWP-USD EX 09/07/2021 1	391	—
	BOND OPTION - BOP	PUT SCTY SWP-USD EX 09/07/2021 1	586	—
	BOND OPTION - BOP	PUT SCTY SWP-USD EX 10/07/2021 1	195	—
	BOND OPTION - BOP	PUT SCTY SWP-USD EX 10/07/2021 1	293	—
	EUX ACAL EUR-BOBL	EXPIRES 09/24/2021 SIZE 100,000	—	15,186
	AUST 10Y BOND FUT BOND	EXPIRES 12/15/2021 SIZE 100,000	—	21,395
	AUST 10Y BOND FUT BOND	EXPIRES 06/15/2021 SIZE 100,000	—	(19,681)
	AUST 10Y BOND FUT BOND	EXPIRES 09/15/2021 SIZE 100,000	—	(19,976)
	AUST 3YR BOND FUT BOND	EXPIRES 12/15/2021 SIZE 100,000	—	24,597
	AUST 3YR BOND FUT BOND	EXPIRES 06/15/2021 SIZE 100,000	—	(4,447)
	AUST 3YR BOND FUT BOND	EXPIRES 09/15/2021 SIZE 100,000	—	(2,623)
	E-MINI RUSS 2000 EQUITY INDEX	EXPIRES 09/17/2021 SIZE 50	—	(989,707)
	E-MINI RUSS 2000 EQUITY INDEX	EXPIRES 06/18/2021 SIZE 50	—	609,201
	EURO-BOBL FUTURE BOND	EXPIRES 12/08/2021 SIZE 100,000	—	4,174
	EURO-BOBL FUTURE BOND	EXPIRES 06/08/2021 SIZE 100,000	—	(11,034)
	EURO-BOBL FUTURE BOND	EXPIRES 09/08/2021 SIZE 100,000	—	90,312
	EURO-BTP FUTURE BOND	EXPIRES 12/08/2021 SIZE 100,000	—	87,715
	EURO-BTP FUTURE BOND	EXPIRES 06/08/2021 SIZE 100,000	—	86,281
	EURO-BTP FUTURE BOND	EXPIRES 09/08/2021 SIZE 100,000	—	(120,179)
	EURO-BUND FUTURE BOND	EXPIRES 12/08/2021 SIZE 100,000	—	(4,096)
	EURO-BUND FUTURE BOND	EXPIRES 06/08/2021 SIZE 100,000	—	(177,665)
	EURO-BUND FUTURE BOND	EXPIRES 09/08/2021 SIZE 100,000	—	336,583
	EURO-BUXL 30Y BND BOND	EXPIRES 12/08/2021 SIZE 100,000	—	(723,190)
	EURO-BUXL 30Y BND BOND	EXPIRES 06/08/2021 SIZE 100,000	—	275,881
	EURO-BUXL 30Y BND BOND	EXPIRES 09/08/2021 SIZE 100,000	—	(639,317)
	EURO-OAT FUTURE BOND	EXPIRES 12/08/2021 SIZE 100,000	—	3,645

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER:002 - EIN# 13/4994650
SCHEDULE OF ASSETS (BOTH ACQUIRED AND DISPOSED OF WITHIN THE PLAN YEAR)
YEAR ENDED DECEMBER 31, 2021
(IRS FORM 5500 - SCHEDULE H - PART IV - LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COSTS OF ACQUISITIONS	PROCEEDS OF DISPOSITION
DERIVATIVES (CONTINUED):
	EURO-OAT FUTURE BOND	EXPIRES 06/08/2021 SIZE 100,000	—	6,066
	EURO-OAT FUTURE BOND	EXPIRES 09/08/2021 SIZE 100,000	—	(10,792)
	EURO-SCHATZ FUT BOND	EXPIRES 12/08/2021 SIZE 100,000	—	(54,498)
	EURO-SCHATZ FUT BOND	EXPIRES 06/08/2021 SIZE 100,000	—	38,998
	EURO-SCHATZ FUT BOND	EXPIRES 09/08/2021 SIZE 100,000	—	(97,159)
	JPN 10Y BOND(OSE) BOND	IRES 12/13/2021 SIZE 100,000,000	—	(15,478)
	JPN 10Y BOND(OSE) BOND	IRES 09/13/2021 SIZE 100,000,000	—	(20,808)
	JPN 10Y BOND(OSE) BOND	IRES 06/14/2021 SIZE 100,000,000	—	(32,508)
	LONG GILT FUTURE BOND	EXPIRES 12/29/2021 SIZE 100,000	—	71,489
	SHORT EURO-BTP FU BOND	EXPIRES 12/08/2021 SIZE 100,000	—	1,535
	SHORT EURO-BTP FU BOND	EXPIRES 06/08/2021 SIZE 100,000	—	(2,049)
	SHORT EURO-BTP FU BOND	EXPIRES 03/08/2021 SIZE 100,000	—	(1,434)
	SHORT EURO-BTP FU BOND	EXPIRES 09/08/2021 SIZE 100,000	—	(10,274)
	US LONG BOND(CBT) BOND	EXPIRES 12/21/2021 SIZE 100,000	—	331,638
	US LONG BOND(CBT) BOND	EXPIRES 06/21/2021 SIZE 100,000	—	423,200
	US LONG BOND(CBT) BOND	EXPIRES 09/21/2021 SIZE 100,000	—	(988,603)
	US ULTRA BOND CBT BOND	EXPIRES 12/21/2021 SIZE 100,000	—	(221,521)
	US ULTRA BOND CBT BOND	EXPIRES 06/21/2021 SIZE 100,000	—	251,046
	US ULTRA BOND CBT BOND	EXPIRES 09/21/2021 SIZE 100,000	—	(696,708)
	US 10YR NOTE (CBT) BOND	EXPIRES 12/21/2021 SIZE 100,000	—	(27,672)
	US 10YR NOTE (CBT) BOND	EXPIRES 06/21/2021 SIZE 100,000	—	(66,218)
	US 10YR NOTE (CBT) BOND	EXPIRES 09/21/2021 SIZE 100,000	—	153,319
	US 10YR ULTRA FUT BOND	EXPIRES 12/21/2021 SIZE 100,000	—	174,581
	US 10YR ULTRA FUT BOND	EXPIRES 06/21/2021 SIZE 100,000	—	341,135
	US 10YR ULTRA FUT BOND	EXPIRES 09/21/2021 SIZE 100,000	—	(26,253)
	US 2YR NOTE (CBT) BOND	EXPIRES 06/30/2021 SIZE 200,000	—	83,897
	US 2YR NOTE (CBT) BOND	EXPIRES 09/30/2021 SIZE 200,000	—	59,068
	US 2YR NOTE (CBT) BOND	EXPIRES 12/31/2021 SIZE 200,000	—	418,819
	US 5YR NOTE (CBT) BOND	EXPIRES 06/30/2021 SIZE 100,000	—	(256,372)
	US 5YR NOTE (CBT) BOND	EXPIRES 09/30/2021 SIZE 100,000	—	17,046
	US 5YR NOTE (CBT) BOND	EXPIRES 12/31/2021 SIZE 100,000	—	(998,553)
	CREDIT DEFAULT SWAP INDEX OP	PUT SCTY EX 04/21/2021 1	2,270	—
	CREDIT DEFAULT SWAP INDEX OP	PUT SCTY EX 04/21/2021 1	1,296	—
	CREDIT DEFAULT SWAP INDEX OP	CALL SCTY EX 04/21/2021 1	1,163	—
	CREDIT DEFAULT SWAP INDEX OP	PUT SCTY EX 04/21/2021 1	850	—
	CREDIT DEFAULT SWAP INDEX OP	PUT SCTY EX 04/21/2021 1	1,065	—
	CREDIT DEFAULT SWAP INDEX OP	PUT SCTY EX 04/21/2021 1	616	—
	CREDIT DEFAULT SWAP INDEX OP	CALL SCTY EX 04/21/2021 1	270	—
	CREDIT DEFAULT SWAP INDEX OP	PUT SCTY EX 04/21/2021 1	1,883	—
	CREDIT DEFAULT SWAP INDEX OP	CALL SCTY EX 04/21/2021 1	473	—
	CREDIT DEFAULT SWAP INDEX OP	CALL SCTY EX 04/21/2021 1	375	—
	CREDIT DEFAULT SWAP INDEX OP	PUT SCTY EX 04/21/2021 1	656	—
	CREDIT DEFAULT SWAP INDEX OP	CALL SCTY EX 04/21/2021 1	350	—
	CREDIT DEFAULT SWAP INDEX OP	CALL SCTY EX 04/21/2021 1	400	—
	CREDIT DEFAULT SWAP INDEX OP	PUT SCTY EX 04/21/2021 1	315	—
	CREDIT DEFAULT SWAP INDEX OP	PUT SCTY EX 04/21/2021 1	420	—
	CREDIT DEFAULT SWAP INDEX OP	PUT SCTY EX 05/19/2021 1	630	—
	CREDIT DEFAULT SWAP INDEX OP	PUT SCTY EX 05/19/2021 1	840	—
	CREDIT DEFAULT SWAP INDEX OP	PUT SCTY EX 04/21/2021 1	540	—

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER:002 - EIN# 13/4994650
SCHEDULE OF ASSETS (BOTH ACQUIRED AND DISPOSED OF WITHIN THE PLAN YEAR)
YEAR ENDED DECEMBER 31, 2021
(IRS FORM 5500 - SCHEDULE H - PART IV - LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COSTS OF ACQUISITIONS	PROCEEDS OF DISPOSITION
DERIVATIVES (CONTINUED):
	CREDIT DEFAULT SWAP INDEX OP	PUT SCTY EX 05/19/2021 1	718	—
	CREDIT DEFAULT SWAP INDEX OP	PUT SCTY EX 05/19/2021 1	615	—
	CREDIT DEFAULT SWAP INDEX OP	PUT SCTY EX 05/19/2021 1	726	—
	CREDIT DEFAULT SWAP INDEX OP	PUT SCTY EX 05/19/2021 1	1,089	—
	CREDIT DEFAULT SWAP INDEX OP	PUT SCTY EX 05/19/2021 1	1,327	—
	CREDIT DEFAULT SWAP INDEX OP	PUT SCTY EX 05/19/2021 1	1,823	—
	CREDIT DEFAULT SWAP INDEX OP	PUT SCTY EX 05/19/2021 1	873	—
	CREDIT DEFAULT SWAP INDEX OP	PUT SCTY EX 05/19/2021 1	970	—
	CREDIT DEFAULT SWAP INDEX OP	PUT SCTY EX 05/19/2021 1	770	—
	CREDIT DEFAULT SWAP INDEX OP	PUT SCTY EX 05/19/2021 1	1,100	—
	CREDIT DEFAULT SWAP INDEX OP	PUT SCTY EX 05/19/2021 1	658	—
	CREDIT DEFAULT SWAP INDEX OP	PUT SCTY EX 05/19/2021 1	846	—
	CREDIT DEFAULT SWAP INDEX OP	PUT SCTY EX 06/16/2021 1	1,686	—
	CREDIT DEFAULT SWAP INDEX OP	PUT SCTY EX 06/16/2021 1	1,405	—
	CREDIT DEFAULT SWAP INDEX OP	PUT SCTY EX 06/16/2021 1	1,785	—
	CREDIT DEFAULT SWAP INDEX OP	PUT SCTY EX 06/16/2021 1	722	—
	CREDIT DEFAULT SWAP INDEX OP	PUT SCTY EX 06/16/2021 1	649	(7)
	CREDIT DEFAULT SWAP INDEX OP	PUT SCTY EX 06/16/2021 1	616	(7)
	CREDIT DEFAULT SWAP INDEX OP	PUT SCTY EX 07/21/2021 1	1,052	—
	CREDIT DEFAULT SWAP INDEX OP	CALL SCTY EX 07/21/2021 1	444	—
	CREDIT DEFAULT SWAP INDEX OP	PUT SCTY EX 06/16/2021 1	500	—
	CREDIT DEFAULT SWAP INDEX OP	CALL SCTY EX 06/16/2021 1	225	—
	CREDIT DEFAULT SWAP INDEX OP	PUT SCTY EX 06/16/2021 1	1,200	—
	CREDIT DEFAULT SWAP INDEX OP	CALL SCTY EX 06/16/2021 1	540	—
	CREDIT DEFAULT SWAP INDEX OP	PUT SCTY EX 07/21/2021 1	793	—
	CREDIT DEFAULT SWAP INDEX OP	PUT SCTY EX 06/16/2021 1	1,339	—
	CREDIT DEFAULT SWAP INDEX OP	PUT SCTY EX 06/16/2021 1	1,030	—
	CREDIT DEFAULT SWAP INDEX OP	PUT SCTY EX 06/16/2021 1	837	—
	CREDIT DEFAULT SWAP INDEX OP	PUT SCTY EX 07/21/2021 1	129	—
	CREDIT DEFAULT SWAP INDEX OP	PUT SCTY EX 07/21/2021 1	1,161	—
	CREDIT DEFAULT SWAP INDEX OP	PUT SCTY EX 07/21/2021 1	975	—
	CREDIT DEFAULT SWAP INDEX OP	PUT SCTY EX 08/18/2021 1	1,000	—
	CREDIT DEFAULT SWAP INDEX OP	PUT SCTY EX 09/15/2021 1	768	—
	CREDIT DEFAULT SWAP INDEX OP	PUT SCTY EX 08/18/2021 1	548	—
	CREDIT DEFAULT SWAP INDEX OP	PUT SCTY EX 07/21/2021 1	421	—
	CREDIT DEFAULT SWAP INDEX OP	PUT SCTY EX 07/21/2021 1	613	—
	CREDIT DEFAULT SWAP INDEX OP	PUT SCTY EX 08/18/2021 1	972	—
	CREDIT DEFAULT SWAP INDEX OP	PUT SCTY EX 08/18/2021 1	649	—
	CREDIT DEFAULT SWAP INDEX OP	PUT SCTY EX 08/18/2021 1	648	—
	CREDIT DEFAULT SWAP INDEX OP	PUT SCTY EX 08/18/2021 1	583	—
	CREDIT DEFAULT SWAP INDEX OP	PUT SCTY EX 08/18/2021 1	704	—
	CREDIT DEFAULT SWAP INDEX OP	PUT SCTY EX 08/18/2021 1	905	—
	CREDIT DEFAULT SWAP INDEX OP	PUT SCTY EX 08/18/2021 1	544	—
	CREDIT DEFAULT SWAP INDEX OP	PUT SCTY EX 08/18/2021 1	674	—
	CREDIT DEFAULT SWAP INDEX OP	PUT SCTY EX 08/18/2021 1	658	—
	CREDIT DEFAULT SWAP INDEX OP	PUT SCTY EX 08/18/2021 1	846	—
	CREDIT DEFAULT SWAP INDEX OP	PUT SCTY EX 08/18/2021 1	679	—
	CREDIT DEFAULT SWAP INDEX OP	CALL SCTY EX 08/18/2021 1	324	—
	CREDIT DEFAULT SWAP INDEX OP	PUT SCTY EX 08/18/2021 1	388	—

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER:002 - EIN# 13/4994650
SCHEDULE OF ASSETS (BOTH ACQUIRED AND DISPOSED OF WITHIN THE PLAN YEAR)
YEAR ENDED DECEMBER 31, 2021
(IRS FORM 5500 - SCHEDULE H - PART IV - LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COSTS OF ACQUISITIONS	PROCEEDS OF DISPOSITION
DERIVATIVES (CONTINUED):
	CREDIT DEFAULT SWAP INDEX OP	CALL SCTY EX 08/18/2021 1	405	—
	CREDIT DEFAULT SWAP INDEX OP	PUT SCTY EX 08/18/2021 1	485	—
	CREDIT DEFAULT SWAP INDEX OP	PUT SCTY EX 08/18/2021 1	2,935	—
	CREDIT DEFAULT SWAP INDEX OP	PUT SCTY EX 09/15/2021 1	868	—
	CREDIT DEFAULT SWAP INDEX OP	CALL SCTY EX 08/18/2021 1	525	—
	CREDIT DEFAULT SWAP INDEX OP	PUT SCTY EX 09/15/2021 1	1,240	—
	CREDIT DEFAULT SWAP INDEX OP	CALL SCTY EX 08/18/2021 1	750	—
	CREDIT DEFAULT SWAP INDEX OP	CALL SCTY EX 08/18/2021 1	560	—
	CREDIT DEFAULT SWAP INDEX OP	PUT SCTY EX 09/15/2021 1	840	—
	CREDIT DEFAULT SWAP INDEX OP	CALL SCTY EX 08/18/2021 1	880	—
	CREDIT DEFAULT SWAP INDEX OP	PUT SCTY EX 09/15/2021 1	1,320	—
	CREDIT DEFAULT SWAP INDEX OP	PUT SCTY EX 09/15/2021 1	1,477	—
	CREDIT DEFAULT SWAP INDEX OP	PUT SCTY EX 09/15/2021 1	1,899	—
	CREDIT DEFAULT SWAP INDEX OP	PUT SCTY EX 09/15/2021 1	2,249	—
	CREDIT DEFAULT SWAP INDEX OP	PUT SCTY EX 09/15/2021 1	3,277	—
	CREDIT DEFAULT SWAP INDEX OP	PUT SCTY EX 09/15/2021 1	98	—
	CREDIT DEFAULT SWAP INDEX OP	PUT SCTY EX 09/15/2021 1	784	—
	CREDIT DEFAULT SWAP INDEX OP	PUT SCTY EX 10/20/2021 1	1,245	(23)
	CREDIT DEFAULT SWAP INDEX OP	PUT SCTY EX 10/20/2021 1	1,477	(136)
	CREDIT DEFAULT SWAP INDEX OP	PUT SCTY EX 10/20/2021 1	1,802	(150)
	CREDIT DEFAULT SWAP INDEX OP	PUT SCTY EX 10/20/2021 1	909	—
	CREDIT DEFAULT SWAP INDEX OP	PUT SCTY EX 10/20/2021 1	788	—
	CREDIT DEFAULT SWAP INDEX OP	PUT SCTY EX 11/17/2021 1	800	—
	CREDIT DEFAULT SWAP INDEX OP	PUT SCTY EX 11/17/2021 1	402	—
	CREDIT DEFAULT SWAP INDEX OP	PUT SCTY EX 11/17/2021 1	1,892	—
	CREDIT DEFAULT SWAP INDEX OP	PUT SCTY EX 11/17/2021 1	603	—
	CREDIT DEFAULT SWAP INDEX OP	PUT SCTY EX 11/17/2021 1	3,094	—
	CREDIT DEFAULT SWAP INDEX OP	PUT SCTY EX 11/17/2021 1	792	—
	CREDIT DEFAULT SWAP INDEX OP	PUT SCTY EX 11/17/2021 1	1,089	—
	CREDIT DEFAULT SWAP INDEX OP	PUT SCTY EX 12/15/2021 1	1,929	—
	CREDIT DEFAULT SWAP INDEX OP	PUT SCTY EX 12/15/2021 1	1,218	—
	CREDIT DEFAULT SWAP INDEX OP	PUT SCTY EX 12/15/2021 1	3,005	(56)
	CREDIT DEFAULT SWAP INDEX OP	PUT SCTY EX 12/15/2021 1	2,504	—
	CREDIT DEFAULT SWAP INDEX OP	PUT SCTY EX 12/15/2021 1	3,256	—
	CREDIT DEFAULT SWAP INDEX OP	PUT SCTY EX 12/15/2021 1	752	—
	CREDIT DEFAULT SWAP INDEX OP	PUT SCTY EX 12/15/2021 1	940	—
	CREDIT DEFAULT SWAP INDEX OP	PUT SCTY EX 12/15/2021 1	519	—
	CREDIT DEFAULT SWAP INDEX OP	PUT SCTY EX 12/15/2021 1	1,038	—
	CREDIT DEFAULT SWAP INDEX OP	PUT SCTY EX 12/15/2021 1	718	—
	CREDIT DEFAULT SWAP INDEX OP	PUT SCTY EX 12/15/2021 1	1,966	—
	CREDIT DEFAULT SWAP INDEX OP	PUT SCTY EX 12/15/2021 1	348	—
	CREDIT DEFAULT SWAP INDEX OP	PUT SCTY EX 12/15/2021 1	870	—
	CREDIT DEFAULT SWAP INDEX OP	PUT SCTY EX 05/19/2021 1	438	—
	CREDIT DEFAULT SWAP INDEX OP	PUT SCTY EX 05/19/2021 1	350	—
	SWAPTION - SOP	CALL SCTY EX 08/24/2021 1	58,905	(5,937)
	SWAPTION - SOP	CALL SCTY EX 08/31/2021 1	2,296	—
	SWAPTION - SOP	CALL SCTY EX 08/31/2021 1	724	—
	SWAPTION - SOP	CALL SCTY EX 10/29/2021 1	2,731	—
	SWAPTION - SOP	CALL SCTY EX 02/08/2021 1	2,790	—

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER:002 - EIN# 13/4994650
SCHEDULE OF ASSETS (BOTH ACQUIRED AND DISPOSED OF WITHIN THE PLAN YEAR)
YEAR ENDED DECEMBER 31, 2021
(IRS FORM 5500 - SCHEDULE H - PART IV - LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COSTS OF ACQUISITIONS	PROCEEDS OF DISPOSITION
DERIVATIVES (CONTINUED):
	SWAPTION - SOP	CALL SCTY EX 08/16/2021 1	1,219	—
	SWAPTION - SOP	CALL SCTY EX 04/01/2021 1	1,245	—
	SWAPTION - SOP	CALL SCTY EX 03/10/2021 1	2,208	—
	SWAPTION - SOP	PUT SCTY EX 08/31/2021 1	724	—
	SWAPTION - SOP	CALL SCTY EX 10/04/2021 1	1,406	—
	SWAPTION - SOP	CALL SCTY EX 10/01/2021 1	2,026	—
	SWAPTION - SOP	CALL SCTY EX 11/08/2021 1	1,050	—
	SWAPTION - SOP	CALL SCTY EX 10/04/2021 1	1,433	—
	SWAPTION - SOP	PUT SCTY EX 08/31/2021 1	2,296	—
	SWAPTION - SOP	PUT SCTY EX 10/29/2021 1	2,731	—
	SWAPTION - SOP	CALL SCTY EX 10/12/2021 1	1,663	—
	SWAPTION - SOP	CALL SCTY EX 02/04/2021 1	4,800	—
	SWAPTION - SOP	PUT SCTY EX 02/08/2021 1	2,790	—
	SWAPTION - SOP	CALL SCTY EX 11/15/2021 1	3,468	—
	SWAPTION - SOP	CALL SCTY EX 02/05/2021 1	4,800	—
	SWAPTION - SOP	PUT SCTY EX 08/16/2021 1	1,219	—
	SWAPTION - SOP	CALL SCTY EX 11/29/2021 1	2,400	—
	SWAPTION - SOP	CALL SCTY EX 12/20/2021 1	2,360	—
	SWAPTION - SOP	PUT SCTY EX 03/10/2021 1	2,208	—
	SWAPTION - SOP	CALL SCTY EX 02/26/2021 1	4,043	—
	SWAPTION - SOP	PUT SCTY EX 04/01/2021 1	1,245	—
	SWAPTION - SOP	CALL SCTY EX 04/06/2021 1	1,962	—
	SWAPTION - SOP	CALL SCTY EX 02/26/2021 1	3,780	—
	SWAPTION - SOP	CALL SCTY EX 04/12/2021 1	2,025	—
	SWAPTION - SOP	CALL SCTY EX 03/01/2021 1	1,920	—
	SWAPTION - SOP	CALL SCTY EX 07/13/2021 1	3,115	—
	SWAPTION - SOP	CALL SCTY EX 07/19/2021 1	3,893	—
	SWAPTION - SOP	CALL SCTY EX 02/16/2021 1	4,260	—
	SWAPTION - SOP	CALL SCTY EX 09/07/2021 1	5,430	—
	SWAPTION - SOP	CALL SCTY EX 09/17/2021 1	2,331	—
	SWAPTION - SOP	CALL SCTY EX 09/20/2021 1	2,340	—
	SWAPTION - SOP	CALL SCTY EX 12/09/2021 1	3,210	—
	SWAPTION - SOP	CALL SCTY EX 02/11/2021 1	4,305	—
	SWAPTION - SOP	PUT SCTY EX 10/04/2021 1	1,406	—
	SWAPTION - SOP	CALL SCTY EX 10/20/2021 1	3,525	—
	SWAPTION - SOP	PUT SCTY EX 11/08/2021 1	1,050	—
	SWAPTION - SOP	CALL SCTY EX 08/23/2021 1	4,140	—
	SWAPTION - SOP	CALL SCTY EX 08/27/2021 1	5,700	—
	SWAPTION - SOP	PUT SCTY EX 10/01/2021 1	2,026	—
	SWAPTION - SOP	CALL SCTY EX 03/02/2021 1	3,525	—
	SWAPTION - SOP	CALL SCTY EX 10/15/2021 1	2,926	—
	SWAPTION - SOP	CALL SCTY EX 09/20/2021 1	2,345	—
	SWAPTION - SOP	PUT SCTY EX 10/04/2021 1	1,433	—
	SWAPTION - SOP	CALL SCTY EX 08/26/2021 1	6,645	—
	SWAPTION - SOP	CALL SCTY EX 09/13/2021 1	3,855	—
	SWAPTION - SOP	CALL SCTY EX 08/23/2021 1	2,113	—
	SWAPTION - SOP	CALL SCTY EX 09/07/2021 1	3,200	—
	SWAPTION - SOP	CALL SCTY EX 09/27/2021 1	5,138	—
	SWAPTION - SOP	PUT SCTY EX 10/12/2021 1	1,663	—

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER:002 - EIN# 13/4994650
SCHEDULE OF ASSETS (BOTH ACQUIRED AND DISPOSED OF WITHIN THE PLAN YEAR)
YEAR ENDED DECEMBER 31, 2021
(IRS FORM 5500 - SCHEDULE H - PART IV - LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COSTS OF ACQUISITIONS	PROCEEDS OF DISPOSITION
DERIVATIVES (CONTINUED):
	SWAPTION - SOP	CALL SCTY EX 10/13/2021 1	5,047	—
	SWAPTION - SOP	PUT SCTY EX 11/15/2021 1	3,468	—
	SWAPTION - SOP	CALL SCTY EX 09/09/2021 1	5,190	—
	SWAPTION - SOP	CALL SCTY EX 09/27/2021 1	5,117	—
	SWAPTION - SOP	CALL SCTY EX 10/18/2021 1	2,561	—
	SWAPTION - SOP	PUT SCTY EX 02/04/2021 1	5,139	—
	SWAPTION - SOP	CALL SCTY EX 09/10/2021 1	9,185	—
	SWAPTION - SOP	PUT SCTY EX 10/14/2021 1	661	—
	SWAPTION - SOP	PUT SCTY EX 02/05/2021 1	5,010	—
	SWAPTION - SOP	PUT SCTY EX 11/29/2021 1	2,400	—
	SWAPTION - SOP	CALL SCTY EX 12/01/2021 1	3,838	—
	SWAPTION - SOP	CALL SCTY EX 10/27/2021 1	3,438	—
	SWAPTION - SOP	CALL SCTY EX 12/06/2021 1	2,760	—
	SWAPTION - SOP	CALL SCTY EX 08/02/2021 1	2,760	—
	SWAPTION - SOP	CALL SCTY EX 07/21/2021 1	2,325	—
	SWAPTION - SOP	CALL SCTY EX 11/15/2021 1	5,700	—
	SWAPTION - SOP	CALL SCTY EX 11/29/2021 1	3,210	—
	SWAPTION - SOP	CALL SCTY EX 11/04/2021 1	8,470	—
	SWAPTION - SOP	PUT SCTY EX 12/20/2021 1	2,360	—
	SWAPTION - SOP	CALL SCTY EX 08/11/2021 1	6,150	—
	SWAPTION - SOP	CALL SCTY EX 07/23/2021 1	5,040	—
	SWAPTION - SOP	CALL SCTY EX 11/01/2021 1	10,080	—
	SWAPTION - SOP	PUT SCTY EX 02/26/2021 1	4,043	—
	SWAPTION - SOP	CALL SCTY EX 12/15/2021 1	6,423	—
	SWAPTION - SOP	PUT SCTY EX 02/26/2021 1	3,780	—
	SWAPTION - SOP	PUT SCTY EX 02/16/2021 1	4,260	—
	SWAPTION - SOP	PUT SCTY EX 04/06/2021 1	1,962	—
	SWAPTION - SOP	CALL SCTY EX 07/14/2021 1	3,788	—
	SWAPTION - SOP	PUT SCTY EX 03/01/2021 1	1,920	—
	SWAPTION - SOP	PUT SCTY EX 04/12/2021 1	2,025	—
	SWAPTION - SOP	PUT SCTY EX 07/07/2021 1	743	—
	SWAPTION - SOP	PUT SCTY EX 07/07/2021 1	743	—
	SWAPTION - SOP	PUT SCTY EX 02/11/2021 1	4,305	—
	SWAPTION - SOP	CALL SCTY EX 03/22/2021 1	4,440	—
	SWAPTION - SOP	CALL SCTY EX 08/10/2021 1	8,175	—
	SWAPTION - SOP	PUT SCTY EX 09/17/2021 1	2,331	—
	SWAPTION - SOP	PUT SCTY EX 09/20/2021 1	2,340	—
	SWAPTION - SOP	PUT SCTY EX 10/20/2021 1	3,525	—
	SWAPTION - SOP	PUT SCTY EX 08/23/2021 1	4,140	—
	SWAPTION - SOP	PUT SCTY EX 08/27/2021 1	5,700	—
	SWAPTION - SOP	PUT SCTY EX 09/07/2021 1	5,430	—
	SWAPTION - SOP	PUT SCTY EX 12/09/2021 1	3,210	—
	SWAPTION - SOP	PUT SCTY EX 03/02/2021 1	3,525	—
	SWAPTION - SOP	PUT SCTY EX 10/15/2021 1	2,926	—
	SWAPTION - SOP	CALL SCTY EX 11/08/2021 1	6,280	—
	SWAPTION - SOP	PUT SCTY EX 09/20/2021 1	2,345	—
	SWAPTION - SOP	CALL SCTY EX 04/01/2021 1	2,273	—
	SWAPTION - SOP	PUT SCTY EX 08/26/2021 1	6,645	—
	SWAPTION - SOP	PUT SCTY EX 09/13/2021 1	3,855	—

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER:002 - EIN# 13/4994650
SCHEDULE OF ASSETS (BOTH ACQUIRED AND DISPOSED OF WITHIN THE PLAN YEAR)
YEAR ENDED DECEMBER 31, 2021
(IRS FORM 5500 - SCHEDULE H - PART IV - LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COSTS OF ACQUISITIONS	PROCEEDS OF DISPOSITION
DERIVATIVES (CONTINUED):
	SWAPTION - SOP	CALL SCTY EX 05/26/2021 1	6,280	—
	SWAPTION - SOP	CALL SCTY EX 07/06/2021 1	6,000	—
	SWAPTION - SOP	PUT SCTY EX 08/23/2021 1	2,113	—
	SWAPTION - SOP	PUT SCTY EX 09/27/2021 1	5,138	—
	SWAPTION - SOP	PUT SCTY EX 10/13/2021 1	5,047	—
	SWAPTION - SOP	CALL SCTY EX 04/12/2021 1	2,430	—
	SWAPTION - SOP	PUT SCTY EX 09/07/2021 1	3,200	—
	SWAPTION - SOP	PUT SCTY EX 09/27/2021 1	5,117	—
	SWAPTION - SOP	PUT SCTY EX 10/18/2021 1	2,561	—
	SWAPTION - SOP	PUT SCTY EX 07/13/2021 1	3,115	—
	SWAPTION - SOP	PUT SCTY EX 07/19/2021 1	3,893	—
	SWAPTION - SOP	CALL SCTY EX 05/19/2021 1	5,310	—
	SWAPTION - SOP	CALL SCTY EX 05/21/2021 1	5,010	—
	SWAPTION - SOP	CALL SCTY EX 07/02/2021 1	2,430	—
	SWAPTION - SOP	PUT SCTY EX 09/09/2021 1	5,190	—
	SWAPTION - SOP	CALL SCTY EX 06/04/2021 1	4,335	—
	SWAPTION - SOP	PUT SCTY EX 09/10/2021 1	9,185	—
	SWAPTION - SOP	CALL SCTY EX 05/28/2021 1	22,880	—
	SWAPTION - SOP	CALL SCTY EX 06/03/2021 1	4,005	—
	SWAPTION - SOP	CALL SCTY EX 04/16/2021 1	4,440	—
	SWAPTION - SOP	CALL SCTY EX 06/18/2021 1	1,420	—
	SWAPTION - SOP	PUT SCTY EX 10/27/2021 1	3,438	—
	SWAPTION - SOP	CALL SCTY EX 05/14/2021 1	5,880	—
	SWAPTION - SOP	CALL SCTY EX 06/11/2021 1	5,156	—
	SWAPTION - SOP	CALL SCTY EX 06/21/2021 1	1,420	—
	SWAPTION - SOP	PUT SCTY EX 08/02/2021 1	2,760	—
	SWAPTION - SOP	PUT SCTY EX 11/15/2021 1	5,700	—
	SWAPTION - SOP	PUT SCTY EX 11/29/2021 1	3,210	—
	SWAPTION - SOP	CALL SCTY EX 06/21/2021 1	2,268	—
	SWAPTION - SOP	PUT SCTY EX 07/21/2021 1	2,325	—
	SWAPTION - SOP	PUT SCTY EX 11/04/2021 1	8,470	—
	SWAPTION - SOP	PUT SCTY EX 12/01/2021 1	3,838	—
	SWAPTION - SOP	PUT SCTY EX 12/06/2021 1	2,760	—
	SWAPTION - SOP	PUT SCTY EX 07/23/2021 1	5,040	—
	SWAPTION - SOP	PUT SCTY EX 11/01/2021 1	10,080	—
	SWAPTION - SOP	CALL SCTY EX 05/10/2021 1	5,075	—
	SWAPTION - SOP	PUT SCTY EX 12/15/2021 1	6,423	—
	SWAPTION - SOP	PUT SCTY EX 07/14/2021 1	3,788	—
	SWAPTION - SOP	PUT SCTY EX 08/11/2021 1	6,150	—
	SWAPTION - SOP	PUT SCTY EX 11/08/2021 1	6,280	—
	SWAPTION - SOP	PUT SCTY EX 03/22/2021 1	4,440	—
	SWAPTION - SOP	PUT SCTY EX 05/26/2021 1	6,280	—
	SWAPTION - SOP	PUT SCTY EX 07/06/2021 1	6,320	—
	SWAPTION - SOP	PUT SCTY EX 04/12/2021 1	2,430	—
	SWAPTION - SOP	PUT SCTY EX 04/01/2021 1	2,273	—
	SWAPTION - SOP	PUT SCTY EX 05/19/2021 1	5,310	—
	SWAPTION - SOP	PUT SCTY EX 05/21/2021 1	5,010	—
	SWAPTION - SOP	PUT SCTY EX 07/02/2021 1	2,430	—
	SWAPTION - SOP	PUT SCTY EX 06/04/2021 1	4,335	—

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER:002 - EIN# 13/4994650
SCHEDULE OF ASSETS (BOTH ACQUIRED AND DISPOSED OF WITHIN THE PLAN YEAR)
YEAR ENDED DECEMBER 31, 2021
(IRS FORM 5500 - SCHEDULE H - PART IV - LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COSTS OF ACQUISITIONS	PROCEEDS OF DISPOSITION
DERIVATIVES (CONTINUED):
	SWAPTION - SOP	PUT SCTY EX 05/28/2021 1	22,880	—
	SWAPTION - SOP	PUT SCTY EX 06/03/2021 1	4,005	—
	SWAPTION - SOP	PUT SCTY EX 06/18/2021 1	1,420	—
	SWAPTION - SOP	PUT SCTY EX 05/14/2021 1	5,880	—
	SWAPTION - SOP	PUT SCTY EX 06/11/2021 1	5,156	—
	SWAPTION - SOP	PUT SCTY EX 06/21/2021 1	1,420	—
	SWAPTION - SOP	PUT SCTY EX 06/21/2021 1	2,268	—
	SWAPTION - SOP	PUT SCTY EX 04/16/2021 1	4,440	—
	SWAPTION - SOP	PUT SCTY EX 08/10/2021 1	8,175	—
	SWAPTION - SOP	PUT SCTY EX 09/29/2021 1	27,983	(2,255)
	SWAPTION - SOP	PUT SCTY EX 09/29/2021 1	34,837	(2,695)
	SWAPTION - SOP	PUT SCTY EX 05/10/2021 1	5,075	—
	10 YEAR US TREASURY NOTES	EX 03/26/2021 100,000	2,736	(6)
	10 YEAR US TREASURY NOTES	EX 02/19/2021 100,000	33,243	(27)
	EURODOLLAR 3 YEAR MID-CURVE	PUT SCTY EX 04/16/2021 250,000	871	(55)
	EURODOLLAR 3 YEAR MID-CURVE	PUT SCTY EX 03/12/2021 250,000	413	(55)
	CREDIT DEFAULT SWAP	CDS BA 8.75 15Aug2@1%USD 20/DEC/2021	—	—
	CREDIT DEFAULT SWAP	CDS MEX 4.15 28Mar@1 %USD 20/JUN/2026	—	—
	CREDIT INDEX SWAP	CDI CDX.NA.IG.35-V@1 %USD 20/DEC/2025	—	—
	CREDIT INDEX SWAP	CDI CDX.NA.EM.34-V@1 %USD 20/DEC/2025	—	—
	CREDIT INDEX SWAP	CDI CDX.NA.EM.34-V@1 %USD 20/DEC/2025	—	—
	CREDIT INDEX SWAP	CDI CDX.NA.IG.35-V@1 %USD 20/DEC/2025	—	—
	CREDIT INDEX SWAP	CDI CDX.NA.IG.35-V@1 %USD 20/DEC/2025	—	—
	CREDIT INDEX SWAP	CDI CDX.NA.IG.35-V@1 %USD 20/DEC/2025	—	—
	CREDIT INDEX SWAP	CDI CDX.NA.EM.35-V@1 %USD 20/JUN/2026	—	—
	CREDIT INDEX SWAP	CDI CDX.NA.IG.36-V@1 %USD 20/JUN/2026	—	—
	CREDIT INDEX SWAP	CDI CDX.NA.IG.36-V@1 %USD 20/JUN/2026	—	—
	CREDIT INDEX SWAP	CDI CDX.NA.IG.36-V@1 %USD 20/JUN/2026	—	—
	CREDIT INDEX SWAP	CDI CDX.NA.EM.35-V@1 %USD 20/JUN/2026	—	—
	CREDIT INDEX SWAP	CDI CDX.NA.IG.36-V@1 %USD 20/JUN/2026	—	—
	CREDIT INDEX SWAP	CDI CDX.NA.IG.36-V@1 %USD 20/JUN/2026	—	—
	CREDIT INDEX SWAP	CDI CDX.NA.IG.36-V@1 %USD 20/JUN/2026	—	—
	CREDIT INDEX SWAP	CDI CDX.NA.IG.36-V@1 %USD 20/JUN/2026	—	—
	CREDIT INDEX SWAP	CDI CDX.NA.IG.36-V@1 %USD 20/JUN/2026	—	—
	CREDIT INDEX SWAP	CDI CDX.NA.IG.36-V@1 %USD 20/JUN/2026	—	—
	CREDIT INDEX SWAP	CDI CDX.NA.IG.36-V@1 %USD 20/JUN/2026	—	—
	CREDIT INDEX SWAP	CDI CDX.NA.IG.36-V@1 %USD 20/JUN/2026	—	—
	CREDIT INDEX SWAP	CDI CDX.NA.IG.36-V@1 %USD 20/JUN/2026	—	—
	CREDIT INDEX SWAP	CDI CDX.NA.IG.36-V@1 %USD 20/JUN/2026	—	—
	CREDIT INDEX SWAP	CDI CDX.NA.IG.36-V@1 %USD 20/JUN/2026	—	—
	CREDIT INDEX SWAP	CDI CDX.NA.IG.36-V@1 %USD 20/JUN/2026	—	—
	CREDIT INDEX SWAP	CDI CDX.NA.IG.36-V@1 %USD 20/JUN/2026	—	—
	CREDIT INDEX SWAP	CDI CDX.NA.IG.35-V@1 %USD 20/DEC/2025	—	—
	CREDIT INDEX SWAP	CDI CDX.NA.IG.36-V@1 %USD 20/JUN/2026	—	—
	CREDIT INDEX SWAP	CDI CDX.NA.IG.36-V@1 %USD 20/JUN/2026	—	—
	CREDIT INDEX SWAP	CDI CDX.NA.IG.36-V@1 %USD 20/JUN/2026	—	—
	CREDIT INDEX SWAP	CDI CDX.NA.IG.36-V@1 %USD 20/JUN/2026	—	—
	CREDIT INDEX SWAP	CDI CDX.NA.IG.36-V@1 %USD 20/JUN/2026	—	—

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER:002 - EIN# 13/4994650
SCHEDULE OF ASSETS (BOTH ACQUIRED AND DISPOSED OF WITHIN THE PLAN YEAR)
YEAR ENDED DECEMBER 31, 2021
(IRS FORM 5500 - SCHEDULE H - PART IV - LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COSTS OF ACQUISITIONS	PROCEEDS OF DISPOSITION
	CREDIT INDEX SWAP	CDI CDX.NA.IG.36-V@1 %USD 20/JUN/2026	—	—
	CREDIT INDEX SWAP	CDI ITRAXX.EUROPE.@1 %EUR 20/DEC/2025	—	—
	INFLATION SWAP	RPI 3.47 /UKRPI 0.0000 GBP 15/Jan/2031	—	—
	INFLATION SWAP	RPI 3.484 /UKRPI 0.0000 GBP 15/Jan/2031	—	—
	INFLATION SWAP	RPI 3.47 /UKRPI 0.0000 GBP 15/Jan/2031	—	—
	INFLATION SWAP	RPI 4.88 /UKRPI 0.0000 GBP 15/Sep/2023	—	—
	INTEREST RATE SWAP	IRS 1.57 /LIBOR 0.0000 USD 11/Jan/2051	—	—
	INTEREST RATE SWAP	IRS 1.598 /LIBOR 0.0000 USD 13/Jan/2051	—	—
	INTEREST RATE SWAP	IRS 1.524 /LIBOR 0.0000 USD 19/Jan/2051	—	—
	INTEREST RATE SWAP	IRS 1.45 /LIBOR 0.0000 USD 19/Jan/2051	—	—
	INTEREST RATE SWAP	IRS 1.49125/LIBOR 0.0000 USD 21/Jan/2051	—	—
	INTEREST RATE SWAP	IRS 1.07 /LIBOR 0.0000 USD 26/Jan/2031	—	—
	INTEREST RATE SWAP	IRS 1.57 /LIBOR 0.0000 USD 08/Feb/2051	—	—
	INTEREST RATE SWAP	IRS 1.595 /LIBOR 0.0000 USD 09/Feb/2051	—	—
	INTEREST RATE SWAP	IRS 1.74 /LIBOR 0.0000 USD 18/Feb/2051	—	—
	INTEREST RATE SWAP	IRS 1.725 /LIBOR 0.0000 USD 02/Mar/2051	—	—
	INTEREST RATE SWAP	IRS 1.6925 /LIBOR 0.0000 USD 02/Mar/2051	—	—
	INTEREST RATE SWAP	IRS 0.635 /LIBOR 0.0000 USD 21/Nov/2023	—	—
	INTEREST RATE SWAP	IRS 1.77 /LIBOR 0.0000 USD 03/Mar/2051	—	—
	INTEREST RATE SWAP	IRS 1.813 /LIBOR 0.0000 USD 04/Mar/2051	—	—
	INTEREST RATE SWAP	IRS 1.387 /LIBOR 0.0000 USD 12/Mar/2031	—	—
	INTEREST RATE SWAP	IRS 2.12 /LIBOR 0.0000 USD 24/Mar/2051	—	—
	INTEREST RATE SWAP	IRS 2.17 /LIBOR 0.0000 USD 07/Apr/2051	—	—
	INTEREST RATE SWAP	IRS 1.4 /LIBOR 0.0000 USD 07/Apr/2028	—	—
	INTEREST RATE SWAP	IRS 0.5 /LIBOR 0.0000 USD 16/Jun/2026	—	—
	INTEREST RATE SWAP	IRS 1.99 /LIBOR 0.0000 USD 08/Jul/2051	—	—
	INTEREST RATE SWAP	IRS 1.9575 /LIBOR 0.0000 USD 27/Jun/2053	—	—
	INTEREST RATE SWAP	IRS 1.61 /LIBOR 0.0000 USD 27/Jun/2028	—	—
	INTEREST RATE SWAP	IRS 2 /LIBOR 0.0000 USD 15/Dec/2051	—	—
	INTEREST RATE SWAP	IRS 2 /LIBOR 0.0000 USD 15/Dec/2051	—	—
	INTEREST RATE SWAP	IRS 1.5 /LIBOR 0.0000 USD 05/Oct/2031	—	—
	INTEREST RATE SWAP	IRS 1.69 /LIBOR 0.0000 USD 17/Dec/2051	—	—
	INTEREST RATE SWAP	IRS 1.379 /LIBOR 0.0000 USD 22/Dec/2028	—	—
	INTEREST RATE SWAP	IRS 1.379 /LIBOR 0.0000 USD 22/Dec/2028	—	—
	OVERNIGHT INDEX SWAP	OIS SONIA +0% /0.75% GBP 21/SEP/2052	—	—
	OVERNIGHT INDEX SWAP	OIS SONIA +0% /0.75% GBP 21/SEP/2052	—	—
	OVERNIGHT INDEX SWAP	OIS SONIA +0% /0.75% GBP 21/SEP/2052	—	—
	OVERNIGHT INDEX SWAP	OIS SONIA +0% /0.75% GBP 21/SEP/2052	—	—

SECURITIES SOLD SHORT:
	FEDERAL NATIONAL MORTG	2.000% 06/25/2051 4,700,000	4,748,125	(4,748,992)
	FEDERAL NATIONAL MORTG	2.000% 09/25/2052 3,500,000	3,543,742	(3,551,770)
	TBA GNMA2 SINGLE FAMILY 30YR	2.500% 12/15/2052 300,000	307,969	(307,969)
	TBA GNMA2 SINGLE FAMILY 30YR	2.500% 05/15/2052 6,000,000	6,244,688	(6,244,688)
	TBA GNMA2 SINGLE FAMILY 30YR	4.000% 10/15/2050 700,000	742,629	(743,012)
	TBA GNMA2 SINGLE FAMILY 30YR	4.000% 02/15/2052 700,000	747,305	(748,535)
	TBA GNMA2 SINGLE FAMILY 30YR	4.000% 03/15/2052 700,000	749,902	(748,262)
	TBA GNMA2 SINGLE FAMILY 30YR	4.000% 04/15/2052 700,000	749,191	(745,664)
	TBA GNMA2 SINGLE FAMILY 30YR	4.000% 05/15/2052 700,000	747,031	(740,852)

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER:002 - EIN# 13/4994650
SCHEDULE OF ASSETS (BOTH ACQUIRED AND DISPOSED OF WITHIN THE PLAN YEAR)
YEAR ENDED DECEMBER 31, 2021
(IRS FORM 5500 - SCHEDULE H - PART IV - LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COSTS OF ACQUISITIONS	PROCEEDS OF DISPOSITION
SECURITIES SOLD SHORT (CONTINUED):
	TBA GNMA2 SINGLE FAMILY 30YR	4.000% 06/15/2051 1,400,000	1,483,070	(1,482,523)
	TBA GNMA2 SINGLE FAMILY 30YR	4.000% 07/15/2052 700,000	742,766	(735,984)
	TBA GNMA2 SINGLE FAMILY 30YR	4.000% 08/15/2052 700,000	737,188	(735,656)
	TBA GNMA2 SINGLE FAMILY 30YR	4.000% 09/15/2052 700,000	736,531	(742,027)
	TBA UMBS SINGLE FAMILY 30YR	1.500% 03/25/2052 525,000	512,879	(513,688)
	TBA UMBS SINGLE FAMILY 30YR	1.500% 04/25/2052 500,000	483,633	(483,633)
	TBA UMBS SINGLE FAMILY 30YR	1.500% 05/25/2052 1,100,000	1,068,922	(1,069,664)
	TBA UMBS SINGLE FAMILY 30YR	2.000% 01/25/2052 6,900,000	7,162,902	(7,161,773)
	TBA UMBS SINGLE FAMILY 30YR	2.000% 10/25/2052 3,900,000	3,930,656	(3,916,672)
	TBA UMBS SINGLE FAMILY 30YR	2.000% 11/25/2052 6,000,000	6,011,738	(5,990,498)
	TBA UMBS SINGLE FAMILY 30YR	2.000% 12/25/2052 2,600,000	2,593,156	(2,592,867)
	TBA UMBS SINGLE FAMILY 30YR	2.000% 03/25/2052 10,561,000	10,663,999	(10,671,972)
	TBA UMBS SINGLE FAMILY 30YR	2.000% 04/25/2052 3,300,000	3,304,602	(3,296,680)
	TBA UMBS SINGLE FAMILY 30YR	2.000% 05/25/2051 2,400,000	2,421,891	(2,431,875)
	TBA UMBS SINGLE FAMILY 30YR	2.000% 07/25/2052 2,900,000	2,934,606	(2,937,535)
	TBA UMBS SINGLE FAMILY 30YR	2.000% 08/25/2052 2,400,000	2,447,438	(2,448,203)
	TBA UMBS SINGLE FAMILY 30YR	2.500% 11/25/2051 700,000	718,922	(718,922)
	TBA UMBS SINGLE FAMILY 30YR	2.500% 02/25/2052 4,723,000	4,976,869	(4,976,869)
	TBA UMBS SINGLE FAMILY 30YR	2.500% 03/25/2052 17,750,000	18,422,559	(18,422,559)
	TBA UMBS SINGLE FAMILY 30YR	2.500% 04/25/2052 4,340,000	4,453,925	(4,453,925)
	TBA UMBS SINGLE FAMILY 30YR	2.500% 05/25/2051 6,780,000	7,041,666	(7,041,666)
	TBA UMBS SINGLE FAMILY 30YR	2.500% 07/25/2052 5,000,000	5,168,750	(5,168,750)
	TBA UMBS SINGLE FAMILY 30YR	2.500% 08/25/2052 17,630,000	18,281,086	(18,178,580)
	TBA UMBS SINGLE FAMILY 30YR	2.500% 09/25/2051 500,000	518,438	(518,340)
	TBA UMBS SINGLE FAMILY 30YR	3.000% 10/25/2050 40,900,000	42,829,969	(42,829,969)
	TBA UMBS SINGLE FAMILY 30YR	3.000% 02/25/2052 35,900,000	37,787,625	(37,787,625)
	TBA UMBS SINGLE FAMILY 30YR	3.000% 03/25/2052 11,300,000	11,838,000	(11,838,000)
	TBA UMBS SINGLE FAMILY 30YR	3.000% 05/25/2052 10,000,000	10,467,188	(10,467,188)
	TBA UMBS SINGLE FAMILY 30YR	3.000% 07/25/2052 5,000,000	5,208,594	(5,208,594)
	TBA UMBS SINGLE FAMILY 30YR	3.000% 08/25/2052 40,900,000	42,890,680	(42,890,680)
	TBA UMBS SINGLE FAMILY 30YR	3.500% 01/25/2052 5,200,000	5,495,750	(5,495,750)
	TBA UMBS SINGLE FAMILY 30YR	3.500% 02/25/2051 16,899,000	17,953,867	(17,953,867)
	TBA UMBS SINGLE FAMILY 30YR	3.500% 03/25/2050 37,399,000	39,660,641	(39,678,688)
	TBA UMBS SINGLE FAMILY 30YR	3.500% 05/25/2052 30,800,000	32,725,000	(32,725,000)
	TBA UMBS SINGLE FAMILY 30YR	3.500% 06/25/2051 30,800,000	32,556,563	(32,556,563)
	TBA UMBS SINGLE FAMILY 30YR	3.500% 08/25/2052 25,750,000	27,303,047	(27,303,047)
	TBA UMBS SINGLE FAMILY 30YR	4.000% 01/25/2050 4,743,000	5,063,902	(5,063,902)
	TBA UMBS SINGLE FAMILY 30YR	4.000% 05/25/2052 9,000	9,631	(9,631)
	TBA UMBS SINGLE FAMILY 30YR	4.000% 06/25/2050 2,969,000	3,174,364	(3,174,373)
	TBA UMBS SINGLE FAMILY 30YR	4.000% 07/25/2052 520,000	553,759	(553,759)
	TBA UMBS SINGLE FAMILY 30YR	3.000% 01/25/2050	—	—

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER:002 – EIN# 13/4994650
SCHEDULE OF LOANS OR FIXED INCOME OBLIGATIONS IN DEFAULT OR CLASSIFIED AS UNCOLLECTIBLE
AS OF DECEMBER 31, 2021
(IRS FORM 5500 – SCHEDULE G – PART I)

(A)	(B)	(C)	(D)	(E)	(F)	(G)	(H)	(I)
			AMOUNT RECEIVED DURING THE YEAR				AMOUNT OVERDUE
	IDENTITY AND ADDRESS OF OBLIGOR	ORIGINAL AMOUNT OF LOAN	PRINCIPAL	INTEREST	UNPAID BALANCE AT END OF YEAR	DETAILED DESCRIPTION OF LOAN, INCLUDING DATES OF MAKING AND MATURITY, INTEREST RATE, THE TYPE AND VALUE OF COLLATERAL, ANY RENEGOTIATION OF THE LOAN AND THE TERMS OF THE RENEGOTIATION, AND OTHER MATERIAL ITEMS	PRINCIPAL	INTEREST
	LEHMAN BROTHERS HDGS 1271 AVE OF THE AMERICAS, NEW YORK, NY 10020	210,000	163	—	210,000	ESC LEHMAN BRTH HLD 5.250% 06/FEB/2012. ISSUE DATE: 01/12/2007	210,000	—
	LEHMAN BROTHERS HDGS 1271 AVE OF THE AMERICAS, NEW YORK, NY 10020	340,000	270	—	340,000	LEH.BROS.HOLD.INC. 6.2% BDS 26/SEP/2014 USD. ISSUE DATE: 09/26/2007	340,000	—

JPMORGAN CHASE 401(k) SAVINGS PLAN

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JPMorgan Chase 401(k) Savings Plan
(Registrant)

By:	/s/ Elena Korablina
Elena Korablina

Managing Director and Firmwide Controller
(Principal Accounting Officer)
JPMorgan Chase & Co.

Date: June 22, 2022

JPMORGAN CHASE 401(k) SAVINGS PLAN

INDEX TO EXHIBIT

Exhibit No.	Description of Exhibit	Page at which located

23	Consent of Independent Registered Public Accounting Firm	100